Exhibit 99.3

THIS DOCUMENT IS IMPORTANT AND REQUIRES YOUR IMMEDIATE ATTENTION. If you are in any doubt about this Offer or the action you should take, you are recommended to seek your own personal financial advice immediately from a stockbroker, bank manager, solicitor, accountant or other independent financial adviser duly authorised under the Financial Services and Markets Act 2000 if you are in the United Kingdom or, if not, from another appropriately authorised independent professional adviser.

If you have sold or otherwise transferred all your Eyretel Shares, please send this document and the accompanying Form of Acceptance and reply-paid envelope at once to the purchaser or transferee, or to the stockbroker, bank or other agent through whom the sale or transfer was effected, for transmission to the purchaser or transferee. HOWEVER, SUCH DOCUMENTS SHOULD NOT BE FORWARDED OR TRANSMITTED IN OR INTO AUSTRALIA, CANADA OR JAPAN.

Goldman Sachs International is acting for Witness Systems and no-one else and will not be responsible to anyone other than Witness Systems for providing the protection afforded to clients of Goldman Sachs International nor for providing advice in relation to the Offer.

UBS Warburg is acting for Eyretel and no-one else and will not be responsible to anyone other than Eyretel for providing the protection afforded to clients of UBS Warburg nor for providing advice in relation to the Offer.

THIS DOCUMENT SHOULD BE READ IN CONJUNCTION WITH THE ACCOMPANYING FORM OF ACCEPTANCE.
--------------------------------------------------------------------------------

                             RECOMMENDED CASH OFFER

                                       by

                           GOLDMAN SACHS INTERNATIONAL

                                  on behalf of

                              WITNESS SYSTEMS, INC.

                           AND (IN THE UNITED STATES)

                                       by

                              WITNESS SYSTEMS, INC.

                                       for

                                   EYRETEL PLC
--------------------------------------------------------------------------------

A LETTER OF RECOMMENDATION FROM THE CHAIRMAN OF EYRETEL IS SET OUT ON PAGES 3 TO 5 OF THIS DOCUMENT EXPLAINING WHY THE DIRECTORS OF EYRETEL (OTHER THAN NICK DISCOMBE, WHO BY VIRTUE OF HIS CONTINUING ROLE IN THE ENLARGED GROUP ABSTAINED) ARE UNANIMOUSLY RECOMMENDING ACCEPTANCE OF THE OFFER.

THE PROCEDURE FOR ACCEPTANCE OF THE OFFER IS SET OUT ON PAGES 11 TO 13 OF THIS DOCUMENT AND IN THE ACCOMPANYING FORM OF ACCEPTANCE. TO ACCEPT THE OFFER, THE FORM OF ACCEPTANCE MUST BE COMPLETED AND RETURNED (WHETHER OR NOT YOUR EYRETEL SHARES ARE HELD IN CREST) AS SOON AS POSSIBLE AND IN ANY EVENT SO AS TO BE RECEIVED BY CAPITA IRG PLC AT CORPORATE ACTIONS, PO BOX 166, THE REGISTRY, 34 BECKENHAM ROAD, BECKENHAM, KENT BR3 4TH NO LATER THAN 3.00 P.M. (LONDON TIME) ON 21 MARCH 2003.

The availability of the Offer to Eyretel Shareholders who are not resident in the United Kingdom and the United States may be affected by the laws of the relevant jurisdictions in which they are located. Eyretel Shareholders who are not resident in the United Kingdom and the United States should inform themselves about and observe any applicable legal or regulatory requirements in their jurisdiction.

This Offer is not being made directly or indirectly, in or into and is not capable of acceptance in or from Australia, Canada or Japan. Accordingly, neither this document nor the accompanying Form of Acceptance are being, and they must not be, mailed or otherwise distributed or sent in, into or from Australia, Canada or Japan unless Witness Systems, in its sole discretion, determines otherwise. All persons, including custodians, nominees and trustees should observe these restrictions and should not send or distribute this document and the accompanying Form of Acceptance in or into Australia, Canada or Japan. Doing so may render invalid any purported acceptance of the Offer. Any persons (including nominees, trustees and custodians) who may have a legal or contractual obligation to forward this document and the accompanying documents to any jurisdiction outside the United Kingdom and United States should read paragraph 8 of Part B and paragraph (b) of Part C of Appendix 1 to this document before doing so.

INFORMATION FOR U.S. RECIPIENTS

The Offer is being made for the securities of a non-US company. The Offer is subject to disclosure requirements of the laws of the United Kingdom. These disclosure requirements are different from those of the United States. Any financial statements included or incorporated in this offer document may have been prepared in accordance with non-US accounting standards that may not be comparable to the financial statements of US companies.

YOU SHOULD BE AWARE THAT WITNESS SYSTEMS MAY PURCHASE SHARES OF EYRETEL OTHERWISE THAN UNDER THE OFFER, SUCH AS IN OPEN MARKET OR PRIVATELY NEGOTIATED PURCHASES.

Witness Systems plans to furnish copies of the principal Offer materials, which will contain information about Eyretel and the Offer, to the Securities and Exchange Commission under cover of Form CB. Investors and securities holders are urged to read these materials carefully when they become available. These materials will contain important information relating to Eyretel, the Offer, Witness Systems and related matters. US holders can obtain free copies of the principal offer materials by directing a request to Witness Systems by mail at 300 Colonial Center Parkway, Roswell, Georgia 30076, United States of America or telephone (call collect) on +1 770 754 1900. Copies of these materials will also be available on Eyretel's website www.eyretel.com.

          CONTENTS

                                                                            PAGE
        LETTER OF RECOMMENDATION FROM THE CHAIRMAN OF
          EYRETEL............................................................  3
        LETTER FROM GOLDMAN SACHS INTERNATIONAL..............................  6
        APPENDIX 1 CONDITIONS AND FURTHER TERMS OF THE
          OFFER.............................................................. 16
        A.     Conditions of the Offer....................................... 16
        B.     Further terms of the Offer.................................... 21
        C.     Form of Acceptance............................................ 28
        APPENDIX 2 FINANCIAL INFORMATION ON WITNESS SYSTEMS.................. 32
        APPENDIX 3 FINANCIAL INFORMATION ON EYRETEL.......................... 50
        APPENDIX 4 ADDITIONAL INFORMATION.................................... 67
        1.     Responsibility................................................ 67
        2.     Directors of Witness Systems and Eyretel...................... 67
        3.     Irrevocable Undertakings...................................... 68
        4.     Interests in shares........................................... 68
        5.     Dealings in Eyretel Shares.................................... 70
        6.     Redemption or purchase........................................ 71
        7.     Market quotations............................................. 71
        8.     Material contracts............................................ 71
        9.     Directors' service contracts.................................. 72
        10.    Bases of calculations and sources of information.............. 76
        11.    General....................................................... 76
        12.    Documents available for inspection............................ 77
        APPENDIX 5 DEFINITIONS............................................... 78

              LETTER OF RECOMMENDATION FROM THE CHAIRMAN OF EYRETEL

                                 EYRETEL
       (incorporated in England and Wales with registered number 2563800)

                                                              Registered office:
                                                                   King's Court
                                                                 Kingston Road
                                                                   Leatherhead
                                                                Surrey KT22 7SL
                                                                 United Kingdom

                                                             28 February 2003

To Eyretel Shareholders and, for information only, to participants in the Eyretel Share Option Schemes

Dear Shareholder,

RECOMMENDED CASH OFFER BY WITNESS SYSTEMS FOR EYRETEL

INTRODUCTION

On 26 February 2003, your Board announced that it had reached agreement with the board of Witness Systems on the terms of a recommended cash offer, to be made by Goldman Sachs International on behalf of Witness Systems and, in the United States, to be made by Witness Systems, for the entire issued and to be issued share capital of Eyretel. I am now writing to you to explain the background to the Offer and to explain the reasons why the Directors of Eyretel, who have been so advised by UBS Warburg, consider the terms of the offer to be fair and reasonable and, with the exception of Nick Discombe who by virtue of his continuing role in the enlarged Group has abstained, unanimously recommend that you accept the Offer.

The terms and conditions of the Offer are set out in the letter from Goldman Sachs International on pages 6 to 15 and in Appendix 1 to this document and in the accompanying Form of Acceptance.

TERMS OF THE OFFER

The Offer is being made on the following basis:

     FOR EACH EYRETEL SHARE HELD            25 PENCE IN CASH

The Offer values the whole of the issued and to be issued share capital of Eyretel at approximately (pound)37.4 million and represents a premium of 20.5 per cent. to the closing middle market price per Eyretel Share on 25 February 2003, the last business day prior to the announcement of the Offer and a premium of 150 per cent. to the closing middle market price of 10 pence per Eyretel Share on 20 February 2003, the last business day prior to the announcement by Eyretel relating to a possible offer for Eyretel.

The Eyretel Shares which are the subject of the Offer will be acquired by Witness Systems, fully paid and free from all liens, charges, equitable interests, encumbrances and other interests and together with all rights now or hereafter attaching thereto on or after 28 February 2003, including, without limitation, the right to receive and retain all dividends and other distributions (if any) declared, made or payable on or after 28 February 2003.

BACKGROUND TO AND REASONS FOR THE OFFER

Eyretel has established a strong presence in the global market for voice and data recording, quality monitoring and analysis systems for customer contact environments.

The Board believes that Eyretel would benefit from being part of a larger entity within the contact centre solutions market. The combination of Eyretel and Witness Systems creates an international industry leader with a global platform and critical mass. The enlarged Group would have increased regional strength and depth, combining Eyretel's position in Europe, the Middle East, Africa and Asia Pacific with Witness Systems' position in North America, as well as leveraging a worldwide network of partners.

Eyretel offers a strong international organisation that would be used to distribute and support the enlarged Group's solutions and would provide a significant opportunity for Eyretel's customers to deploy Witness Systems' expanded software suite, such as e-learning management and performance analysis. In addition, the combined operations would benefit from Eyretel's product and services competency in compliance recording.

Nick Discombe, Chief Executive Officer of Eyretel, has agreed to become Chief Operating Officer of the enlarged Group. Daryl Paton and Dr. Christopher Blair have agreed to assist with the integration of the enlarged Group on a transitional basis.

IRREVOCABLES AND HOLDINGS IN EYRETEL SHARES

Witness Systems owns 41,729,329 Eyretel Shares representing approximately 27.9 per cent. of Eyretel's fully diluted issued share capital which it acquired on 26 February 2003. Witness Systems has received irrevocable undertakings to accept the Offer from the Directors of Eyretel, in respect of their entire legal or beneficial holdings, as well as from the trustee of the Eyretel Team Incentive Trust and the trustees of the Eyretel Unapproved Pension Scheme (of which Roger Keenan, a Director of Eyretel, is a member) amounting to, in aggregate, up to 33,080,186 Eyretel Shares and representing up to approximately
22.1 per cent. of Eyretel's fully diluted issued share capital. Witness Systems therefore holds or has received irrevocable undertakings in respect of 74,809,515 Eyretel Shares, in aggregate, representing just over 50.0 per cent. of Eyretel's fully diluted issued ordinary share capital.

CURRENT TRADING AND PROSPECTS

On 19 November 2002, Eyretel made an announcement, which included the following statement:

"We are pleased with the new contracts won during this period, but market conditions remain very difficult with customers delaying the implementation on contact centre upgrades. Whilst visibility remains poor, management will continue to keep a tight control on headcount and costs, with the objective of being cash neutral and achieving profitability in the second half. Group revenues for the second half are expected to be marginally above those of the first half."

The statement regarding management's objective of achieving profitability in the second half amounts to a profit forecast for the purpose of Rule 28 of the City Code. As such it is a requirement of the City Code that this statement should be reported on by the Company's reporting accountants and financial advisers in the terms set out in Rule 28. However, this statement was not intended to be a forecast of profitability for the six months to 31 March 2003 and it is not (and, when made, was not) capable of being reported on to the standard required by Rule 28 of the City Code. This is principally because a very substantial portion of revenue is earned in the last month of the fourth quarter, with a disproportionate effect on earnings in the last half. Shareholders should therefore not place any reliance on this statement in determining the action that they should take.

Eyretel remains confident in its long-term prospects. In the short-term, conditions in Eyretel's markets continue to be very difficult. Eyretel has improved its cash collection in the second half of fiscal year 2003, and its current cash balances have benefited accordingly.

TAXATION

Your attention is drawn to paragraph 14 of the letter from Goldman Sachs International headed "United Kingdom taxation" on page 10 of this document. If you are in any doubt as to your own tax position, you should consult an independent professional adviser.

ACTION TO BE TAKEN

TO ACCEPT THE OFFER, YOU SHOULD ENSURE THAT YOU RETURN YOUR COMPLETED FORM OF ACCEPTANCE IN THE REPLY PAID ENVELOPE AS SOON AS POSSIBLE AND, IN ANY EVENT, SO AS TO BE RECEIVED BY CAPITA IRG, CORPORATE ACTIONS, PO BOX 166, THE REGISTRY, 34

BECKENHAM ROAD, BECKENHAM, KENT BR3 4TH BY NO LATER THAN 3.00 P.M. (LONDON TIME) ON 21 MARCH 2003. YOUR SHARE CERTIFICATE(S), IF YOUR SHARES ARE HELD OUTSIDE CREST, SHOULD BE ENCLOSED WITH YOUR FORM OF ACCEPTANCE.

THE PROCEDURE FOR ACCEPTANCE IS SET OUT ON PAGES 11 TO 13 OF THIS DOCUMENT AND IN THE FORM OF ACCEPTANCE.

RECOMMENDATION

THE DIRECTORS OF EYRETEL, WHO HAVE BEEN SO ADVISED BY UBS WARBURG, ITS FINANCIAL ADVISER, CONSIDER THE TERMS OF THE OFFER TO BE FAIR AND REASONABLE. IN PROVIDING ADVICE TO THE DIRECTORS OF EYRETEL, UBS WARBURG HAS TAKEN INTO ACCOUNT THE COMMERCIAL ASSESSMENTS OF THE DIRECTORS OF EYRETEL.

ACCORDINGLY, THE DIRECTORS OF EYRETEL, WITH THE EXCEPTION OF NICK DISCOMBE WHO BY VIRTUE OF HIS CONTINUING ROLE IN THE ENLARGED GROUP HAS ABSTAINED, UNANIMOUSLY RECOMMEND ALL EYRETEL SHAREHOLDERS TO ACCEPT THE OFFER.

                                Yours faithfully,

                                  /s/ Terry Osborne

                                  Terry Osborne
                                    Chairman

                     LETTER FROM GOLDMAN SACHS INTERNATIONAL
--------------------------------------------------------------------------------
Goldman Sachs International-Peterborough Court-133 Fleet Street-London EC4A 2BB
Tel: 020 7774 1000 -Telex: 94015777 -Cable: GOLDSACHS LONDON
Regulated by The Financial Services Authority
Registered in England No.2263951
                                                           (GOLDMAN SACHS LOGO)
--------------------------------------------------------------------------------
                                                               28 February 2003

To Eyretel Shareholders and, for information only, to participants in the Eyretel Share Option Schemes

Dear Shareholder,

RECOMMENDED CASH OFFER FOR EYRETEL BY WITNESS SYSTEMS

1. INTRODUCTION

The Boards of Witness Systems and Eyretel announced on 26 February 2003 that they had agreed the terms of a recommended cash offer, to be made by Goldman Sachs International on behalf of Witness Systems and, in the United States, to be made by Witness Systems, for the whole of the issued and to be issued ordinary share capital of Eyretel. This letter sets out the formal Offer. A Form of Acceptance and a reply paid envelope to be used for the purpose of accepting the Offer are enclosed.

PLEASE READ CAREFULLY PARAGRAPH 15 BELOW WHICH SETS OUT THE PROCEDURE FOR ACCEPTING THE OFFER. YOUR ATTENTION IS DRAWN IN PARTICULAR TO THE CONDITIONS AND FURTHER TERMS OF THE OFFER SET OUT IN APPENDIX 1 AND IN THE FORM OF ACCEPTANCE WHICH ACCOMPANIES THIS DOCUMENT.

TO ACCEPT THE OFFER YOU SHOULD COMPLETE AND RETURN THE FORM OF ACCEPTANCE AS SOON AS POSSIBLE AND, IN ANY EVENT, SO AS TO BE RECEIVED BY NO LATER THAN 3.00 P.M. (LONDON TIME) ON 21 MARCH 2003.

2. THE OFFER

On behalf of Witness Systems, Goldman Sachs hereby offers to acquire and, in the United States, Witness Systems hereby offers to acquire, on the terms and subject to the conditions set out in Appendix 1 to this document, all of the issued and to be issued Eyretel Shares on the following basis:

          FOR EACH EYRETEL SHARE HELD                 25 PENCE IN CASH

The Offer represents a premium of 20.5 per cent. to the closing mid-market price of an Eyretel Share on 25 February 2003, the last business day prior to the announcement of the Offer, and a premium of 150 per cent. to the closing mid-market price of an Eyretel Share on 20 February 2003, being the last business day before the announcement by Eyretel relating to a possible offer for the Company.

The Offer values the existing issued ordinary share capital of Eyretel at approximately (pound)37.4 million.

The Offer extends to any further Eyretel Shares issued or unconditionally allotted and fully paid on the date of the Offer together with any Eyretel Shares which are unconditionally allotted or issued and fully paid prior to the date on which the Offer closes (or by such earlier date as Witness Systems may, subject to the City Code, decide, not being earlier than the date on which the Offer becomes or is declared unconditional in all respects or, if later, the first closing date of the Offer) including any Eyretel Shares which are so unconditionally allotted or issued and fully paid pursuant to the exercise of options issued under the Eyretel Share Option Schemes.

Eyretel Shares will be acquired by Witness Systems pursuant to the Offer fully paid and free from all liens, equitable interests, charges, encumbrances, rights of pre-emption and other third party rights and interests of any nature whatsoever and together with all rights attaching thereto on or after 28 February 2003, including the right to receive and retain all dividends, interests and other distributions (if any), declared, made or payable on or after 28 February 2003.

3. RECOMMENDATION

Your attention is drawn to the letter of recommendation from the Chairman of Eyretel, on behalf of the Eyretel Directors, on pages 3 to 5 of this document which states that the Eyretel Directors, who have been so advised by UBS Warburg, consider the terms of the Offer to be fair and reasonable. Accordingly, the Eyretel Directors, with the exception of Nick Discombe who, by virtue of his continuing role in the enlarged Group has abstained, are unanimously recommending Eyretel Shareholders to accept the Offer, as the Eyretel Directors who own Eyretel Shares have irrevocably undertaken to do in respect of their own shareholdings. In providing advice to the Eyretel Directors, UBS Warburg has taken into account the commercial assessments of the Eyretel Directors.

4. IRREVOCABLE UNDERTAKINGS AND HOLDINGS IN EYRETEL SHARES

Witness Systems has received irrevocable undertakings to accept the Offer from the Directors of Eyretel in respect of their entire legal and beneficial holdings, amounting to, in aggregate, 394,051 Eyretel Shares, representing approximately 0.3 per cent. of Eyretel's fully diluted issued ordinary share capital and any further Eyretel Shares in which they become interested. Witness Systems has also received an irrevocable undertaking to accept the Offer from Cormac Murnion and Simon Emblin as trustees of the Eyretel Limited Unapproved Pension Scheme (of which Roger Keenan, a director of Eyretel, is a member) in respect of 20,781,600 Eyretel Shares, representing approximately 13.9 per cent. of Eyretel's fully diluted issued ordinary share capital. The above undertakings will cease to be binding only if the Offer lapses or is withdrawn.

Witness Systems has also received an irrevocable undertaking from RBC Trustees (Guernsey) Limited to accept the Offer in respect of 11,904,535 Eyretel Shares (other than any such Eyretel Shares which may be transferred pursuant to awards under the Eyretel PLC Award Plan as referred to in paragraph 10 of this letter which awards will not exceed, in aggregate, 3,461,432 Eyretel Shares), which it holds as trustee of the Eyretel Team Incentive Trust, representing, in aggregate, approximately 8.0 per cent. of Eyretel's fully diluted issued ordinary share capital. This undertaking will cease to be binding if the Offer lapses or is withdrawn or a competing offer is announced with a value which is 10 per cent. or more above the value of the Offer.

Accordingly, Witness Systems has received irrevocable undertakings in respect of, in aggregate, up to 33,080,186 Eyretel Shares, representing up to approximately 22.1 per cent. of Eyretel's fully diluted issued ordinary share capital.

Witness Systems owns 41,729,329 Eyretel Shares, representing approximately 27.9 per cent. of Eyretel's fully diluted issued ordinary share capital, which it acquired on 26 February 2003. Witness Systems therefore holds or has received irrevocable undertakings in respect of 74,809,515 Eyretel Shares, representing just over 50.0 per cent. of Eyretel's fully diluted issued ordinary share capital.

5. FINANCING

Witness Systems will fund the aggregate cash consideration payable under the Offer out of its existing cash resources.

6. BACKGROUND TO AND REASONS FOR THE OFFER

Witness Systems provides global enterprises with an integrated performance optimisation software suite designed to help capture customer intelligence and optimise workforce performance. The Directors of Witness Systems believe that the acquisition of Eyretel would allow Witness Systems to extend and strengthen its position. In particular:

o the acquisition would create the market leader in the global contact centre recording market, including both quality and compliance. Contact centre recording, or quality monitoring, represented 48 per cent. of the overall workforce optimisation market in 2001*. Witness Systems also provides applications for the contact centre e-learning management and performance analysis segments, which represented a further 22 per cent. of the workforce optimisation market. Owing to the complementary nature of its products, the enlarged Group would have broader cross-selling opportunities.

---------------------
* Source: Datamonitor

o the enlarged Group would have increased regional strength and depth, combining Eyretel's position in Europe, the Middle East, Africa and Asia Pacific with Witness Systems' position in North America, as well as leveraging a worldwide network of partners.

o Eyretel offers a strong international organisation that would be used to distribute and support the enlarged Group's solutions and would provide a significant opportunity for Eyretel's customers to deploy Witness Systems' expanded software suite, such as e-learning management and performance analysis. In addition, the combined operations would benefit from Eyretel's product and services competency in compliance recording.

7. FINANCIAL EFFECTS AND MERGER BENEFITS

The Directors of Witness Systems believe that, at an offer price of 25 pence per Eyretel Share, the acquisition of Eyretel will create value for Witness Systems' shareholders and do not expect the acquisition to be dilutive to core earnings in 2003.*

The Directors of Witness Systems believe that Witness Systems will achieve operating synergies from the elimination of duplicate infrastructures and parallel development efforts as well as economies of scale from the enlarged Group. While it is difficult to predict the acquisition's initial impact on revenue, the Directors of Witness Systems believe the cost synergies will offset any possible revenue loss by the end of 2003.**

Following the Offer becoming or being declared unconditional in all respects, Witness Systems intends to take steps (including those referred to in paragraph
13) to enable the cash balances of the Eyretel Group to be made available for the purposes of the enlarged Group.

8. INFORMATION RELATING TO WITNESS SYSTEMS

Witness Systems provides the contact centre industry with an integrated performance optimisation software suite to help global enterprises capture customer intelligence and optimise workforce performance. Comprising business-driven multimedia customer interaction recording, performance analysis and e-learning management applications, Witness Systems' eQuality(R) suite is designed to enhance the quality of customer interactions across multiple communication channels -- including the telephone, e-mail and the Web. Through its browser-based enterprise collaboration architecture, Witness Systems' eQuality suite serves as an integrated, closed-loop performance optimisation solution that enables companies to record, evaluate, analyse and learn from customer contacts to generate additional revenue, develop staff, and achieve greater customer retention and loyalty. The company provides customer interaction recording solutions for capturing and evaluating agent-customer interactions taking place via voice collaborative chat and e-mail, as well as customer self-service via the Web.

Witness Systems derives its revenue from licensing its software and providing related services. Witness Systems' customers come primarily from the outsourcing, banking, telecommunications, utilities, insurance, financial services, manufacturing and travel industries. Witness Systems is headquartered in Roswell, Georgia, USA and employed 310 full-time employees as at the end of January 2003.

For the unaudited year ended 31 December 2002, Witness Systems reported revenue of US$67.7 million, compared with US$62.5 million for the audited year ended 31 December 2001. Net income for the unaudited year ended 31 December 2002 was US$48,000, compared with a net loss of US$5.2 million for the audited year ended 31 December 2001. Net assets for the unaudited year ended 31 December 2002 were US$65.1 million, compared with US$66.1 million for the audited year ended 31 December 2001.

9. INFORMATION RELATING TO EYRETEL

Eyretel is a global provider of voice and data recording, quality monitoring and analysis systems that enhance customer experience management (CEM) activities in contact centres. Eyretel's software is used to improve productivity in call centres by allowing management to identify trends in recorded customer contacts


___________________
* This statement regarding earnings enhancement is not a profit forecast and should not be interpreted to mean that the earnings per share of Witness Systems for the current or future years will necessarily match or exceed the historical published earnings per share of Witness Systems or Eyretel.

** These statements of cost savings and one-off costs for achieving them relate to future actions and circumstances which, by their nature, involve risks, uncertainties and other factors. Because of this, the cost savings referred to may not be achieved, or such savings as are achieved could be materially different from those estimated.

that can then be acted upon to improve customer service to raise efficiency. The software enables customers to record 100 per cent. of all voice or data interactions and then use a variety of analysis tools to identify patterns and trends in these interactions.

Eyretel serves a worldwide set of clients from a variety of industries, from financial to government and from energy to leisure, and, as at 31 March 2002, supported more than 600 enterprise customers worldwide.

Eyretel is headquartered in Leatherhead, Surrey, UK and currently employs 311 full-time employees in the Americas, Asia Pacific, Europe, the Middle East and Africa.

For the audited year ended 31 March 2002, Eyretel reported turnover of (pound)50.0 million, a retained profit of (pound)0.7 million and, as at 31 March 2002, had net assets of (pound)46.8 million. For the unaudited six months to 30 September 2002, Eyretel reported turnover of (pound)21.4 million and a retained loss of (pound)5.4 million, and, as at 30 September 2002, had net assets of (pound)40.0 million.

Eyretel remains confident in its long-term prospects. In the short-term, conditions in Eyretel's markets continue to be very difficult. Eyretel has improved its cash collection in the second half of fiscal year 2003, and its current cash balances have benefited accordingly.

10. MANAGEMENT, DIRECTORS AND EMPLOYEES

Witness Systems attaches great importance to the skills and experience of the existing management and employees of Eyretel. Nick Discombe, Chief Executive Officer of Eyretel, has agreed to become Chief Operating Officer of the enlarged Group, subject, inter alia, to the Offer becoming or being declared unconditional in all respects. Daryl Paton and Dr. Chris Blair have also agreed to assist with the integration of the enlarged Group on a transitional basis. Witness Systems intends to review personnel requirements as part of its integration planning following the Offer becoming or being declared unconditional in all respects. Witness Systems has given assurances to the Board of Eyretel that the existing rights of employees of Eyretel will be fully safeguarded.

In recognition of his commitment to work for Witness Systems to ensure the smooth integration of Witness Systems and Eyretel, and subject to a successful conclusion of the Offer, Witness Systems has agreed to pay Nick Discombe the amount of (pound)1.0 million (in addition to the salary and benefits payable to him in his role as Chief Operating Officer of the enlarged Group and the payment referred to in the following paragraphs), such amount to be payable as to (pound)400,000, on the first anniversary of Witness Systems acquiring more than 75 per cent. of the voting rights in Eyretel and the Offer becoming or being declared unconditional in all respects; and as to (pound)600,000, on the second anniversary of Witness Systems acquiring more than 75 per cent. of the voting rights in Eyretel and the Offer becoming or being declared unconditional in all respects. Any part of such amount which has not been paid will become immediately payable in full on: (a) the date on which a change of control of Witness Systems takes place; (b) the date on which Nick Discombe is dismissed from his position as Chief Operating Officer of Witness Systems other than for gross misconduct; (c) the date on which he resigns from Witness Systems for good reason (including a reduction in base salary, material reduction in function, duties or responsibility or any material breach by Witness Systems); or (d) the date on which his employment terminates as a result of his death or incapacity. No such amount shall be paid if Nick Discombe resigns from Witness Systems other than for good reason or if his employment is terminated by Witness Systems for gross misconduct. Further details of these arrangements are set out in paragraph 9 of Appendix 4 to this document.

Subject to the Offer becoming or being declared unconditional in all respects, the engagements of Sir Michael Bett and Richard Measelle with Eyretel will be terminated by Eyretel.

The service agreements for each of the Directors of Eyretel (other than Sir Michael Bett and Richard Measelle) contain change of control provisions under which they will be entitled to receive cash payments in an aggregate amount not exceeding approximately (pound)865,000 upon, inter alia, the Offer becoming or being declared unconditional in all respects and Eyretel Shares carrying more than 75 per cent. of the voting rights in Eyretel being acquired by Witness Systems and subject to each Director giving one month's notice of termination of his service agreement within three months after such event. Immediately following the announcement of the Offer on 26 February 2003, Eyretel approached each of these Directors to obtain their agreement to waive the cash payment due to them under the change of control provisions in their service agreements. Each Director's waiver was conditional upon the relevant Director being granted an award under the Eyretel PLC Award Plan over that number of Eyretel Shares whose market value by reference to the Offer price would be equal to the amount of the cash payment to which the Director would otherwise be entitled under his service agreement. Such grants were made under the Eyretel PLC Award Plan on 26 February 2003.

Roger Keenan and Terry Osborne will terminate their respective service agreements shortly after the Offer becomes or is declared unconditional in all respects. Nick Discombe, Daryl Paton and Dr Christopher Blair have agreed heads of terms for their ongoing employment with the Witness Systems Group, further details of which are set out in paragraph 9 of Appendix 4 to this document.

Further details of the existing service contracts of the Directors of Eyretel are set out in paragraph 9 of Appendix 4 to this document.

11. EYRETEL SHARE OPTION SCHEMES

Following the Offer becoming or being declared unconditional as to acceptances, Witness Systems intends to review the incentive arrangements for employees of Eyretel including consideration of the grant of options, where appropriate. However, in light of the status of existing options over Eyretel Shares, Witness Systems does not propose to make any proposals to the holders of such options in connection with the Offer.

12. INDUCEMENT FEE

Witness Systems and Eyretel have entered into an agreement under which Eyretel has agreed to pay Witness Systems an amount in cash equal to (pound)374,048 if
(a) any person (other than Witness Systems or any of its associates): (i) completes an offer within the definition of the City Code which results in a person other than Witness Systems or any of its associates holding more than 30 per cent. of the Eyretel Shares and the number of valid acceptances of the Offer which are received (and not, where permitted, withdrawn) by the final day and time on which the Offer may become or be declared by Witness Systems to be unconditional as to acceptances pursuant to Rule 31.6 (a) of the City Code does not represent Eyretel Shares carrying in aggregate more than 50 per cent. of the voting rights then normally exercisable at a general meeting of Eyretel; or (ii) completes the acquisition of all or a substantial part of the business or assets of the Eyretel Group; or (b) a majority of the board of Directors of Eyretel, or any duly authorised committee thereof, shall have withdrawn its approval or recommendation of the Offer or approves or recommends a transaction of the type referred to in paragraph (a) above.

The agreement also contains provisions requiring Eyretel's business to be conducted in the ordinary course and in a prudent manner during the Offer and restricting the solicitation by Eyretel of alternative transactions.

13. COMPULSORY ACQUISITION AND CANCELLATION OF LISTING AND RE-REGISTRATION

If sufficient acceptances of the Offer are received or Eyretel Shares are otherwise acquired, Witness Systems intends to use the procedures set out in sections 428 to 430F (inclusive) of the Companies Act to acquire compulsorily any remaining Eyretel Shares following the Offer becoming or being declared unconditional in all respects. It is also proposed that Eyretel be re-registered as a private company under the relevant provisions of the Companies Act in due course.

Following the Offer becoming or being declared unconditional in all respects, Witness Systems intends to procure the making of an application by Eyretel to the UK Listing Authority for the cancellation of the listing of Eyretel Shares on the Official List of the UK Listing Authority and for the cancellation of trading of Eyretel Shares on the London Stock Exchange's principal market for listed securities. It is anticipated that, subject to any applicable requirements of the UK Listing Authority, cancellation of listing and trading will take effect no earlier than 20 business days after the Offer becomes or is declared unconditional in all respects or after the first date of issue of the compulsory acquisition notices under Section 429 of the Act, as appropriate.

The cancellation of the listing of Eyretel Shares will significantly reduce the liquidity and marketability of any Eyretel Shares not assented to the Offer and their value may be affected in consequence.

14. UNITED KINGDOM TAXATION

The following statements are intended as a general guide only to the position under current United Kingdom legislation and what is understood to be Inland

Revenue practice as at the date of this document and relate only to certain limited aspects of the United Kingdom taxation position of Eyretel Shareholders who are the beneficial owners of their shares, who are resident or ordinarily resident in the United Kingdom for tax purposes and who hold their Eyretel Shares as an investment (otherwise than under an individual savings account or personal equity plan). Shareholders who are in any doubt about their taxation position, or who are resident or otherwise subject to taxation in a jurisdiction outside the United Kingdom, should consult their own professional advisers immediately.

(a) TAXATION OF CAPITAL GAINS

Liability to United Kingdom taxation on chargeable gains ("CGT") will depend on the individual circumstances of Eyretel Shareholders.

The receipt of cash by an Eyretel Shareholder will constitute a disposal, or part disposal, of his Eyretel Shares for CGT purposes. Such a disposal, or part disposal, may, depending on the Eyretel Shareholder's individual circumstances (including the availability of exemptions and allowable losses), give rise to a liability to CGT.

Any chargeable gain or allowable loss arising on a disposal of Eyretel Shares will be calculated taking into account the allowable original cost to the holder of acquiring his Eyretel Shares, and (when calculating a chargeable gain but not an allowable loss), for corporate shareholders, indexation allowance on that cost; and for non-corporate shareholders, the indexation allowance will be applied until April 1998 with taper relief applying thereafter until disposal, depending on the number of complete tax years for which the Eyretel Shares have been held.

(b) EYRETEL SHARE OPTION SCHEMES

Special tax provisions may apply to Eyretel Shareholders who have acquired or acquire their Eyretel Shares by exercising options under the Eyretel Share Option Schemes, including provisions imposing a charge to income tax on the exercise of options.

(c) STAMP DUTY AND STAMP DUTY RESERVE TAX ("SDRT")

No stamp duty or SDRT will be payable by Eyretel Shareholders as a result of accepting the Offer or by Eyretel Shareholders selling or transferring Eyretel Shares.

15. PROCEDURE FOR ACCEPTANCE OF THE OFFER

This section should be read in conjunction with the notes on the Form of Acceptance.

(a) To accept the Offer you must complete Box 1, Box 3 and Box 7 and, if appropriate, Box 4, Box 5 and/or Box 6, and sign Box 2 of the enclosed Form of Acceptance in the presence of a witness, who should also sign in accordance with the instructions printed thereon whether or not your Eyretel Shares are in CREST. THE COMPLETED FORM OF ACCEPTANCE (TOGETHER, IF YOUR EYRETEL SHARES ARE IN CERTIFICATED FORM, WITH YOUR SHARE CERTIFICATES FOR YOUR EYRETEL SHARES AND/OR OTHER DOCUMENTS OF TITLE) SHOULD BE RETURNED BY POST OR BY HAND TO CAPITA IRG, CORPORATE ACTIONS, PO BOX 166, THE REGISTRY, 34 BECKENHAM ROAD, BECKENHAM, KENT BR3 4TH AS SOON AS POSSIBLE BUT IN ANY EVENT SO AS TO BE RECEIVED BY NO LATER THAN 3.00 P.M. (LONDON
     TIME) ON 21 MARCH 2003. A reply paid envelope for use in the United Kingdom is enclosed for your convenience. No acknowledgement of receipt of documents will be given. The instructions printed on the Form of Acceptance shall be deemed to form part of the terms of the Offer.

     You should note that if you hold Eyretel Shares in both certificated and uncertificated form you should complete separate Forms of Acceptance for each holding.

(b) ADDITIONAL PROCEDURES FOR EYRETEL SHARES IN UNCERTIFICATED FORM (THAT IS, IN CREST)

     If your Eyretel Shares are in uncertificated form, you should insert in Box 4 of the enclosed Form of Acceptance the participant ID and member account ID under which such Eyretel Shares are held by you in CREST and otherwise complete and return the Form of Acceptance as described above. In addition, you should take (or procure to be taken) the action set out below to transfer the Eyretel Shares in respect of which you wish to accept the Offer to an escrow balance (that is, send a TTE instruction), specifying Capita IRG (in its capacity as a CREST participant under Capita IRG's participant ID referred to below) as the Escrow Agent, as soon as possible AND IN ANY EVENT SO THAT THE TRANSFER TO ESCROW SETTLES, BY NO LATER THAN
     3.00 P.M. (LONDON TIME) ON 21 MARCH 2003.

     If you are a CREST sponsored member, you should refer to your CREST sponsor before taking any action. Your CREST sponsor will be able to confirm details of your participant ID and the member account ID under which your Eyretel Shares are held. In addition, only your CREST sponsor will be able to send the TTE instruction to CRESTCo in relation to your Eyretel Shares.

     You should send (or, if you are a CREST sponsored member, procure that your CREST sponsor sends) a TTE instruction to CRESTCo, which must be properly authenticated in accordance with CRESTCo's specifications and which must contain, in addition to the other information that is required for a TTE instruction to settle in CREST, the following details:

     o    the number of Eyretel Shares to be transferred to an escrow balance;

     o your member account ID. This must be the same member account ID as the member account ID that is inserted in Box 4 of the Form of Acceptance;

     o your participant ID. This must be the same participant ID as the participant ID that is inserted in Box 4 of the Form of Acceptance;

     o    the participant ID of the Escrow Agent. This is RA10;

     o    the member account ID of the Escrow Agent. This is EYRETEL;

     o the Form of Acceptance Reference Number. This is the Reference Number that appears on page 3 of the Form of Acceptance. This Reference Number should be inserted in the first eight characters of the shared note field on the TTE instruction. Such insertion will enable Capita IRG to match the transfer to escrow to your Form of Acceptance. YOU SHOULD KEEP A SEPARATE RECORD OF THIS REFERENCE NUMBER FOR FUTURE REFERENCE;

     o the intended settlement date. This should be as soon as possible and in any event not later than 3.00 p.m. (London time) on 21 March 2003;

     o the corporate action number for the Offer, which will be available on screen from CRESTCo;

     o    the corporate action ISIN, which is GB0002616257; and

     o    input with standard delivery instruction of Priority 80.

     After settlement of the TTE instruction, you will not be able to access the Eyretel Shares concerned in CREST for any transaction or charging purposes. If the Offer becomes or is declared unconditional in all respects, the Escrow Agent will transfer the Eyretel Shares concerned to itself in accordance with paragraph (d) of Part C of Appendix 1 to this document.

     You are recommended to refer to the CREST Manual published by CRESTCo for further information on the CREST procedures outlined above. For ease of processing, you are requested, wherever possible, to ensure that a Form of Acceptance relates to only one transfer to escrow.

     If no Form of Acceptance Reference Number, or an incorrect Form of Acceptance Reference Number, is included on the TTE instruction, Witness Systems may treat any amount of Eyretel Shares transferred to an escrow balance in favour of the Escrow Agent specified above from the participant ID and member account ID identified in the TTE instruction as relating to any Form(s) of Acceptance which relates to the same member account ID and participant ID (up to the amount of Eyretel Shares inserted or deemed to be inserted on the Form(s) of Acceptance concerned).

     YOU SHOULD NOTE THAT CRESTCO DOES NOT MAKE AVAILABLE SPECIAL PROCEDURES IN CREST FOR ANY PARTICULAR CORPORATE ACTION. NORMAL SYSTEM TIMINGS AND LIMITATIONS WILL THEREFORE APPLY IN CONNECTION WITH A TTE INSTRUCTION AND ITS SETTLEMENT. YOU SHOULD THEREFORE ENSURE THAT ALL NECESSARY ACTION IS TAKEN BY YOU (OR BY YOUR CREST SPONSOR) TO ENABLE A TTE INSTRUCTION RELATING TO YOUR EYRETEL SHARES TO SETTLE PRIOR TO 3.00 P.M. (LONDON TIME) ON 21 MARCH 2003. IN THIS REGARD, YOU ARE REFERRED IN PARTICULAR TO THOSE SECTIONS OF THE CREST MANUAL CONCERNING PRACTICAL LIMITATIONS OF THE CREST SYSTEM AND TIMINGS.

     Witness Systems will make an appropriate announcement if any of the details contained in this paragraph 15(b) alter for any reason in any respect that is material to Eyretel Shareholders.

(c) EYRETEL SHARE CERTIFICATES NOT READILY AVAILABLE OR LOST

     If your Eyretel Shares are in certificated form but your share certificate(s) and/or other document(s) of title is/are not readily available or is/are lost, the Form of Acceptance should nevertheless be completed, signed (and witnessed) and returned as stated above so as to arrive by no later than 3.00 p.m. (London time) on 21 March 2003, together with any share certificate(s) and/or other document(s) of title that you have available, accompanied by a letter stating that the balance will follow or that you have lost one or more of your share certificate(s) and/or other document(s) of title. You should then arrange for the relevant share certificate(s) and/or other document(s) of title to be forwarded as soon as possible thereafter. No acknowledgement of receipt of document(s) will be given. In the case of loss, you should write as soon as possible to Eyretel's registrars, Computershare Services plc, PO Box 82, The Pavilions, Bridgewater Road, Bristol BS99 7NH for a letter of indemnity for lost share certificates and/or other documents of title which, when completed in accordance with the instructions given, should be returned to Capita IRG as set out above.

(d) DEPOSITS OF EYRETEL SHARES INTO, AND WITHDRAWALS OF EYRETEL SHARES FROM,
CREST

     Normal CREST procedures (including timings) apply in relation to any Eyretel Shares that are, or are to be, converted from uncertificated to certificated form, or from certificated to uncertificated form, during the course of the Offer (whether any such conversion arises as a result of a transfer of Eyretel Shares or otherwise). Holders of Eyretel Shares who are proposing so to convert any such Eyretel Shares are recommended to ensure that the conversion procedures are implemented in sufficient time to enable the person holding or acquiring the Eyretel Shares as a result of the conversion to take all necessary steps in connection with an acceptance of the Offer (in particular, as regards delivery of share certificates or other documents of title or transfers to an escrow balance as described above) prior to 3.00 p.m. (London time) on 21 March 2003.

(e) VALIDITY OF ACCEPTANCES

     Without prejudice to the provisions of Parts B and C of Appendix 1 to this document and subject to the provisions of the City Code, Witness Systems reserves the right to treat as valid in whole or in part any acceptance of the Offer which is not entirely in order or which is not accompanied by the relevant TTE instruction or (as applicable) the relevant share certificate(s) and/or other document(s) of title. In that event, no payment of cash under the Offer will be made until after the relevant TTE instruction has settled or (as applicable) the relevant share certificate(s) and/or other document(s) of title or indemnities satisfactory to Witness Systems have been received.

IF YOU ARE IN ANY DOUBT AS TO THE PROCEDURE FOR ACCEPTANCE, PLEASE CONTACT CAPITA IRG BY TELEPHONE ON 0870 162 3100 OR IF CALLING FROM OUTSIDE THE UK ON +44 20 8639 2157 OR AT THE ADDRESS SET OUT IN PARAGRAPH 15(A) ABOVE. YOU ARE REMINDED THAT, IF YOU ARE A CREST SPONSORED MEMBER, YOU SHOULD CONTACT YOUR CREST SPONSOR BEFORE TAKING ANY ACTION.

16. OVERSEAS SHAREHOLDERS

The attention of Eyretel Shareholders who are citizens or residents of jurisdictions outside the United Kingdom and the United States (and any person, including without limitation, any custodian, nominee or trustee who may have an obligation to forward any document in connection with the Offer outside the United Kingdom and the United States) is drawn to paragraph 8 of Part B of Appendix 1 to this document and paragraph (b) of Part C of Appendix 1 to this document and to the relevant provisions of the Form of Acceptance.

The availability of the Offer to persons not resident in the United Kingdom or the United States may be affected by the laws of the relevant jurisdictions in which they are located. Eyretel Shareholders who are subject to the laws of any jurisdiction other than the United Kingdom or the United States should inform themselves about and observe any applicable legal or regulatory requirements of their jurisdictions.

The Offer is not being made, directly or indirectly, in or into and is not capable of acceptance in, into or from Canada, Australia or Japan. All persons including custodians, nominees and trustees should observe these restrictions and should not send or distribute this document or the accompanying documents in or into Canada, Australia or Japan. Doing so may render invalid any purported acceptance of the Offer. Any persons (including nominees, trustees and custodians) who may have a legal or contractual obligation to forward this document and the accompanying documents to any jurisdiction outside the United Kingdom and the United States should read paragraph 8 of Part B of Appendix 1 to this document and paragraph (b) of Part C of Appendix 1 to this document before doing so.

IF YOU ARE IN ANY DOUBT AS TO THE PROCEDURE FOR ACCEPTANCE, PLEASE CONTACT CAPITA IRG BY TELEPHONE ON 0870 162 3100 OR IF CALLING FROM OUTSIDE THE UK ON +44 20 8639 2157 OR AT THE ADDRESS SET OUT IN PARAGRAPH 15(A) ABOVE. YOU ARE REMINDED THAT IF YOU ARE A CREST SPONSORED MEMBER, YOU SHOULD CONTACT YOUR CREST SPONSOR BEFORE TAKING ANY ACTION.

17. SETTLEMENT

Subject to the Offer becoming or being declared unconditional in all respects (except as provided in paragraph 8 of Part B of Appendix 1 to this document in the case of certain overseas Eyretel Shareholders) settlement of the consideration to which any Eyretel Shareholder is entitled under the Offer will be effected (i) in the case of acceptances received, complete in all respects, by the date on which the Offer becomes or is declared unconditional in all respects, within 14 days of such date, or (ii) in the case of acceptances of the Offer received, complete in all respects, after the date on which the Offer becomes or is declared unconditional in all respects, but while it remains open for acceptance, within 14 days of such receipt, in the following manner:

(a) EYRETEL SHARES IN UNCERTIFICATED FORM (THAT IS, IN CREST)

     Where an acceptance relates to Eyretel Shares in uncertificated form:

     (i) the cash consideration to which the accepting Eyretel Shareholder is entitled will be paid by means of a CREST payment in favour of the accepting Eyretel Shareholder's payment bank in accordance with the CREST payment arrangements; and

     (ii) Witness Systems reserves the right to settle all or any part of the consideration referred to in paragraph (a)(i) for all or any accepting Eyretel Shareholder(s), in the manner referred to in paragraph 17(b) below, if, for any reason, it wishes to do so.

(b) EYRETEL SHARES IN CERTIFICATED FORM

     Where an acceptance relates to Eyretel Shares in certificated form, settlement of any cash due will be dispatched by first class post (or by such other method as may be approved by the Panel) at the risk of the person(s) entitled thereto, to validly accepting Eyretel Shareholders or their appointed agents (but not into Canada, Australia or Japan). All such cash payments will be made in pounds sterling by cheque drawn on a branch of a United Kingdom clearing bank.

If the Offer does not become or is not declared unconditional in all respects
(i) completed Forms of Acceptance, share certificates and/or other documents of title will be returned by post (or by such other method as may be approved by the Panel) within 14 days of the Offer lapsing to the person or agent whose name and address (outside Canada, Australia and Japan) is set out in Box 3 or, if appropriate, Box 6 on the Form of Acceptance or, if none is set out, to the first-named holder at his or her registered address (outside Canada, Australia or Japan) and (ii) Capita IRG will, immediately after the lapsing of the Offer (or within such longer period as the Panel may permit, not exceeding 14 days of the lapsing of the Offer), give transfer from escrow ("TFE") instructions to CRESTCo to transfer all Eyretel Shares held in escrow balances and in relation to which it is the Escrow Agent for the purposes of the Offer to the original available balances of the Eyretel Shareholders concerned. All documents and remittances sent by, to or from Eyretel Shareholders or their appointed agents will be sent at their own risk.

18. GENERAL

Any person who, alone or acting together with any other person(s) pursuant to an agreement or understanding (whether formal or informal) to acquire or control securities of Eyretel, owns or controls, or becomes the owner or controller, directly or indirectly of one per cent. or more of any class of securities of Eyretel is generally required under the provisions of Rule 8 of the City Code to notify the London Stock Exchange and the Panel of every dealing in such securities during the offer period. Please consult your financial adviser immediately if you believe this rule may be applicable to you.

19. PURCHASES OF EYRETEL SHARES OUTSIDE THE OFFER

Witness Systems has received irrevocable undertakings to accept the Offer amounting to, in aggregate, up to 33,080,186 Eyretel Shares and representing approximately 22.1 per cent. of Eyretel's fully diluted issued ordinary share capital. Further details of these undertakings are set out in paragraph 4 above. Witness Systems has also made purchases of 41,729,329 Eyretel Shares. In the future, Witness Systems may purchase further Eyretel Shares otherwise than under the Offer, such as in open market or privately negotiated purchases. Such purchases may be made either directly or through a broker, and such purchases, when previously made, complied or shall comply with the applicable laws of the United Kingdom as well as the rules of the London Stock Exchange and the City Code. Witness Systems shall disclose in the United States by means of a press release or by posting information on the Witness Systems website www.witness.com regarding such previous purchases and any future purchases of Eyretel Shares outside the Offer to the extent that such information is made public in the United Kingdom pursuant to applicable UK law, as well as the rules of the London Stock Exchange and the City Code.

20. FURTHER INFORMATION

Your attention is drawn to the further information in the Appendices, which form part of this document and to the accompanying Form of Acceptance which contain significant additional information about Witness Systems and Eyretel.


21. ACTION TO BE TAKEN

TO ACCEPT THE OFFER, THE FORM OF ACCEPTANCE MUST BE COMPLETED AND RETURNED (WHETHER OR NOT YOUR EYRETEL SHARES ARE HELD IN CREST) AS SOON AS POSSIBLE AND, IN ANY EVENT, SO AS TO BE RECEIVED BY POST OR BY HAND BY CAPITA IRG, CORPORATE ACTIONS, PO BOX 166, THE REGISTRY, 34 BECKENHAM ROAD, BECKENHAM, KENT BR3 4TH BY NO LATER THAN 3.00 P.M. (LONDON TIME) ON 21 MARCH 2003.

                                Yours faithfully
                              for and on behalf of
                           Goldman Sachs International

                            Richard Campbell-Breeden
                                Managing Director

                                   APPENDIX 1

                    CONDITIONS AND FURTHER TERMS OF THE OFFER

                         PART A: CONDITIONS OF THE OFFER

1. CONDITIONS OF THE OFFER

The Offer will be subject to the following conditions:

(a) valid acceptances being received (and not, where permitted, withdrawn) by not later than 3.00 p.m. (London time) on the first closing date of the Offer (or such later time(s) and/or date(s) as Witness Systems may, subject to the rules of the City Code, decide) in respect of not less than 90 per cent. (or such lower percentage as Witness Systems may decide) in nominal value of the Eyretel Shares to which the Offer relates, provided that this condition will not be satisfied unless Witness Systems and/or its wholly owned subsidiaries shall have acquired or agreed to acquire (whether pursuant to the Offer or otherwise) Eyretel Shares carrying in aggregate more than 50 per cent. of the voting rights then normally exercisable at a general meeting of Eyretel, including for this purpose (except to the extent otherwise required by the Panel) any such voting rights attaching to any Eyretel Shares that are unconditionally allotted or issued before the Offer becomes or is declared unconditional as to acceptances, whether pursuant to the exercise of any outstanding subscription or conversion rights or otherwise; and for this purpose:

       (i) the expression "Eyretel Shares to which the Offer relates" shall be construed in accordance with sections 428 to 430F of the Companies Act 1985;

       (ii) Eyretel Shares which have been unconditionally allotted but not issued shall be deemed to carry the voting rights which they will carry upon issue; and

       (iii) valid acceptances shall be deemed to have been received in respect of Eyretel Shares which are treated for the purposes of section 429(8) of the Companies Act 1985 as having been acquired or contracted to be acquired by Witness by virtue of acceptances of the Offer;

(b) no government, government department or governmental, quasi-governmental, supranational, statutory, regulatory or investigative body, authority (including any national anti-trust or merger control authority), court, trade agency, association, institution or professional or environmental body or any other person or body whatsoever in any relevant jurisdiction, (each a "Third Party") having decided to recommend, take, institute or implement or threaten any action, proceeding, suit, investigation or enquiry or enacted, made or proposed (and there not continuing to be outstanding) any statute, regulation, order or decision that would or might be reasonably expected to:

       (i) make the Offer or its implementation, or the acquisition or proposed acquisition by Witness Systems or any member of the Wider Witness Systems Group of any shares, or other securities in, or control or management of, Eyretel or any member of the Wider Eyretel Group void, illegal or unenforceable in any jurisdiction, or otherwise directly or indirectly restrain, prevent, prohibit, restrict or delay the same or impose additional conditions or obligations with respect to the Offer or such acquisition, or otherwise impede, challenge or interfere with the Offer or such acquisition, or require amendment to the terms of the Offer or the acquisition or proposed acquisition of any Eyretel Shares or the acquisition of control of Eyretel or the Wider Eyretel Group by Witness Systems;

       (ii) impose any limitation or delay the ability of any member of the Wider Witness Systems Group or any member of the Wider Eyretel Group to acquire or to hold or to exercise effectively, directly or indirectly, all or any rights of ownership in respect of shares or other securities in, or to exercise voting or management control over, any member of the Wider Eyretel Group or any member of the Wider Witness Systems Group;

       (iii) require, prevent or materially delay the divestiture or materially alter the terms envisaged for any proposed divestiture by any member of the Wider Witness Systems Group of any shares or other securities in Eyretel;

       (iv) require, prevent or delay the divestiture or alter the terms envisaged for any proposed divestiture by any member of the Wider Witness Systems Group or by any member of the Wider Eyretel Group of all or any portion of their respective businesses, assets or properties or limit the ability of any of them to conduct any of their respective businesses or to own or control any of their respective assets or properties or any part thereof (in each case to an extent which is material in the context of the Witness Systems Group taken as a whole or, as the case may be, the Eyretel Group taken as a whole);

       (v) except pursuant to Part XIIIA of the Companies Act 1985, require any member of the Wider Witness Systems Group or of the Wider Eyretel Group to acquire, or to offer to acquire, any shares or other securities (or the equivalent) in any member of either group owned by any third party;

       (vi) impose any material limitation on the ability of any member of the Wider Witness Systems Group or of the Wider Eyretel Group to conduct or integrate or co-ordinate its business, or any part of it, with the businesses or any part of the businesses of any other member of the Wider Witness Systems Group or of the Wider Eyretel Group;

       (vii) result in any member of the Wider Eyretel Group or the Wider Witness Systems Group ceasing to be able to carry on business under any name under which it presently does so; or

       (viii) otherwise materially and adversely affect the business, assets, profits, financial or trading position or prospects of any member of the Wider Eyretel Group or of the Wider Witness Systems Group,

     and all applicable waiting and other time periods during which any Third Party could institute or threaten any such action, proceeding, suit, investigation or enquiry in relevant jurisdictions having expired, lapsed or been terminated;

(c)       (i) all necessary filings having been made, all appropriate waiting periods under any applicable legislation or regulations of any jurisdiction having expired or been terminated and all authorisations, orders, recognitions, grants, consents, licences, confirmations, clearances, permissions and approvals necessary in each case for or in respect of the Offer and the proposed acquisition of any shares in, or control of, Eyretel by Witness Systems ("Authorisations") having been obtained, in terms and in a form reasonably satisfactory to Witness, from all appropriate Third Parties with whom any member of the Eyretel Group has entered into contractual arrangements (where the absence of such Authorisation would have a material adverse effect on the Eyretel Group taken as a whole); and

       (ii) all Authorisations necessary to carry on the business of any member of the Wider Eyretel Group (the absence of which Authorisation would have a material adverse effect on the Eyretel Group taken as a whole) or to enable any member of the Wider Eyretel Group to continue to enjoy without material interruption or modification the benefit of its interests in its material assets, remaining in full force and effect and there being no intimation of an intention to revoke or not to renew any such Authorisations and all necessary statutory or regulatory obligations in any jurisdictions having been complied with in all material respects;

(d) except as publicly announced by Eyretel (by the delivery of an announcement to a Regulatory Information Service) prior to the date of this announcement or fairly disclosed in writing to Witness Systems by or on behalf of Eyretel prior to the date of this announcement, there being no provision of any arrangement, agreement, licence, permit, franchise or other instrument to which any member of the Wider Eyretel Group is a party, or by or to which any such member or any of its assets is or are or may be bound, entitled or subject or any circumstance, which, in each case as a consequence of the Offer or the acquisition or proposed acquisition of any shares or other securities in, or control of, Eyretel or any other member of the Wider Eyretel Group by any member of the Wider Witness Systems Group or otherwise, could or might (to an extent which is materially adverse in the context of the Eyretel Group taken as a whole) reasonably be expected to result in:


       (i) any monies borrowed by or any other indebtedness or liabilities (actual or contingent) of, or any grant available to, any member of the Wider Eyretel Group being or becoming repayable or capable of being declared repayable immediately or prior to its stated repayment date or the ability of any member of the Wider Eyretel Group to borrow monies or incur any indebtedness being withdrawn or inhibited or becoming capable of being withdrawn;

       (ii) the creation or enforcement of any mortgage, charge or other security interest over the whole or any part of the business, property, assets or interests of any member of the Wider Eyretel

              Group or any such mortgage, charge or other security interest (wherever created, arising or having arisen) becoming enforceable;

       (iii) any such arrangement, agreement, licence, permit, franchise or instrument, or the rights, liabilities, obligations or interests of any member of the Wider Eyretel Group thereunder, being, or becoming capable of being, terminated or adversely modified or affected or any adverse action being taken or any obligation or liability arising thereunder;

       (iv) any asset or interest of any member of the Wider Eyretel Group being or falling to be disposed of or ceasing to be available to any member of the Wider Eyretel Group or any right arising under which any such asset or interest could be required to be disposed of or could cease to be available to any member of the Wider Eyretel Group otherwise than in the ordinary course of business;

       (v) any member of the Wider Eyretel Group ceasing to be able to carry on business under any name under which it presently does so;

       (vi) the creation of liabilities (actual or contingent) by any member of the Wider Eyretel Group;

       (vii) the rights, liabilities, obligations or interests of any member of the Wider Eyretel Group under any such arrangement, agreement, licence, permit, franchise or other instrument or the interests or business of any such member in or with any other person, firm, company or body (or any arrangement or arrangements relating to any such interests or business) being terminated, adversely modified or affected; or

       (viii) the financial or trading position or the prospects or the value of any member of the Wider Eyretel Group being prejudiced or adversely affected,

     and no event having occurred which, under any provision of any such arrangement, agreement, licence, permit or other instrument, could result in any of the events or circumstances which are referred to in paragraphs
     (i) to (viii) of this condition (d);

(e) since 31 March 2002 and except as disclosed in Eyretel's annual report and accounts for the year then ended or as otherwise publicly announced by Eyretel (by the delivery of an announcement to a Regulatory Information Service) prior to the date of this announcement or as otherwise fairly disclosed in writing by or on behalf of Eyretel to Witness Systems prior to the date of this announcement, no member of the Wider Eyretel Group having:

       (i) issued or agreed to issue, or authorised the issue of, additional shares of any class, or securities convertible into or exchangeable for, or rights, warrants or options to subscribe for or acquire, any such shares or convertible securities other than as between Eyretel and wholly-owned subsidiaries of Eyretel and other than any options granted as disclosed to Witness Systems prior to the date of this announcement and any shares issued upon the exercise of any options granted under any of the Eyretel Share Option Schemes;

       (ii) purchased or redeemed or repaid any of its own shares or other securities or reduced or made any other change to any part of its share capital;

       (iii) recommended, declared, paid or made any bonus, dividend or other distribution whether payable in cash or otherwise (other than to Eyretel or a wholly-owned subsidiary of Eyretel);

       (iv) made or authorised or announced its intention to propose any change in its loan capital;

       (v) merged with, demerged or acquired any body corporate, partnership or business or acquired or disposed of or transferred, mortgaged or charged or created any security interest over any assets or any right, title or interest in any assets (including shares in any undertaking and trade investments) or authorised the same;

       (vi) issued or authorised the issue of, or made any change in or to, any debentures or (except in the ordinary course of business) and, save as between Eyretel and wholly-owned subsidiaries of Eyretel, incurred or increased any indebtedness or liability (actual or contingent);

       (vii)  entered into,  varied,  or authorised any agreement,  transaction,
              arrangement   or   commitment   (whether  in  respect  of  capital
              expenditure or otherwise) which:

              (A) is of a long term, onerous or unusual nature or magnitude or which is or could involve an obligation of such nature or magnitude; or

              (B) could restrict the business of any member of the Wider Eyretel Group (other than to a nature and extent which is not material to it); or

              (C)    is other than in the ordinary course of business;

       (viii) entered into, implemented, effected or authorised any merger, demerger, reconstruction, amalgamation, scheme, commitment or other transaction or arrangement in respect of itself or another member of the Wider Eyretel Group otherwise than in the ordinary course of business;

       (ix) entered into or varied the terms of, any contract, agreement or arrangement with any of the directors or senior executives of any member of the Eyretel Group;

       (x) taken any corporate action or had any legal proceedings instituted or threatened against it or petition presented or order made for its winding-up (voluntarily or otherwise), dissolution or reorganisation or for the appointment of a receiver, administrator, administrative receiver, trustee or similar officer of all or any part of its assets and revenues or any analogous proceedings in any jurisdiction or appointed any analogous person in any jurisdiction;

       (xi) been unable, or admitted in writing that it is unable, to pay its debts or having stopped or suspended (or threatened to stop or suspend) payment of its debts generally or ceased or threatened to cease carrying on all or a substantial part of its business;

       (xii) waived or compromised any claim which is material in the context of the Eyretel Group taken as a whole;

       (xiii) made any alteration to its memorandum or articles of association which is material in the context of the Offer;

       (xiv) entered into any agreement, commitment or arrangement or passed any resolution or made any offer (which remains open for acceptance) or proposed or announced any intention with respect to any of the transactions, matters or events referred to in this condition (e);

(f) since 31 March 2002 and except as disclosed in Eyretel's annual report and accounts for the year then ended or as otherwise publicly announced by Eyretel (by the delivery of an announcement to a Regulatory Information Service) prior to the date of this announcement or as otherwise fairly disclosed in writing to Witness Systems by Eyretel prior to the date of this announcement:

       (i) there having been no adverse change or deterioration in the business, assets, financial or trading positions or profit or prospects of any member of the Wider Eyretel Group which is material in the context of the Eyretel Group taken as a whole;

       (ii) no contingent or other liability of any member of the Wider Eyretel Group having arisen or become apparent or increased which would or might reasonably be expected to materially and adversely affect the Eyretel Group taken as a whole;

       (iii) no litigation, arbitration proceedings, prosecution or other legal proceedings to which any member of the Wider Eyretel Group is or may become a party (whether as plaintiff, defendant or otherwise) having been threatened, announced, implemented or instituted by or against or remaining outstanding against or in respect of any member of the Wider Eyretel Group which would materially and adversely affect the Eyretel Group taken as a whole; and

       (iv) (other than as a result of the Offer) no enquiry or investigation by, or complaint or reference to, any Third Party having been threatened, announced, implemented, instituted by or against or remaining outstanding against or in respect of any member of the Wider Eyretel Group which would or might reasonably be expected materially and adversely to affect the Eyretel Group taken as a whole;

(g) Witness Systems not having discovered:

       (i) that any financial or business or other information concerning the Wider Eyretel Group disclosed at any time by or on behalf of any member of the Wider Eyretel Group, whether publicly, to any member of the Wider Witness Systems Group or otherwise, is misleading or contains any misrepresentation of fact or omits to state a fact necessary to make any information contained therein not misleading and which was not subsequently corrected before the date of this announcement by disclosure either publicly or otherwise to Witness Systems which in any case is material in the context of the Eyretel Group taken as a whole;

       (ii) save as publicly announced by Eyretel (by the delivery of an announcement to a Regulatory Information Service) prior to the date of this announcement or as otherwise fairly disclosed in writing by or on behalf of Eyretel to Witness Systems prior to the date of this announcement, that any member of the Wider Eyretel Group is subject to any liability (actual or contingent) which is not disclosed in Eyretel's annual report and accounts for the financial year ended 31 March 2002; or

       (iii) any information which affects the import of any information disclosed at any time by or on behalf of any member of the Wider Eyretel Group and which is material in the context of the Eyretel Group taken as a whole; or

(h) Witness Systems not having discovered:

       (i) that any past or present member of the Wider Eyretel Group has not complied with any applicable legislation or regulations of any jurisdiction with regard to the use, treatment, handling, storage, transport, release, disposal, discharge, spillage, leak or emission of any waste or hazardous substance or any substance likely to impair the environment or harm human health, or otherwise relating to environmental matters or the health and safety of any person, or that there has otherwise been any such use, treatment, handling, storage, transport, release, disposal, discharge, spillage, leak or emission (whether or not this constituted a non-compliance by any person with any legislation or regulations and wherever the same may have taken place) which, in any case, would be likely to give rise to any liability (whether actual or contingent) or cost on the part of any member of the Wider Eyretel Group and which is material in the context of the Eyretel Group taken as a whole;

       (ii) that there is, or is likely to be, any liability, whether actual or contingent, to make good, repair, reinstate or clean up any property now or previously owned, occupied or made use of by any past or present member of the Wider Eyretel Group or any other property or any controlled waters under any environmental legislation, regulation, notice, circular, order or other lawful requirement of any relevant authority or third party or otherwise and which is material in the context of the Eyretel Group taken as a whole; or

       (iii) that circumstances exist whereby a person or class of persons would be likely to have a claim in respect of any product now or previously manufactured provided or sold or any intellectual property rights used therein by any past or present member of the Wider Eyretel Group which is or would be material in the context of the Eyretel Group taken as a whole.

Subject to the requirements of the Panel, Witness Systems reserves the right to waive all or any of the above conditions, in whole or in part, except condition
(a).

Conditions (b) to (h) (inclusive) must be fulfilled, be determined by Witness Systems to be or remain satisfied or (if capable of waiver) be waived by midnight on the 21st day after the later of the first closing date of the Offer and the date on which condition (a) is fulfilled (or in each case such later date as Witness Systems may, with the consent of the Panel, decide), failing which the Offer will lapse. Witness Systems shall be under no obligation to waive (if capable of waiver), to determine to be or remain satisfied or to treat as fulfilled any of conditions (b) to (h) (inclusive) by a date earlier than the latest date specified above for the fulfilment of that condition.

If the Panel requires Witness Systems to make an offer for Eyretel Shares under the provisions of Rule 9 of the City Code, Witness Systems may make such alterations to the conditions of the Offer, including to condition (a), as are necessary to comply with the provisions of that Rule.

The Offer will lapse (unless otherwise agreed by the Panel) if the acquisition of Eyretel by Witness Systems is referred to the Competition Commission before the later of 3.00 p.m. (London time) on 21 March 2003 and the date when the Offer becomes or is declared unconditional as to acceptances.

If the Offer lapses it will cease to be capable of further acceptance. Eyretel Shareholders who have accepted the Offer and Witness Systems shall then cease to be bound by acceptances delivered on or before the date on which the Offer lapses.

                       PART B: FURTHER TERMS OF THE OFFER

1. The following terms and conditions apply to the Offer, unless the contrary is expressed or the context requires otherwise.

Unless the context requires otherwise, any reference in Part B or Part C of this Appendix 1 and in the Form of Acceptance:

       (i) to the "Offer" includes any revision, variation, renewal or extension of the Offer (as the case may be);

       (ii) to the "acceptance condition" means the condition set out in paragraph 1(a) of Part A of this Appendix 1;

       (iii) to the "Offer becoming unconditional" means the acceptance condition becoming or being declared satisfied whether or not any other condition of the Offer remains to be fulfilled and references to the Offer having become or not become unconditional shall be construed accordingly;

       (iv) to "acceptances of the Offer" includes deemed acceptances of the Offer; and

       (v) to the "Offer Period" means, in relation to the Offer, the period commencing on 21 February 2003 until the latest of:

              (a)  3.00 p.m. (London time) on 21 March 2003;

              (b)  the time and date when the Offer lapses; and

              (c)  the time and date when the Offer becomes unconditional.

2.  ACCEPTANCE PERIOD

(a) The Offer will initially be open for acceptance until 3.00 p.m. (London time) on 21 March 2003. Although no revision is envisaged, if the Offer is revised it will remain open for acceptance for a period of at least 14 days (or such other period as the Panel may permit) from the date on which written notification of the revision is posted to Eyretel Shareholders. Except with the Panel's consent, no revision of the Offer may be made or posted after 15 April 2003 or, if later, the date falling 14 days before the last date the Offer can become unconditional.

(b) The Offer, whether revised or not, shall not (except with the Panel's consent) be capable of becoming unconditional after midnight on 29 April 2003 (or any earlier time and/or date beyond which Witness Systems has stated that the Offer will not be extended unless Witness Systems has, where permitted, withdrawn that statement or extended the Offer beyond the stated earlier date), nor of being kept open for acceptance after that time and date unless it has previously become unconditional, provided that Witness Systems reserves the right, with the Panel's consent, to extend the Offer to (a) later time(s) and/or date(s). Except with the Panel's consent, Witness Systems may not, for the purpose of determining whether the acceptance condition has been satisfied, take into account acceptances received or purchases of Eyretel Shares made after 1.00 p.m. (London time) on 29 April 2003 (or any earlier time and/or date beyond which Witness Systems has stated that the Offer will not be extended unless where permitted, it has withdrawn that statement or extended the Offer beyond the stated earlier date) or, if the Offer is so extended, any such later time(s) and/or date(s) as may be agreed with the Panel. If the latest time at which the Offer may become unconditional is extended beyond midnight on 29 April 2003, acceptances received and purchases of Eyretel Shares made in respect of which relevant documents are received by Capita IRG after 1.00 p.m. (London time) on 29 April 2003 may (except where the Code otherwise permits) only be taken into account with the Panel's agreement.

(c) If the Offer becomes unconditional, it will remain open for acceptance for not less than 14 days from the date on which it would otherwise have expired. If the Offer has become unconditional and it is stated by or on behalf of Witness Systems that the Offer will remain open until further notice, then not less than 14 days' notice in writing will be given, before closing the Offer, to those Eyretel Shareholders who have not accepted the Offer.

(d) If a competitive situation (as determined by the Panel) arises after Witness Systems has made a "no extension" statement and/or a "no increase" statement (as referred to in the Code) in relation to the Offer, Witness Systems may, if it specifically reserved the right to do so at the time such statement was made (or otherwise with the Panel's consent) withdraw that statement and extend and/or revise the Offer (as appropriate) provided that it complies with the requirements of the Code and, in particular, that:

       (i) it announces such withdrawal and that it is free to extend and/or revise the Offer (as appropriate) as soon as possible (and in any event within four business days of the firm announcement of the competing offer or other competitive situation) and Eyretel Shareholders are informed in writing at the earliest opportunity or, in the case of Eyretel Shareholders with registered addresses outside the United Kingdom or whom Witness Systems or Goldman Sachs knows to be a nominee, trustee or custodian holding Eyretel Shares for such persons, by announcement in the United Kingdom at the earliest opportunity; and

       (ii) any Eyretel Shareholders who accepted the Offer after the date of the "no extension" or "no increase" statement are given a right of withdrawal in accordance with paragraph 4(c) of this Part B,

     Witness Systems may, if it has reserved the right to do so, choose not to be bound by a "no increase" or a "no extension" statement if it would otherwise prevent the posting of an increased or improved offer (either as to the value or nature of the consideration offered or otherwise) which is recommended for acceptance by the Eyretel Directors or in other circumstances permitted by the Panel.

(e) For the purpose of determining at any particular time whether the acceptance condition has been satisfied, Witness Systems shall be entitled to take account only of those Eyretel Shares carrying voting rights which have been unconditionally allotted or issued before that time and written notice of allotment or issue of which, containing all the relevant details, has been received before that time by Capita IRG from Eyretel or its agents at the address specified in paragraph 4(a) of this Part B. Notification by telex, e-mail, facsimile or other electronic transmission will not be sufficient.

3.   ANNOUNCEMENTS

(a) By 8.00 a.m. (London time) on the business day (the "relevant day") following the day on which the Offer is due to expire or becomes unconditional or is revised or extended, as the case may be (or such later time(s) or date(s) as the Panel may agree), Witness Systems will make an appropriate announcement and simultaneously inform a Regulatory Information Service of the position. Such announcement will also state (unless otherwise permitted by the Panel) the total number of Eyretel Shares and rights over Eyretel Shares (as nearly as practicable):

       (i)    for which acceptances of the Offer have been received;

       (ii) acquired or agreed to be acquired by or on behalf of Witness Systems or any person acting in concert with it during the course of the Offer Period;

       (iii) held by or on behalf of Witness Systems or any person acting in concert with it before the Offer Period; and

       (iv) for which acceptances of the Offer have been received from any person acting in concert with Witness Systems,

       and will specify the percentage of the Eyretel Shares represented by each of these figures.

(b) Any decision to extend the time and/or date by which the acceptance condition has to be fulfilled may be made at any time up to, and will be announced not later than, 8.00 a.m. (London time) on the relevant day (as defined in paragraph 3(a) of this Part B) or such later time(s) and/or date(s) as the Panel may agree. The announcement will state the next expiry date unless the Offer is then unconditional, in which case a statement may instead be made that the Offer will remain open until further notice. In computing the number of Eyretel Shares represented by acceptances and/or purchases, there may be included or excluded for announcement purposes acceptances and purchases which are not complete in all respects or which are subject to verification save that those which could not be counted towards fulfilment of the acceptance condition under Notes 4 and 5 of Rule 10 of the Code shall not (unless agreed by the Panel) be included.

(c) In this Appendix 1, references to the making of an announcement or the giving of notice by or on behalf of Witness Systems include the release of an announcement by public relations consultants or by Goldman Sachs on behalf of Witness Systems to the press and the delivery by hand or telephone or telex or facsimile or other electronic transmission of an announcement to a Regulatory Information Service. An announcement made otherwise than to a Regulatory Information Service shall be notified simultaneously to a Regulatory Information Service (unless otherwise agreed by the Panel).


4.   RIGHTS OF WITHDRAWAL

(a) If Witness Systems, having announced the Offer to be unconditional, fails to comply by 3.30 p.m. (London time) on the relevant day (as defined in paragraph 3(a) of this Part B) (or such later time(s) and/or date(s) as the Panel may agree) with any of the other requirements specified in paragraph 3(a) of this Part B, an accepting Eyretel Shareholder may (unless the Panel agrees otherwise) immediately thereafter withdraw his acceptance of the Offer by written notice received by hand or by post by Capita IRG Plc, at Corporate Actions, PO Box 166, The Registry, 34 Beckenham Road, Beckenham, Kent BR3 4TH on behalf of Witness Systems. Subject to paragraph 4(b) of this Part B, this right of withdrawal may be terminated not less than eight days after the relevant day by Witness Systems confirming, if it is the case, that the Offer is still unconditional, and complying with the other requirements specified in paragraph 3(a) of this Part B. If any such confirmation is given, the first period of 14 days referred to in paragraph 2(c) of this Part B will run from the date of such confirmation and compliance.

(b) If by 3.00 p.m. (London time) on 11 April 2003 (or such later time(s) and/or date(s) as the Panel may agree) the Offer has not become unconditional, an accepting Eyretel Shareholder may withdraw his acceptance at any time thereafter by written notice in the manner referred to in paragraph 4(a) of this Part B before the earlier of (i) the time when the Offer becomes unconditional, and (ii) the final time for lodgement of acceptances of the Offer which can be taken into account in accordance with paragraph 2(b) of this Part B.

(c) If a "no extension" statement and/or a "no increase" statement has been withdrawn in accordance with paragraph 2(d) of this Part B, any Eyretel Shareholder who accepted the Offer after the date of the statement may withdraw his acceptance in the manner referred to in paragraph 4(a) of this Part B not later than the eighth day after the date on which written notice of withdrawal of the statement is posted to Eyretel Shareholders.

(d) Except as provided by this paragraph 4, acceptances under the Offer shall be irrevocable.

(e) In this paragraph 4, "written notice" (including any letter of appointment, direction or authority) means notice in writing bearing the original signature(s) of the relevant accepting Eyretel Shareholder(s) or his/their agent(s) duly appointed in writing (evidence of whose appointment is produced with the notice in a form reasonably satisfactory to Witness Systems). Notification by telex, e-mail or facsimile transmissions or copies will not be sufficient to constitute written notice. No notice which is postmarked in, or otherwise appears to Witness Systems or its agents to have been sent from, Canada, Australia or Japan will be treated as valid.

5.   REVISED OFFER

(a) No revision of the Offer is envisaged. However, if the Offer (in its original or any previously revised form(s)) is revised (either in its terms and conditions or in the value or nature of the consideration offered or otherwise) and such revision represents on the date on which it is announced (on such basis as Goldman Sachs may consider appropriate) an improvement or no diminution in the value of the revised Offer compared with the consideration or terms previously offered or in the overall value received and/or retained by an Eyretel Shareholder (under or in consequence of the Offer or otherwise), the benefit of the revised Offer will, subject to paragraphs 5(c), 5(d) and 8 of this Part B, be made available to any Eyretel Shareholder who has validly accepted the Offer in its original or any previously revised form(s) (a "previous acceptor"). The acceptance of the Offer by or on behalf of a previous acceptor in its original or any previously revised form(s) shall, subject as provided in paragraphs 5(c), 5(d) and 8 of this Part B, be treated as an acceptance of the Offer as so revised and shall also constitute the separate appointment of Witness Systems and each of its directors and Goldman Sachs and each of its directors as his attorney and/or agent with authority (i) to accept any such revised offer on behalf of such previous acceptor, (ii) if such revised Offer includes alternative forms of consideration, to make such elections for and/or accept such alternative forms of consideration in the proportions such attorney and/or agent in his absolute discretion thinks fit, and (iii) to execute on behalf of and in the name of such previous acceptor all such further documents (if any) as may be required to give effect to such acceptances and/or elections.

     In making any such election and/or acceptance, such attorney and/or agent shall take into account the nature of any previous acceptances made by or on behalf of the previous acceptor and such other facts or matters as he may reasonably consider relevant.

(b) Subject to paragraphs 4(c) and 5(d) of this Part B, the powers of attorney and authorities conferred by this paragraph 5 and any acceptance of a revised Offer and/or any election(s) pursuant thereto shall be irrevocable unless and until the previous acceptor becomes entitled to withdraw his acceptance under paragraph 4 of this Part B and duly and validly does so.

(c) The deemed acceptance referred to in paragraph 5(a) of this Part B shall not apply, and the authorities conferred by that paragraph shall not be exercised, to the extent that a previous acceptor lodges with Capita IRG, within 14 days of the posting of the document containing the revised Offer, a Form of Acceptance in which he validly elects to receive the consideration receivable by him under such revised Offer in some other manner than that set out in his original or any previous acceptance.

(d) The deemed acceptance referred to in paragraph 5(a) of this Part B shall not apply, and the authorities conferred by that paragraph shall not be exercised, if as a result thereof, the previous acceptor would (on such basis as Goldman Sachs may consider appropriate) thereby receive less in aggregate in consideration under the revised Offer than he would have received in aggregate as a result of acceptance of the Offer in the form in which it was previously accepted by him or on his behalf. The authorities conferred by paragraph 5(a) of this Part B shall not be exercised in respect of any election available under the revised Offer save in accordance with this paragraph.

(e) Witness Systems and Goldman Sachs reserve the right to treat a Form of Acceptance (in respect of the Offer in its original or any previously revised form(s)) which is received (or dated) on or after the announcement of any revised Offer as a valid acceptance of the revised Offer and/or, where applicable, a valid election for or acceptance of any of the alternative forms of consideration. Such acceptances shall constitute an authority in the terms of paragraph 5(a) of this Part B, mutatis mutandis, on behalf of the relevant Eyretel Shareholder.

6.   ACCEPTANCES AND PURCHASES

Notwithstanding the right reserved by Witness Systems to treat a Form of Acceptance as valid even though not entirely in order or, in the case of Eyretel Shares held in certificated form, not accompanied by the relevant share certificate(s) and/or other documents of title, or, in the case of Eyretel Shares held in uncertificated form, not accompanied by the relevant transfer to escrow, except as otherwise agreed by the Panel:

(a) an acceptance of the Offer shall not be treated as valid for the purposes of the acceptance condition unless the requirements of Note 4 and, if applicable, Note 6 of Rule 10 of the Code are satisfied in respect of it;

(b) a purchase of Eyretel Shares by Witness Systems or its nominee(s) (or, in the case of a Rule 9 offer, any person acting in concert with Witness Systems or its nominee) will only be treated as valid for the purposes of the acceptance condition if the requirements of Note 5 and, if applicable,
     Note 6 of Rule 10 of the Code are satisfied in respect of it; and

(c) before the Offer may become unconditional, Capita IRG must have issued a certificate to Witness Systems or to Goldman Sachs which states the number of Eyretel Shares in respect of which acceptances have been received and which comply with paragraph 6(a) of this Part B and the number of Eyretel Shares otherwise acquired, whether before or during the Offer Period, which comply with paragraph 6(b) of this Part B. Copies of the certificate will be sent to the Panel and to the financial advisers of Eyretel as soon as possible after issue by Goldman Sachs.

7.   GENERAL

(a) Except with the Panel's consent, the Offer will lapse unless all of the conditions relating to the Offer have been satisfied or (if capable of waiver) waived or, where appropriate, have been determined by Witness Systems in its reasonable opinion to be or remain satisfied in each case by midnight on 11 April 2003 or by midnight on the date which is 21 days after the date on which the Offer becomes unconditional as to acceptances, whichever is the later, or such later date(s) as Witness Systems may, with the Panel's consent, decide. If the Offer lapses for any reason, then it shall cease to be capable of further acceptance and Witness Systems, Goldman Sachs and Eyretel Shareholders shall cease to be bound by Forms of Acceptance submitted before the time the Offer lapses.

(b) The Offer will lapse if the acquisition of Eyretel by Witness Systems is referred to the Competition Commission before 3.00 p.m. (London time) on 21 March 2003 or the time and date when the Offer becomes unconditional, whichever is the later. In such a case, the second sentence of paragraph 7(a) of this Part B will apply.

(c) Except with the Panel's consent, settlement of the consideration to which any Eyretel Shareholder is entitled under the Offer will be implemented in full in accordance with the terms of the Offer without regard to any lien, right of set-off, counterclaim or other analogous right to which Witness Systems or Goldman Sachs, may otherwise be, or claim to be, entitled as against such Eyretel Shareholder and will be effected in the manner described in the letter from Goldman Sachs contained in this document.

(d) The Offer is made on 28 February 2003 and is capable of acceptance from that date. Copies of this document, the Form of Acceptance and any related documents are available from Capita IRG, at the address set out in paragraph 4(a) of this Part B.

(e) The terms, provisions, instructions and authorities contained in or deemed to be incorporated in the Form of Acceptance constitute part of the terms of the Offer. Words and expressions defined in this document have the same meanings when used in the Form of Acceptance, unless the context otherwise requires.

(f)     (i)   The Offer, all acceptances of it, the Form of Acceptance, all contracts made pursuant to the Offer, all action taken or made or deemed to be taken or made pursuant to any of these terms and the relationship between an Eyretel Shareholder and Witness Systems, Goldman Sachs or Capita IRG shall be governed by and interpreted in accordance with English law.

       (ii) Execution of a Form of Acceptance by or on behalf of an Eyretel Shareholder will constitute his agreement that the Courts of England are (subject to paragraph 7(f)(iii) of this Part B) to have exclusive jurisdiction to settle any dispute which may arise in connection with the creation, validity, effect, interpretation or performance of, or the legal relationships established by the Offer and the Form of Acceptance or otherwise arising in connection with the Offer and the Form of Acceptance, and for such purposes that he irrevocably submits to the jurisdiction of the English Courts.

       (iii) Execution of a Form of Acceptance by or on behalf of an accepting Eyretel Shareholder will constitute his agreement that the agreement in paragraph 7(f)(iii) of this Part B is included for the benefit of Witness Systems, Goldman Sachs and Capita IRG and accordingly, notwithstanding the exclusive agreement in paragraph 7(f)(ii) of this Part B, Witness Systems, Goldman Sachs and Capita IRG shall each retain the right to, and may in its absolute discretion, bring proceedings in the courts of any other country which may have jurisdiction and that the accepting Eyretel Shareholder irrevocably submits to the jurisdiction of the courts of any such country.

(g) If the expiry date of the Offer is extended, any reference in this document and in the Form of Acceptance to 21 March 2003 shall, except in the penultimate paragraph of Part A of this Appendix 1 and paragraphs 2(a) and 7(b) of this Part B and, where the context otherwise requires, be deemed to refer to the expiry date of the Offer as so extended.

(h) Any omission to despatch this document or the Form of Acceptance or any notice required to be despatched under the terms of the Offer to, or any failure to receive the same by, any person to whom the Offer is made, or should be made, shall not invalidate the Offer in any way or create any implication that the Offer has not been made to any such person. Subject to paragraph 8 of this Part B the Offer extends to any such person and to all Eyretel Shareholders to whom this document, the Form of Acceptance or any related documents may not be despatched and who may not receive such documents, and such persons may collect copies of those documents from Capita IRG at the address set out in paragraph 4(a) of this Part B.

(i)  If the Offer lapses:

       (i) in respect of Eyretel Shares held in certificated form, share certificate(s) and/or other document(s) of title will be returned by post (or by such other method as the Panel may approve) within 14 days of the Offer lapsing, at the risk of the Eyretel Shareholder concerned, to the person or agent whose name and address is set out in the relevant Box of the Form of Acceptance or, if none is set out, to the first-named holder at his registered address. No such document will be sent to an address in Canada, Australia or Japan; and

       (ii) in respect of Eyretel Shares held in uncertificated form, Capita IRG will, immediately after the Offer lapses (or within such longer period as the Panel may permit), give instructions to CRESTCo to transfer all Eyretel Shares held in escrow balances and in relation to which it is the Escrow Agent for the purposes of the Offer to the original available balances of the Eyretel Shareholders concerned.

(j) All powers of attorney, appointments as agent and authorities on the terms conferred by or referred to in this Appendix 1 or in the Form of Acceptance are given by way of security for the performance of the obligations of the Eyretel Shareholder concerned and are irrevocable (in respect of powers of attorney in accordance with Section 4 of the Powers of Attorney Act 1971) except in the circumstances where the donor of such power of attorney, appointment or authority is entitled to withdraw his acceptance in accordance with paragraph 4 of this Part B and duly does so.


(k) Without prejudice to any other provisions of this Part B, Witness Systems and Goldman Sachs reserve the right to treat acceptances of the Offer as valid if received by or on behalf of either of them at any place or places or in any manner determined by either of them or otherwise than as set out in this document or in the Form of Acceptance.

(l) All communications, notices, certificates, documents of title and remittances to be delivered by or sent to or from any Eyretel Shareholders will be delivered by or sent to or from them (or their designated agents) at their risk. No acknowledgement of receipt of any Form of Acceptance, transfer by means of CREST, communication, notice, share certificate(s) and/or other document(s) of title will be given by or on behalf of Witness Systems.

(m) Witness Systems and Goldman Sachs reserve the right to notify any matter (including the making of the Offer) to all or any Eyretel Shareholder(s) with (i) registered addresses outside the United Kingdom or (ii) whom Witness Systems or Goldman Sachs know to be nominees, trustees or custodians for such Eyretel Shareholder(s) with registered addresses outside the United Kingdom by announcement or paid advertisement in any daily newspaper published and circulated in the United Kingdom or any part thereof, in which case such notice shall be deemed to have been sufficiently given notwithstanding any failure by any such shareholders to receive or see such notice. All references in this document to notice in writing (other than in paragraph 4 of this Part B) shall be construed accordingly.

(n) If sufficient acceptances are received and/or sufficient Eyretel Shares are otherwise acquired, Witness Systems intends to apply the provisions of Sections 428 to 430F of the Companies Act to acquire compulsorily any outstanding Eyretel Shares.

(o) Witness Systems intends, after it announces that all of the conditions to the Offer have been satisfied or (if capable of waiver) waived, to procure the making of an application by Eyretel to the UK Listing Authority for the cancellation of the listing of the Eyretel Shares on the Official List of the UK Listing Authority and to the London Stock Exchange for the cancellation of trading of Eyretel Shares on its principal market for listed securities. It is anticipated that such cancellations will take effect no earlier than 20 business days after the date Witness Systems makes the announcement referred to in the first sentence of this paragraph 7(o) or after the first date of issue of the compulsory acquisition notices under Section 429 of the Act, as appropriate.

(p) If the Panel requires Witness Systems to make an offer for Eyretel Shares under the provisions of Rule 9 of the Code, Witness Systems may make such alterations to the conditions of the Offer as are necessary to comply with the provisions of that Rule.

(q) All references in this Appendix 1 to any statute or statutory provision shall include a statute or statutory provision which amends, consolidates or replaces the same (whether before or after the date of this document).

(r) In relation to any acceptance of the Offer in respect of a holding of Eyretel Shares which are in uncertificated form, Witness Systems reserves the right to make such alterations, additions or modifications as may be necessary or desirable to give effect to any purported acceptance of the Offer, whether in order to comply with the facilities or requirements of CREST or otherwise, provided such alterations, additions or modifications are consistent with the requirements of the Code or are otherwise made with the Panel's consent.

8.   OVERSEAS SHAREHOLDERS

(a) The making of the Offer in, or to persons resident in, or to nationals or citizens of, jurisdictions outside the United Kingdom and the United States or to nominees of, or custodians or trustees for, citizens or nationals of other countries ("overseas shareholders") may be affected by the laws of the relevant jurisdictions. Such overseas shareholders should inform themselves about and observe any applicable legal requirements. It is the responsibility of any overseas shareholder wishing to accept the Offer to satisfy himself as to the full observance of the laws and regulatory requirements of the relevant jurisdiction in connection with the Offer, including obtaining any governmental, exchange control or other consents which may be required, or compliance with other necessary formalities needing to be observed and payment of any issue, transfer or other taxes or duties due in such jurisdiction. Any such overseas shareholder will be responsible for any such issue, transfer or other taxes or other payments by whomsoever payable and Witness Systems and Goldman Sachs (and any person acting on behalf of either of them) shall be fully indemnified and held harmless by such shareholder for any such issue, transfer or other taxes or duties as Witness Systems or Goldman Sachs (and any person acting on behalf of either of them) may be required to pay.

     IF YOU ARE AN OVERSEAS SHAREHOLDER AND YOU ARE IN DOUBT ABOUT YOUR POSITION, YOU SHOULD CONSULT YOUR INDEPENDENT PROFESSIONAL ADVISER IN THE RELEVANT JURISDICTION.

(b) In particular the Offer is not being made, directly or indirectly, in or into and is not capable of acceptance in or from Canada, Australia or Japan. Accordingly, copies of this document and the accompanying documents are not being, and must not be, mailed or otherwise distributed or sent in or into Canada, Australia or Japan.

     Persons receiving such documents (including without limitation, custodians, trustees and nominees) must not mail, forward, or distribute or send them, directly or indirectly, in, into or from Canada, Australia or Japan or use the Canadian, Australian or Japanese mails or any such means or instrumentality or facility for any purpose, directly or indirectly, in connection with the Offer. Doing so may invalidate any purported acceptance of the Offer. Persons wishing to accept the Offer must not use such mails or any such means or instrumentality or facility directly or indirectly for any purpose directly or indirectly related to acceptance of the Offer.

     Envelopes containing a Form of Acceptance should not be postmarked in Canada, Australia or Japan or otherwise despatched from Canada, Australia or Japan and all accepting Eyretel Shareholders must provide addresses outside Canada, Australia or Japan for the remittance of cash or for the return of the Form of Acceptance, share certificates and/or other document(s) of title.

(c) An Eyretel Shareholder will be deemed not to have validly accepted the Offer if:

       (i) he puts "NO" in Box 5 of the Form of Acceptance and thereby does not give the representations and warranties set out in paragraph
              (b) of Part C of this Appendix 1;

       (ii) having inserted in or having completed Box 3 of the Form of Acceptance with a registered address in Canada, Australia or Japan, he does not insert in Box 6 of the Form of Acceptance the name and address of a person or agent outside Canada, Australia or Japan to whom he wishes the consideration to which he is entitled under the Offer and/or any documents to be sent;

       (iii) he inserts in Box 6 of the Form of Acceptance the name and address of a person or agent in Canada, Australia or Japan to whom he wishes the consideration to which he is entitled under the Offer and/or any documents to be sent; or

       (iv) in any case, the Form of Acceptance received from him is received in an envelope postmarked in, or which otherwise appears to Witness Systems or its agent to have been sent from Canada, Australia or Japan.

     Witness Systems reserves the right, in its sole discretion, to investigate, in relation to any acceptance, whether the representations and warranties set out in paragraph (b) of Part C of this Appendix 1 could have been truthfully given by the relevant Eyretel Shareholder and, if such investigation is made and, as a result, Witness Systems cannot satisfy itself that such representation and warranty was true and correct, the acceptance shall not be valid.

(d) If, in connection with the making of the Offer, notwithstanding the restrictions described above, any person (including, without limitation, custodians, nominees and trustees), whether pursuant to a contractual or legal obligation or otherwise, forwards this document, the Form of Acceptance or any related offering documents, in, into or from Canada, Australia or Japan or uses the mails of, or any means or instrumentality (including without limitation, facsimile or electronic transmission, telephone or internet) of interstate or foreign commerce of, or any facility of a national securities exchange of, Canada, Australia or Japan in connection with such forwarding, such person should:

       (i)    inform the recipient of such fact;

       (ii) explain to the recipient that such action may invalidate any purported acceptance by the recipient; and

       (iii)  draw the attention of the recipient to this paragraph 8.

(e) If any written notice from an Eyretel Shareholder withdrawing his acceptance in accordance with paragraph 4 of Part B of this Appendix 1 is received in an envelope postmarked in, or which otherwise appears to Witness Systems or its agents to have been sent from, Canada, Australia or Japan, Witness Systems reserves the right in its absolute discretion to treat that notice as invalid.

     ANY ACCEPTANCE OF THE OFFER BY EYRETEL SHAREHOLDERS WHO ARE UNABLE TO GIVE THE REPRESENTATIONS AND WARRANTIES SET OUT IN PARAGRAPH (B) OF PART C OF THIS APPENDIX 1 IS LIABLE TO BE DISREGARDED.

(f) These provisions and any other terms of the Offer relating to overseas shareholders may be waived, varied or modified as regards specific Eyretel Shareholders or on a general basis by Witness Systems in its absolute discretion. Subject thereto, the provisions of this paragraph 8 supersede any terms of the Offer inconsistent with them. References in this paragraph 8 to an Eyretel Shareholder include references to the person or persons executing a Form of Acceptance and, if more than one person executes the Form of Acceptance, the provisions of this paragraph 8 shall apply to them jointly and severally.

                           PART C: FORM OF ACCEPTANCE

Each Eyretel Shareholder by whom, or on whose behalf, a Form of Acceptance is executed irrevocably undertakes, represents, warrants and agrees to and with Witness Systems, Goldman Sachs and Capita IRG (so as to bind him, his personal representatives, heirs, successors and assigns) to the following effect:

(a)    (i)    that the execution of the Form of Acceptance, whether or not any
              Boxes are completed, shall constitute an acceptance of the Offer in respect of the number of Eyretel Shares inserted or deemed to be inserted in Box 1 of the Form of Acceptance; and

       (ii) an undertaking to execute any further documents, take any further action and give any further assurances which may be required in connection with the foregoing,

     in each case on and subject to the terms and conditions set out or referred to in this document and in the Form of Acceptance and that, subject only to the rights of withdrawal set out or referred to in paragraph 4 of Part B of this Appendix 1, each such acceptance and election shall be irrevocable; and

(b) unless "NO" is put in Box 5 of the Form of Acceptance, that:

       (i) such Eyretel Shareholder has not received or sent copies or originals of this document, the Form of Acceptance or any related offering documents in, into or from Canada, Australia or Japan, has not utilised in connection with the Offer, directly or indirectly, the mails of or any means of instrumentality (including, without limitation, by means of facsimile or electronic transmission, telephone or internet) of interstate or foreign commerce of, or any facilities of a securities exchange of, Canada, Australia or Japan, was outside Canada, Australia or

              Japan when the Form of Acceptance was delivered and at the time of accepting the Offer, and, in respect of the Eyretel Shares to which the Form of Acceptance relates, is not an agent or fiduciary acting on a non-discretionary basis for a principal, unless such agent or fiduciary is an authorised employee of such principal or such principal has given all instructions with respect to the Offer from outside Canada, Australia or Japan; and

       (ii) the Form of Acceptance and any related offering documents have not been mailed or otherwise sent in, into or from, Canada, Australia or Japan or signed in any of those jurisdictions and such shareholder is accepting the Offer from outside Canada, Australia and Japan;

(c) that the execution of the Form of Acceptance and its delivery constitutes, subject to the Offer becoming unconditional in all respects in accordance with its terms and to an accepting Eyretel Shareholder not having validly withdrawn his acceptance, the irrevocable separate appointment of Witness Systems and/or Goldman Sachs as such Eyretel Shareholder's attorney and/or agent (the "attorney") and an irrevocable instruction and authorisation to the attorney:

       (i) to complete and execute all or any form(s) of transfer and/or other document(s) at the discretion of the attorney in relation to the Eyretel Shares referred to in paragraph (a) of this Part C in favour of Witness Systems or such other person or persons as Witness Systems or its agents may direct;

       (ii) to deliver such form(s) of transfer and/or other document(s) in the attorney's discretion together with the certificate(s) and/or other document(s) of title relating to such Eyretel Shares for registration within 6 months of the Offer becoming unconditional in all respects; and

       (iii) to execute all such other documents and do all such other acts and things as may in the attorney's opinion be necessary or expedient for the purpose of, or in connection with, the acceptance of the Offer and to vest the Eyretel Shares referred to in paragraph (a) of this Part C in Witness Systems or its nominee;

(d) that the execution of the Form of Acceptance and its delivery constitutes the irrevocable appointment of Capita IRG as such shareholder's attorney and/or agent and an irrevocable instruction and authority to the attorney and/or agent (i) subject to the Offer becoming unconditional in all respects in accordance with its terms and to an accepting Eyretel Shareholder not having validly withdrawn his acceptance to transfer all or any of the Relevant Eyretel Shares (but not exceeding the number of Eyretel Shares in respect of which the Offer is accepted or deemed to be accepted) to itself (or to such other person or persons as Witness Systems or its agents may direct) by means of CREST and (ii) if the Offer lapses, to give instructions to CRESTCo, immediately after the Offer lapses (or within such longer period as the Panel may permit), to transfer all Relevant Eyretel Shares to the original available balance of the accepting Eyretel Shareholder. "Relevant Eyretel Shares" means Eyretel Shares in uncertificated form and in respect of which a transfer or transfers to escrow has or have been effected pursuant to the procedures described in paragraph 15 of the letter from Goldman Sachs contained in this document and where the transfer(s) to escrow was or were made in respect of Eyretel Shares held under the same member account ID and was or were made in respect of Eyretel Shares held under the same member account ID and participant ID as the member account ID and participant ID relating to the Form of Acceptance concerned (but irrespective of whether or not any Form of Acceptance Reference Number, or a Form of Acceptance Reference Number corresponding to that appearing on the Form of Acceptance concerned, was included in the instruction concerned);

(e) that the execution of the Form of Acceptance and its delivery constitutes, subject to the Offer becoming unconditional in all respects and to an accepting Eyretel Shareholder not having validly withdrawn his acceptance, an irrevocable authority and request:

       (i) to Eyretel or its agents to procure the registration of the transfer of the Eyretel Shares pursuant to the Offer and the delivery of the share certificate(s) and/or other document(s) of title in respect of the Eyretel Shares to Witness Systems or as it may direct;

       (ii) if the Eyretel Shares concerned are in certificated form, or if either of the provisos to sub-paragraph (iii) below apply, to Witness Systems and Goldman Sachs or their respective agents to procure the despatch by post (or by such other method as the Panel may approve) of the cheque for the cash consideration to which an accepting Eyretel Shareholder is entitled, at the risk of such shareholder, to the person or agent whose name and address

              (outside Canada, Australia and Japan) is set out in Box 6 of the Form of Acceptance or, if none is set out, to the person whose name and address (outside Canada, Australia or Japan) is set out in Box 3 of the Form of Acceptance, or if none is set out in Box 3 of the Form of Acceptance, to the first-named holder at his registered address (outside Canada, Australia or Japan);

       (iii) if the Eyretel Shares concerned are in uncertificated form, to Witness Systems and Goldman Sachs or their respective agents to procure the making of a CREST payment in favour of the relevant Eyretel Shareholder's payment bank in accordance with the CREST payment arrangements in respect of any cash consideration provided that (aa) Witness Systems may (if, for any reason, it wishes to do so) determine that all or any part of such cash consideration shall be paid by cheque despatched by post and (bb) if the Eyretel Shareholder concerned is a CREST member whose registered address is in Canada, Australia or Japan, any cash consideration to which such shareholder is entitled shall be paid by cheque despatched by post to the address set out in Box 6 of the Form of Acceptance or, if none is set out, to the person whose name and address (outside Canada, Australia or Japan) is set out in Box 3 of the Form of Acceptance or, if none is set out in Box 3 of the Form of Acceptance, to the first- named holder at his registered address (outside Canada, Australia or Japan);

(f) that the execution of the Form of Acceptance and its delivery constitutes a separate authority to Witness Systems and/or Goldman Sachs and/or their respective directors within the terms of paragraph 5 of Part B of this Appendix 1;

(g) that, subject to the Offer becoming or being declared unconditional in all respects (or if the Offer will become unconditional in all respects or lapse immediately upon the outcome of the resolution in question or if the Panel consents) and pending registration:

       (i) Witness Systems or its agents shall be entitled to direct the exercise of any votes and any or all other rights and privileges (including the right to requisition the convening of a general meeting of Eyretel or of any class of its shareholders) attaching to any Eyretel Shares in certificated form in respect of which the Offer has been accepted or is deemed to have been accepted and not validly withdrawn; and

       (ii) the execution of a Form of Acceptance by an Eyretel Shareholder in respect of the Eyretel Shares comprised in such acceptance and in respect of which such acceptance has not been validly withdrawn:

              (A) constitutes an authority to Eyretel from such Eyretel Shareholder to send any notice, circular, warrant, document or other communication which may be required to be sent to him/her as a member of Eyretel (including any share certificate(s) or other document(s) of title issued as a result of a conversion of such Eyretel Shares into certificated form) to Witness Systems at its registered office;

              (B) constitutes an authority to Witness Systems or any director of Witness Systems to sign any consent to short notice of a general or separate class meeting as his attorney and/or agent and on his behalf and/or to attend and/or execute a form of proxy in respect of such Eyretel Shares appointing any person nominated by Witness Systems to attend general and separate class meetings of Eyretel (and any adjournments thereof) and to exercise the votes attaching to such shares on his behalf, where relevant, such votes to be cast so far as possible to satisfy any outstanding condition of the Offer; and

              (C) will also constitute the agreement of such Eyretel Shareholder not to exercise any of such rights without the consent of Witness Systems and the irrevocable undertaking of such Eyretel Shareholder not to appoint a proxy to attend any such general meeting or separate class meeting;

(h) that he will deliver or procure the delivery to Capita IRG at the address referred to in paragraph 4(a) of Part B of this Appendix 1 of his share certificate(s) or other document(s) of title in respect of all Eyretel Shares in certificated form held by him in respect of which the Offer has been accepted or is deemed to have been accepted and not validly withdrawn, or an indemnity acceptable to Witness Systems in lieu thereof, as soon as possible and in any event within six months of the Offer becoming unconditional in all respects;

(i) that he is the sole legal and beneficial owner of the Eyretel Shares in certificated form in respect of which the Offer is accepted or deemed to be accepted or he is the legal owner of such Eyretel Shares and he has the necessary capacity and authority to execute the Form of Acceptance;

(j) that the Eyretel Shares in certificated form in respect of which the Offer is accepted or deemed to be accepted are sold fully paid up and free from all liens, equities, charges, encumbrances and other third party rights and/or interests and together with all rights now or hereafter attaching thereto, including voting rights and the right to receive and retain all dividends, interests and other distributions (if any) declared, made or paid after 28 February 2003;

(k) that he will take (or procure to be taken) the action set out in paragraph 15 of the letter from Goldman Sachs contained in this document to transfer all Eyretel Shares held by him in uncertificated form in respect of which the Offer has been accepted or is deemed to have been accepted and not validly withdrawn to an escrow balance as soon as possible and in any event so that the transfer to escrow settles within 6 months of the Offer becoming unconditional in all respects;

(l) that if, for any reason, any Eyretel Shares in respect of which a transfer to an escrow balance has been effected in accordance with paragraph 15 of the letter from Goldman Sachs contained in this document are converted to certificated form, he will (without prejudice to paragraph (g)(ii)(A) of this Part C immediately deliver or procure the immediate delivery of the share certificate(s) or other document(s) of title in respect of all such Eyretel Shares as so converted to Capita IRG at the address referred to in paragraph 4(a) of Part B of this Appendix 1 or to Witness Systems at its registered office or as Witness Systems or its agents may direct;

(m) that the making of a CREST payment in favour of his payment bank in accordance with the CREST payment arrangements as referred to in paragraph
     (e)(iii) of this Part C shall discharge in full any obligation of Witness Systems and/or Goldman Sachs to pay him the cash consideration to which he is entitled pursuant to the Offer;

(n) that the terms and conditions of the Offer contained in this document shall be deemed to be incorporated in, and form part of, the Form of Acceptance which shall be read and construed accordingly;

(o) that, if he accepts the Offer, he will do all such acts and things as shall be necessary or expedient to vest the Eyretel Shares in Witness Systems or its nominee(s) or such other persons as it may decide and all such acts and things as may be necessary or expedient to enable Capita IRG to perform its functions as escrow agent for the purposes of the Offer;

(p) that he agrees to ratify each and every act or thing which may be done or effected by Witness Systems or Goldman Sachs or Capita IRG or any Director of Witness Systems, any director of Goldman Sachs or any director of Capita IRG or their respective agents or Eyretel or its agents, as the case may be, in the exercise of any of his powers and/or authorities under this document;

(q) that the execution of the Form of Acceptance constitutes his agreement to the terms of paragraphs 7(f)(ii) and (iii) of Part B of this Appendix 1;

(r)  that on execution the Form of Acceptance shall take effect as a deed; and

(s) that if any provision of Part B or Part C of this Appendix 1 shall be unenforceable or invalid or shall not operate so as to afford Witness Systems or Goldman Sachs or Capita IRG or any director of any of them the benefit or authority expressed to be given therein, he shall with all practicable speed do all such acts and things and execute all such documents as may be required to enable Witness Systems and/or Goldman Sachs and/or Capita IRG and/or any director of any of them to secure the full benefits of Part B and this Part C.

References in this Part C to an Eyretel Shareholder shall include references to the person or persons executing a Form of Acceptance, and if more than one person executes a Form of Acceptance, the provisions of this Part C shall apply to them jointly and severally.

                                   APPENDIX 2

                    FINANCIAL INFORMATION ON WITNESS SYSTEMS

NATURE OF FINANCIAL INFORMATION

The financial information in this Appendix 2 has been extracted, without material adjustment, from the audited consolidated financial statements of Witness Systems for each of the three years ended 31 December 2001. The information set out in this Appendix 2 has been extracted from previously published sources and does not constitute statutory accounts within the meaning of section 240 of the Companies Act 1985. Unqualified audit reports have been issued under generally accepted auditing standards in the United States of America for each of the three years ended 31 December 2001 by KPMG LLP, USA, being the auditor of Witness Systems for the relevant financial periods. This financial information has been prepared in accordance with generally accepted accounting principles in the United States of America and is presented throughout in US dollars.

CONSOLIDATED STATEMENTS OF OPERATIONS



                                                                                YEAR ENDED 31 DECEMBER
                                                                            1999            2000             2001
                                                                       --------------  --------------   ------------
                                                                            $000            $000            $000
REVENUE
Licence..............................................................         16,706          30,307          39,926
Services.............................................................          6,221          13,601          21,852
Hardware.............................................................             46              --              --
                                                                       -------------   -------------   -------------
                                                                              22,973          43,908          61,778
                                                                       -------------   -------------   -------------
COST OF REVENUE
Licence..............................................................            327             436             602
Services.............................................................          3,921           7,681           9,704
Hardware.............................................................             46              --              --
                                                                       -------------   -------------   -------------
                                                                               4,294           8,117          10,306
                                                                       -------------   -------------   -------------
GROSS PROFIT.........................................................         18,679          35,791          51,472
OPERATING EXPENSES
Sales and marketing..................................................        (11,585)        (22,587)        (29,339)
Research and development.............................................         (5,825)        (10,379)        (13,611)
General and administrative...........................................         (4,403)         (8,770)        (11,629)
Acquired in-process research and development.........................         (3,506)             --          (4,823)
                                                                       -------------   -------------   -------------
OPERATING LOSS.......................................................         (6,640)         (5,945)         (7,930)
Interest (expense)/income-- net......................................           (364)          3,979           2,866
                                                                       -------------   -------------   -------------
LOSS BEFORE PROVISION FOR INCOME TAXES AND EXTRAORDINARY
  LOSS...............................................................         (7,004)         (1,966)         (5,064)
Provision for income taxes...........................................             --              --            (116)
Extraordinary loss on early extinguishment of debt...................             --            (248)             --
                                                                       -------------   -------------   -------------
NET LOSS.............................................................         (7,004)         (2,214)         (5,180)
Preferred stock dividends and accretion..............................         (1,815)           (611)             --
                                                                       -------------   -------------   -------------
NET LOSS APPLICABLE TO COMMON STOCKHOLDERS...........................         (8,819)         (2,825)         (5,180)
                                                                       =============   =============   =============
NET LOSS PER SHARE (BASIC AND DILUTED):
Net loss.............................................................  $      (1.37)   $      (0.14)   $      (0.23)
                                                                       ============    ============    ============
Basic and diluted weighted-average common shares
  outstanding........................................................          6,424          19,997          22,258
                                                                       =============   =============   =============

CONSOLIDATED BALANCE SHEET


                                                                     AS AT
                                                                  31 DECEMBER
                                                                     2001
                                                                  -----------
                                                                     $000
  CURRENT ASSETS
  Cash and cash equivalents......................................     23,209
  Restricted cash................................................      1,088
  Short-term investments.........................................     32,500
  Accounts receivable, net of doubtful debt allowance............     13,765
  Prepaid and other current assets...............................      3,503
                                                                   ---------
  Total current assets...........................................     74,065
  Restricted cash and investments................................      4,170
  Property and equipment, net....................................      5,230
  Intangible and other assets, net...............................        701
                                                                   ---------
  TOTAL ASSETS...................................................     84,166
                                                                   =========
  CURRENT LIABILITIES
  Accounts payable...............................................      3,343
  Accrued expenses...............................................      6,564
  Deferred revenue...............................................      8,205
                                                                   ---------
  Total liabilities..............................................     18,112
                                                                   ---------
  STOCKHOLDERS' EQUITY
  Common stock...................................................        225
  Additional paid-in capital.....................................     96,224
  Accumulated deficit............................................    (27,985)
  Notes receivable for stock.....................................     (2,322)
  Accumulated other comprehensive loss...........................        (88)
                                                                   ---------
  Total stockholders' equity.....................................     66,054
                                                                   ---------
  TOTAL LIABILITIES AND STOCKHOLDERS' EQUITY.....................     84,166
                                                                   =========

CONSOLIDATED STATEMENT OF CASH FLOWS

                                                                     YEAR ENDED
                                                                     31 DECEMBER
                                                                        2001
                                                                     -----------
                                                                        $000
     CASH FLOWS USED IN OPERATING ACTIVITIES
     Net loss before extraordinary items............................     (5,180)
     Depreciation and amortisation..................................      3,165
     Provision for doubtful accounts................................      1,624
     Other non-cash expenses........................................        171
     Changes in operating assets and liabilities....................     (5,078)
                                                                      ---------
     Net cash flows used in operating activities....................     (5,298)
                                                                      ---------
     CASH FLOWS USED IN INVESTING ACTIVITIES
     Capital expenditures...........................................     (3,316)
     Purchases of short-term investments............................    (40,994)
     Proceeds from sales and maturities of short-term
       investments..................................................     46,950
     Allocation to restricted cash..................................     (5,258)
                                                                      ---------
     Net cash flows used in investing activities....................     (2,618)
                                                                      ---------
     CASH FLOWS FROM FINANCING ACTIVITIES
     Proceeds from exercise of stock options........................      1,064
     Proceeds from employee stock purchase plan.....................        486
     Repayments of notes receivable from stockholders...............         91
                                                                      ---------
     Net cash flows provided by financing activities................      1,641
                                                                      ---------
     Effect of exchange rate on cash................................       (106)
     Net decrease in cash and cash equivalents......................     (6,381)
     Cash and cash equivalents at beginning of period...............     29,590
                                                                      ---------
     Cash and cash equivalents at end of period.....................     23,209
                                                                      =========
     SUPPLEMENTAL INFORMATION:
     Cash paid for income taxes.....................................        163
                                                                      =========

                        NOTES TO THE FINANCIAL STATEMENTS

1   SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

(a) Description of business

Witness Systems, Inc. and subsidiaries (the "Company") provides customer interaction recording, performance analysis and electronic learning management software that enables companies to optimize their customer relationships across multiple communications media and to improve their customer relationship management. The Company is headquartered in Roswell, Georgia with other offices in the United States, Australia, Brazil, Canada, Germany, Japan, Mexico and the United Kingdom.

The Company was originally incorporated in 1988 in Georgia and was reincorporated in Delaware on March 13, 1997.

(b) Principles of consolidation and reclassifications

The consolidated financial statements include the financial statements of the Company and its wholly owned subsidiaries. All significant intercompany balances and transactions have been eliminated in consolidation.

Certain prior year amounts have been reclassified to conform with the current year presentation.

(c) Use of estimates

The preparation of financial statements in conformity with accounting principles generally accepted in the United States of America requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosures of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenue and expenses during the reporting period. Actual results could differ from those estimates.

(d) Revenue recognition and deferred revenue

The Company recognizes revenue in accordance with Statement of Position ("SOP") 97-2, Software Revenue Recognition, and SOP 98-9, Modification of SOP 97-2, Software Revenue Recognition, With Respect to Certain Transactions. Revenue is derived from licensing software and providing related services and is allocated to each element of the arrangement based on their relative fair values, which is established by the price charged when the respective element is sold separately.

Revenue from license fees is recognized when persuasive evidence of an agreement exists, delivery of the product has occurred, the fee is fixed or determinable and collection is probable. Software services include installation, training and maintenance. Revenue from installation and training are recognized upon performance of the related services. Installation and training services are offered and billed as separate elements of contracts. The functionality of the software is not dependent on installation and training services. Maintenance is offered as a separate element and includes the right to unspecified upgrades on a when-and-if available basis. Maintenance revenue is deferred and recognized ratably over the term of the related contract, usually one year. Specified upgrades are not typically offered to customers.

Accounts receivable include amounts due from customers for which revenue has been recognized. Deferred revenue consists of amounts collected from customers for license and software services that have not met the criteria for revenue recognition.

(e) Cash and cash equivalents and short-term investments

The Company considers all highly liquid debt instruments with original maturities of three months or less to be cash equivalents. The Company's investments are classified as available for sale and are carried at fair market value. Unrealized holding gains and losses on such investments are reported as a part of accumulated other comprehensive income. Realized gains and losses from sales are based on the specific identification method.

At December 31, 2001, restricted cash balances of $5.3 million were held in the form of a money market and served to collateralize supporting standby letters of credit issued in connection with the Company's headquarters facility and office furniture leases.

(f) Prepaid and other current assets

Prepaid and other current assets consist principally of prepayments of certain operating expenses, unbilled services revenue, prepaid software royalties and investment interest receivable.

(g) Property and equipment

Property and equipment are stated at cost, less accumulated depreciation and amortization. Property and equipment are depreciated on a straight-line basis over the estimated useful lives of the assets, typically 18 months to five years. Leasehold improvements are amortized using the straight-line method over the shorter of the estimated life of the asset or the remaining term of the lease. Property and equipment are comprised of the following:

                                              YEAR ENDED
                                              31 DECEMBER
                                                 2001
                                              ----------
                                                 $000
 PROPERTY AND EQUIPMENT
 Computer equipment.....................          6,275
 Software...............................          2,874
 Other equipment........................          1,390
 Furniture and fixtures.................            217
 Leasehold improvements.................          1,214
                                               --------
                                                 11,970
 Less accumulated depreciation..........         (6,740)
                                               --------
                                                  5,230

In December of 2000, when the corporate headquarters was relocated, the Company accelerated the depreciation of certain of its furniture and fixtures and leasehold improvements that were no longer to be utilized in the new headquarters.

(h) Intangible and other assets

Other assets include principally prepaid software royalties and deposits. Intangible assets consist of purchased technology and are being amortized using the straight-line method generally over three years. During 2001 and 2000, the Company amortized to research and development expense $488,000 and $538,000 of purchased technology, respectively. There was no amortization in 1999.

(i) Impairment of long-lived assets

Long-lived and intangible assets are reviewed for impairment whenever events or changes in circumstances indicate that the carrying amount of an asset may not be recoverable. Recoverability of assets to be held and used is measured by a comparison of the carrying amount of the assets to the future net cash flows expected to be generated by the assets. If such assets are considered to be impaired, the impairment to be recognized is measured by the amount by which the carrying amount of the assets exceeds the fair value of the assets.

(j) Advertising costs

We expense advertising costs as they are incurred. Advertising expenses were $665,000, $1.1 million and $191,000 in 2001, 2000 and 1999, respectively.

(k) Research and development and software development costs

Research and development costs are expensed as incurred. SFAS No. 86, Accounting for the Cost of Computer Software to Be Sold, Leased or Otherwise Marketed requires capitalization of certain software development costs subsequent to the establishment of technological feasibility. Costs incurred subsequent to establishing technological feasibility, in the form of a working model, are capitalized and amortized over their estimated useful lives. To date, software development costs incurred after technological feasibility has been established have not been material.

(l) Income taxes

Income taxes are accounted for under the asset and liability method. Deferred tax assets and liabilities are recognized for the future tax consequences attributable to differences between the financial statement carrying amounts of existing assets and liabilities and their respective tax bases and operating loss and tax credit carryforwards. Deferred tax assets and liabilities are measured using enacted tax rates expected to apply to taxable income in the years in which those temporary differences are expected to be recovered or settled. The effect on deferred tax assets and liabilities of a change in tax rates is recognized in income in the period that includes the enactment date.

(m) Stock compensation

The Company applies the intrinsic value-based method of accounting prescribed by Accounting Principles Board ("APB") Opinion No. 25, Accounting for Stock Issued to Employees, and related interpretations, in accounting for its fixed plan stock options. As such, compensation expense is recorded on the date of grant only if the current estimated fair value of the underlying stock exceeds the exercise price. The Company has also provided pro forma disclosures as if the fair value-based method of accounting prescribed by Statement of Financial Accounting Standards ("SFAS") No. 123, Accounting for Stock Based Compensation, had been used to account for its fixed plan stock options.

(n) Computation of historical and unaudited pro forma let loss per share

The Company has presented historical net loss per share pursuant to SFAS No. 128, Earnings Per Share, and the Securities and Exchange Commission Staff Accounting Bulletin ("SAB") No. 98. Pursuant to SFAS No. 128, unvested stock is excluded from basic earnings per share and included in diluted earnings per share if dilutive. Pursuant to SAB No. 98, common stock and convertible preferred stock issued for nominal consideration, prior to the effective date of an initial public offering, are required to be included in the calculation of basic and diluted net loss per share, as if they were outstanding for all periods presented. The Company has not had any such issuances or grants for nominal consideration.

The unaudited pro forma net loss per share for the years ended December 31, 2000 and 1999 is calculated using the historical weighted-average common shares outstanding and reflecting: (1) the subsequent conversions of Series A, Series B and Series C convertible preferred stock, including conversions of accrued dividends on the Series A convertible preferred stock, into shares of the Company's common stock, as if such conversions had occurred on January 1, 1999, or at the date of issuance, if later; and (2) the vesting of certain restricted common shares held by an officer of the Company which became fully vested upon the Company's initial public offering in February 2000, as if such vesting became effective on the date such shares were issued. The numerator of the calculation excludes preferred stock dividends and accretion of $611,000 and $1.8 million for the years ended December 31, 2000 and 1999, respectively.

Following is a reconciliation of the numerator and denominator used in the calculation of historical and pro forma basic and diluted net loss per share:


                                                                                         YEAR ENDED 31 DECEMBER
                                                                                   1999            2000           2001
                                                                              -------------   -------------  ---------
                                                                                   $000            $000           $000
 HISTORICAL:
  Net loss before extraordinary loss......................................          (7,004)         (1,966)        (5,180)
  Preferred stock dividends and accretion.................................          (1,815)           (611)            --
                                                                              ------------    ------------   ------------
  Net loss applicable to common stockholders..............................          (8,819)         (2,577)        (5,180)
                                                                              ------------    ------------   ------------
  Basic and diluted common shares outstanding.............................           6,424          19,997         22,258
  Basic and diluted net loss per share before extraordinary
    loss..................................................................    $     (1.37)    $     (0.13)   $     (0.23)
                                                                              ===========     ===========    ===========
  Net loss before extraordinary loss......................................          (7,004)         (1,966)        (5,180)

  UNAUDITED PRO FORMA:
  Historical basic and diluted common shares outstanding..................           6,424          19,997         22,258
  Adjustment at 31 December 1999 and 2000 to reflect the
    IPO:
    Conversion of Series A preferred stock................................           5,776             664             --
    Conversion of Series B preferred stock................................           2,128             240             --
    Conversion of Series C preferred stock................................             993             269             --
    Vesting of restricted common shares...................................             434              62             --
                                                                              ------------    ------------   ------------
  Pro forma basic and diluted common shares outstanding...................          15,755          21,232         22,258
                                                                              ------------    ------------   ------------
  Unaudited pro forma basic and diluted net loss per share
    before extraordinary loss.............................................    $     (0.44)    $     (0.09)   $     (0.23)
                                                                              ===========     ===========    ===========


The Company has excluded all convertible preferred stock, warrants for common and preferred shares, nonvested restricted common shares, and outstanding stock options from the calculation of historical diluted net loss per common share because all such securities are anti-dilutive for the periods presented. The total number of shares excluded from the calculations of diluted net loss per share was 1,573,445, 2,178,846, and 14,014,876 for the years ended December 31, 2001, 2000 and 1999, respectively.

(o) Business and Credit Concentration

No customer accounted for more than 10% of the Company's revenue in 2001, 2000 and 1999.

The Company estimates an allowance for doubtful accounts and sales and services concessions based on the creditworthiness of its customers, general economic conditions, and other factors. Consequently, an adverse change in those factors could affect the Company's estimate of its provision for its doubtful accounts and allowances.

(p) Segment and Geographic Information

SFAS No. 131, Disclosures about Segments of an Enterprise and Related Information, requires use of the "management approach" model for segment reporting. The Company operates and manages its business in one segment, that being a software and services provider to the customer interaction recording and analysis market. The Company markets its products worldwide. The Company's revenue derived from customers outside the United States, principally in Canada, the United Kingdom, Australia, Mexico and Japan were $10 million, $3.9 million and $1.5 million in 2001, 2000 and 1999, respectively. All significant long-lived assets are located in the United States.

(q) Fair Value of Financial Instruments

At December 31, 2001 the Company's financial instruments included cash and cash equivalents, short-term and long-term investments, accounts receivables and accounts payable. The Company believes all of the financial instruments' recorded values approximate current values because of the short maturities of these instruments.

(r) Foreign Currency

For most of the Company's foreign subsidiaries and operations, the functional currency has been determined to be the local currency, and therefore, assets and liabilities are translated at year-end exchange rates, and income statement items are translated at average exchange rates prevailing during the year. Such translation adjustments are recorded in aggregate as a component of stockholders' equity and other comprehensive (loss) income. Gains and losses from foreign currency denominated transactions are included in other income (expense) and are not material.

2   ACQUIRED IN-PROCESS RESEARCH AND DEVELOPMENT AND RELATED CHARGES

In 2001 and 1999, the Company purchased software-based research and development from third parties totaling $4.8 million and $3.5 million, respectively. The Company recorded an expense for these purchases when they acquired the assets and classified the expense as acquired in-process research and development ("IPR&D") in the accompanying consolidated statements of operations.

The IPR&D purchase in 1999 related to the development of technology to store and retrieve substantially larger volumes of data than the Company's software was previously capable of storing and retrieving. The Company purchased this technology in exchange for 841,120 shares of its common stock valued at $4.14 per share. As a result, the Company recorded a charge of $3.5 million in the accompanying consolidated statement of operations. At the time of the purchase, the Company estimated that it would take up to a year to complete the development of this technology and that it would cost an additional $3.3 million to complete these efforts.

During 2000, the Company entered into an option agreement to purchase IPR&D technologies relating to the development of electronic-media data capture and optimization. As of December 31, 2000, the option's carrying value was $650,000 and was classified in intangible and other assets, net in the accompanying consolidated balance sheet. In March 2001, the Company paid $2.0 million to exercise this option to purchase the underlying technology. Also, during the first quarter of 2001, the Company purchased additional IPR&D for $1.1 million relating to similar development issues. At the time of the purchases, the Company estimated that it would take up to a year to complete these development projects and we estimated that we would incur at least an additional $3 million to complete these projects.

In June 2001, the Company purchased software-based IPR&D technology relating to the development of on-line analytical processing and multi-dimensional analysis capabilities for $1.1 million. At that time, the Company estimated that it would take up to a year for us to complete the development of this technology and that it would cost at least an additional $1 million.

At the date of the aforementioned transactions, the acquired IPR&D technologies had not progressed to a stage where they met technological feasibility as defined by Statement of Financial Accounting Standards ("SFAS") No. 86, Accounting for the Cost of Computer Software to Be Sold, Leased or Otherwise Marketed. At the time of each transaction, the Company estimated the stage of completion of the project and the time and resources required to complete the project by creating a product design plan and evaluating the progress of the acquired technology towards this plan. A significant amount of uncertainty existed as to the Company's ability to complete the development projects within a timeframe acceptable to the market, and failure to do so could cause its competitive position in the market to erode. Additionally, the amount of development required to enable the acquired technology to integrate with its primary product was estimated to be significant, which increased the uncertainty surrounding its successful development. The acquired technologies did not have alternative future uses.

3   INVESTMENTS

The amortized cost and fair market value of investments available for sale as of December 31, 2001 were as follows:

                                                 31 DECEMBER 2001 -- UNREALISED
                                                 ------------------------------
                                               COST     GAIN   LOSS     MARKET
                                               ----     ----   ----     ------
                                               $000     $000   $000      $000
CASH AND CASH EQUIVALENTS
Cash........................................    1,818    --      --       1,818
Money market fund...........................   11,649    --      --      11,649
Auction rate securities.....................   15,000    --      --      15,000
                                            ---------          ----   ---------
Total cash and cash equivalents.............   28,467    --      --      28,467
Less: restricted cash and investments.......   (5,258)   --      --      (5,258)
                                            ---------          ----   ---------
                                               23,209    --      --      23,209
                                            =========   ===    ====   =========
SHORT-TERM INVESTMENTS
Auction rate securities.....................    3,850    --      --       3,850
Corporate debt securities...................   10,927    52      --      10,979
US Government Agency securities.............   17,682     7     (18)     17,671
                                            ---------    ---    ----   ---------
                                               32,459    59     (18)     32,500
                                            =========   ===    ====   =========

At December 31, 2001, the estimated fair market value of investments with maturity dates ranging from 91 days to one year totaled $4.5 million and investments with maturity dates ranging from one to three years totaled $19.9 million. There were no realized gains or losses during 2001.

At December 31, 2001, restricted cash and investments represented the collateral pledged to secure three standby letters of credit of $4.8 million issued in connection with the lease of the Company's headquarters facility and office furniture. The letters of credit and restricted cash and investments contractually decrease over time to zero no later than May 31, 2007.

4   OTHER BALANCE SHEET INFORMATION

Accrued expenses consisted of the following:

                                                            31 DECEMBER
                                                               2001
                                                               ----
                                                               $000
   Accrued compensation and benefits...............           2,748
   Sales taxes payable.............................             988
   Other miscellaneous accrued expenses............           2,828
                                                             -------
                                                              6,564
Accumulated other comprehensive (loss) income consisted of the following:

                                                           31 DECEMBER
                                                              2001
                                                              ----
                                                              $000
Cumulative foreign currency translation adjustments...........(129)
Unrealised gain on investments, net...........................  41
                                                              -----
                                                               (88)

5   STOCKHOLDERS' EQUITY

(a) Notes Receivable from Stock Sales

In March 1999, the Company issued 879,763 shares of restricted common stock to the CEO of the Company in exchange for a note receivable of $1.5 million. In August 1999, the CEO was granted and exercised options to acquire 112,230 shares of the Company's common stock in exchange for a note receivable of $334,000. Under the terms of such arrangements, the underlying restricted stock was fully vested and the maturity dates of the notes are February 2002 as a result of the

Company's IPO. These notes were extended subsequent to the year ended December 31, 2001 with a full recourse note vesting over a three-year period.

In August 1999, the Company issued 269,195 shares of common stock (from treasury shares) to certain officers and directors of the Company in exchange for individual notes receivable aggregating $800,000. As of December 31, 2001, there was an aggregate remaining balance of $527,000. The remaining notes have maturity dates of February 2002 as a result of the Company's IPO. These notes were satisfied subsequent to the year ended December 31, 2001.

(b) Warrants

During 2001, the Company paid $5,000 to cancel a performance-based warrant, which was granted during 2000, to purchase 10,000 shares of common stock for $19.25 per share.

6   INCOME TAXES

The components of the provision for income taxes for 2001 are as follows:

                          31 DECEMBER
                             2001
                             ----
                             $000
   US Federal......             52
   US State........             32
   Foreign.........             32
                             -----
                               116

All of the income tax provision relates to current tax, there being no deferred tax balance.

During 2000, and 1999, no income taxes were recorded because the Company and its subsidiaries did not earn operating profits and had no recognizable benefits. Income tax expense (benefit) differed from the amounts computed by applying the statutory U.S. federal income tax rate of 34% to loss before income taxes as a result of the following:



                                                                      YEAR ENDED 31 DECEMBER
                                                                   1999        2000        2001
                                                                ---------   ---------   -------
                                                                   $000        $000        $000
Computed "expected" tax benefit.................................  (2,381)       (753)     (1,732)
INCREASE/(DECREASE) IN INCOME TAXES RESULTING FROM:
State income taxes, net of federal income taxes.................    (269)        (54)       (186)
Non-deductible meals and entertainment..........................      85         113         127
Other non-deductible items......................................      19         (33)       (206)
Income tax effect attributable to foreign operations at
  different rates...............................................      --         272        (160)
Generation of research and experimentation credit
  carryforward..................................................      --        (100)       (332)
Other, net......................................................    (228)          2          16
Increase in valuation allowance.................................   2,774         553       2,589
                                                                  -------      ------     -------
                                                                    --           --         116
                                                                  =======      ======     =======


The income tax effects of temporary differences that give rise to significant portions of the Company's deferred income tax assets and liabilities are presented below:

                                                                                31 DECEMBER
                                                                                    2001
                                                                                    ----
                                                                                    $000
 DEFERRED INCOME TAX ASSETS:
 Allowance for doubtful debts.............................................             589
 Accruals not deferred for tax............................................             184
 Property and equipment, principally due to differences in
   depreciation...........................................................           2,458
 Net operating loss and research and experimentation credit
   carryforwards..........................................................           5,542
                                                                                  --------
 Total gross deferred income tax assets...................................           8,773
 Less: valuation allowance................................................          (8,530)
                                                                                  --------
 Net deferred income tax assets...........................................             243
 DEFERRED INCOME TAX LIABILITIES:
 Deferred stock compensation..............................................            (243)
                                                                                  --------
                                                                                        --
                                                                                  ========


The net change in the valuation allowance for deferred income tax assets for 2001 was an increase of $2.6 million. In assessing the realizability of deferred tax assets, management considers whether it is more likely than not that some portion or all of the deferred income tax assets will not be realized. The ultimate realization of deferred income tax assets is dependent upon the generation of future taxable income during the periods in which those temporary differences become deductible. Management considers the scheduled reversal of deferred income tax liabilities, projected future taxable income, and tax planning strategies in making this assessment.

As a result of the exercise of certain stock options during 2001, 2000 and 1999, the Company is entitled to a tax deduction of approximately $2.0 million to be applied against future taxable income generated by the Company, if any. In accordance with APB Opinion No. 25, any income tax benefit derived from this deduction will be reflected as additional paid-in capital at the time the Company recognizes such income tax benefit.

At December 31, 2001, the Company has net operating loss and research and experimentation credit carryforwards for U.S. federal income tax purposes of $6.7 million and $0.7 million, respectively, which expire in varying amounts beginning in the year 2014. The Company also has incurred foreign losses in the amount of $6.1 million, which are available to offset future taxable income in foreign jurisdictions. These foreign losses expire in varying amounts beginning in 2005.

Losses before income taxes from foreign operations were ($2.6) million, ($3.3) million, and ($0.7) million in 2001, 2000, and 1999, respectively. Income (losses) before income taxes from U.S. operations were ($2.5) million, $1.0 million, and ($6.3) million in 2001, 2000, and 1999, respectively.


7   COMMITMENTS AND CONTINGENCIES

During 2000, the Company adopted a plan to relocate its corporate headquarters to a larger facility within the Atlanta metropolitan area. In accordance with the Emerging Issues Task Force's abstract No. 94-3, the Company estimated that the net costs associated with its then existing facilities, which are under noncancellable leases expiring on June 30, 2002, would be approximately $525,000. The Company recorded this obligation during the second quarter of 2000. During 2001, two of the sublessees were unable to fulfill their obligations and the subleases were terminated. As a result, the Company recorded an additional obligation of $155,000 in 2001 for the additional estimated loss. As of December 31, 2001, the remaining accrual balance was $154,000.

The Company executed three irrevocable standby letters of credit to secure the new corporate headquarters facility and furniture leases in the aggregate amount of $4.8 million as of December 31, 2001. The letters of credit and related restricted funds have decreasing schedules that ultimately expire in 2002 and 2007, which correspond with their classification on the accompanying balance sheets.

The Company leases its office facilities, including its corporate headquarters, and certain office equipment under various noncancelable operating lease agreements that expire at various times through 2007. Future minimum payments under these leases at December 31, 2001, are as follows (in thousands):

                                                   $000
                                                   ----

                  31 December 2002.........        3,328
                  31 December 2003.........        2,594
                  31 December 2004.........        2,589
                  31 December 2005.........        2,622
                  31 December 2006.........        2,666
                  Thereafter...............        2,483
                                               ---------
                                                  16,282
                                               =========


The future minimum payments exclude sublease income on a noncancelable lease of $59,000 due in the future. Rent expense for the years ended December 31, 2001, 2000, and 1999 was $3.4 million, $2.1 million, and $0.7 million respectively.

FOURTH QUARTER AND ANNUAL RESULTS FOR THE PERIOD ENDED DECEMBER 31, 2002

The following is the full text of the press release announcing the unaudited quarterly and annual results of Witness Systems for the period ending December 31, 2002:


WITNESS SYSTEMS REPORTS RECORD REVENUE IN 2002

ATLANTA--(BUSINESS WIRE)--Jan. 20, 2003--Witness Systems (NASDAQ:WITS)

o   Increases fourth quarter revenue 16 percent sequentially

o   Achieves record cash flow from operations

o   Strengthens market position with significant customer growth

Witness Systems (NASDAQ: WITS), a leading global provider of performance optimization software and services, today announced quarterly and annual financial results for the period ended December 31, 2002.

Revenue for the year grew eight percent to $67.7 million, compared to $62.5 million for the fiscal year 2001. Revenue for the fourth quarter was $17.4 million, representing a 16 percent increase from the prior quarter and consistent with the fourth quarter of 2001.

Net income for the year was $48,000, or $0.00 per share, compared to a net loss of ($5.2 million), or ($0.23) per share, for the fiscal year 2001. Net income from core operations for the year was $446,000, or $0.02 per share, compared to a net income of $190,000, or $0.01 per share, for the fiscal year 2001. Net income from core operations excludes amortization of intangible assets, acquired in-process research and development charges, and assumes a pro forma tax rate of 36 percent.

Net loss for the fourth quarter was ($52,000), or ($0.00) per share, compared to net income of $503,000, or $0.02 per share, for the same quarter in 2001. Core operations for the fourth quarter yielded net income of $68,000, or $0.00 per share, compared to net income of $404,000, or $0.02 per share, for the same quarter in 2001.

"Our results demonstrate solid execution and continued market leadership, especially considering the challenging IT spending environment over the past year," said Dave Gould, CEO of Witness Systems. "Over the course of the year, our performance helped validate workforce optimization as a viable, growing market in which we have a sustainable competitive advantage with our eQuality(R) software suite. As we begin 2003, we believe we are in a strong position to deliver long-term growth, and we're prepared to build on our success in the upcoming year."

The company generated cash flow from operations of $8.9 million during 2002, including $7.1 million in the fourth quarter, and ended the year with total cash and investments of $65.3 million, an increase of $4.4 million from a year ago. During the fourth quarter, the company repurchased 840,500 shares of its stock at a total cost of approximately $2.5 million pursuant to its previously announced stock repurchase program.

PROVEN ROI LEADS CUSTOMERS TO SELECT EQUALITY

Witness Systems experienced a healthy 28 percent growth in its customer base in 2002 as more global customers entrusted their workforce optimization to Witness Systems and its eQuality software. The company earned significant business from new customers in the fourth quarter of 2002, adding 20 new customers, such as Accor, Atento, Henry Schein, Nationwide, Nortel Networks, Telcel and Telekomunikacja Polska S.A. The company also received significant follow-on orders during the fourth quarter from existing customers, such as Affina, Avon and Time Warner Entertainment:

"Our continued investment in R&D and customer support are helping us secure new accounts, while enhancing the value of our solutions to existing customers," said Gould. "We identified early the underlying changes now taking place in our market and put in the hard work to prepare ourselves, including the introduction of new applications and services that extend our performance optimization value proposition. As a result, we are well positioned for the future and believe we will continue to distance ourselves from the competition."

EARNINGS ANNOUNCEMENT CONFERENCE CALL DETAILS

Witness Systems will conduct a live broadcast of the company's quarterly conference call that will be available online at www.streetevents.com or www.witness.com beginning at 5 p.m. EST on Monday, January 20, 2003. The online replay will be available at approximately 7 p.m. EST.

ABOUT WITNESS SYSTEMS

Witness Systems (NASDAQ: WITS) provides the contact center industry's first integrated performance optimization software suite to help global enterprises capture customer intelligence and optimize workforce performance. Comprised of business-driven multimedia recording, performance analysis and e-learning management applications, the browser-based eQuality(R) solution is designed to enhance the quality of customer interactions across multiple communications media, including the telephone, e-mail and Web. The closed-loop suite enables companies to record, evaluate and analyze customer contacts, and then launch e-learning to develop staff, generate additional revenue, and achieve greater customer retention and loyalty. An integrated business consulting, implementation and training methodology provides services to support an effective, rapid deployment of eQuality that enables organizations to maximize their return on investment. For additional information about Witness Systems and its eQuality software suite, visit www.witness.com, or call 1.888.3.WITNESS.

Cautionary Note Regarding Forward-looking Statements Under the Private Securities Litigation Reform Act of 1995: Information in this release that involves Witness Systems' expectations, beliefs, hopes, plans, intentions or strategies regarding the future are forward-looking statements that involve risks and uncertainties. These statements include statements about Witness Systems' strategies in the marketplace, its market position and its relationship with customers. All forward-looking statements included in this release are based upon information available to Witness Systems as of the date of the release, and the company assumes no obligation to update any such forward-looking statement. These statements are not guarantees of future performance and actual results could differ materially from our current expectations. The factors that could cause actual future results to differ materially from current expectations include, but are not limited to, fluctuations in customer demand and the timing of orders; the company's ability to manage its growth; the risk of new product introductions and customer acceptance of new products; the rapid technological change which characterizes the company's markets; the risks associated with competition; the risks associated with international sales as the company expands its markets; and the ability of the company to compete successfully in the future, as well as other risks identified under the caption "Management's Discussion and Analysis of Financial Condition and Results of Operations" in the company's Annual Report on Form 10-K for the fiscal year ended December 31, 2001 and any other reports filed from time to time with the Securities and Exchange Commission.

Witness, eQuality and the Witness logo are United States registered trademarks of Witness Systems, Inc., protected by laws of the U.S. and other countries. All other trademarks mentioned in this document are the property of their respective owners.

                              WITNESS SYSTEMS, INC.

                      CONDENSED CONSOLIDATED BALANCE SHEETS
                             (DOLLARS IN THOUSANDS)

                                                                 DECEMBER 31,
                                                             2002          2001
                                                         -----------   ------------
                                                                (UNAUDITED)
 Cash and cash equivalents(1).......................     $    36,391   $     24,297
 Short-term investments.............................          28,937         32,500
 Accounts receivable, net...........................          13,394         13,765
 Other current assets...............................           2,780          3,503
                                                         -----------   ------------
 Total current assets...............................          81,502         74,065
 Property and equipment, net........................           5,057          5,230
 Restricted cash....................................              --          4,170
 Other assets.......................................             582            701
                                                         -----------   ------------
 Total assets.......................................     $    87,141   $     84,166
                                                         ===========   ============
 Accounts payable and accrued liabilities...........     $     9,755   $      9,907
 Deferred revenue...................................          12,312          8,205
                                                         -----------   ------------
 Total current liabilities..........................          22,067         18,112
                                                         -----------   ------------
 Total liabilities..................................          22,067         18,112
                                                         -----------   ------------
 Total stockholders' equity.........................          65,074         66,054
                                                         -----------   ------------
 Total liabilities and stockholders' equity.........     $    87,141   $     84,166
                                                         ===========   ============


----------
(1) Cash and cash equivalents include $1.1 million of restricted cash at December 31, 2001.

                              WITNESS SYSTEMS, INC.

                      CONSOLIDATED STATEMENTS OF OPERATIONS
      PREPARED IN ACCORDANCE WITH GENERALLY ACCEPTED ACCOUNTING PRINCIPLES
                      (IN THOUSANDS, EXCEPT PER SHARE DATA)
                                   (UNAUDITED)

                                                                    THREE MONTHS ENDED            FISCAL YEAR ENDED
                                                                        DECEMBER 31,                 DECEMBER 31,
                                                                ---------------------------  ----------------------------
                                                                     2002          2001           2002            2001
                                                                -------------  ------------  -------------   ------------
  Revenue:
    License................................................     $      7,840   $     10,508  $     33,383    $     39,926
    Services...............................................            9,566          6,847        34,303          22,596
                                                                ------------   ------------  ------------    ------------
       Total revenue.......................................           17,406         17,355        67,686          62,522
  Cost of revenue:
    License................................................              555            178         1,132             602
    Services...............................................            3,434          2,677        12,286          10,448
                                                                ------------   ------------  ------------    ------------
       Total cost of revenue...............................            3,989          2,855        13,418          11,050
                                                                ------------   ------------  ------------    ------------
    Gross profit...........................................           13,417         14,500        54,268          51,472
  Operating expenses:
    Sales and marketing....................................            7,114          7,978        29,506          29,339
    Research and development...............................            3,878          3,374        15,090          13,611
    General and administrative.............................            2,751          3,099        10,933          11,629
    Acquired in-process research and
       development.........................................               --             --            --           4,823
                                                                ------------   ------------  ------------    ------------
       Total operating expenses............................           13,743         14,451        55,529          59,402
                                                                ------------   ------------  ------------    ------------
    Operating (loss) income................................             (326)            49        (1,261)         (7,930)
  Interest and other income, net...........................              335            486         1,570           2,866
                                                                ------------   ------------  ------------    ------------
    Income (loss) before provision for income
       taxes...............................................                9            535           309          (5,064)
  Provision for income taxes...............................               61             32           261             116
                                                                ------------   ------------  ------------    ------------
    Net (loss) income......................................     $        (52)  $        503  $         48    $     (5,180)
                                                                ============   ============  ============    ============
  Diluted net (loss) income per share......................     $      (0.00)  $       0.02  $       0.00    $      (0.23)
                                                                ============   ============  ============    ============
  Shares used in computing diluted net income
    (loss) per share.......................................           22,463         23,922        23,524          22,258

                              WITNESS SYSTEMS, INC.

                   CONSOLIDATED STATEMENTS OF CORE OPERATIONS
         NOT IN ACCORDANCE WITH GENERALLY ACCEPTED ACCOUNTING PRINCIPLES
                      (IN THOUSANDS, EXCEPT PER SHARE DATA)
                                   (UNAUDITED)

                                                                        THREE MONTHS ENDED            FISCAL YEAR ENDED
                                                                           DECEMBER 31,                  DECEMBER 31,
                                                                   ---------------------------   ---------------------------
                                                                        2002          2001            2002           2001
                                                                   -------------  ------------   -------------  ------------
 Revenue:
   License.....................................................    $      7,840   $     10,508   $     33,383   $     39,926
   Services....................................................           9,566          6,847         34,303         22,596
                                                                   ------------   ------------   ------------   ------------
      Total revenue............................................          17,406         17,355         67,686         62,522
 Cost of revenue:
   License.....................................................             543            166          1,082            552
   Services....................................................           3,434          2,677         12,286         10,448
                                                                   ------------   ------------   ------------   ------------
      Total cost of revenue....................................           3,977          2,843         13,368         11,000
                                                                   ------------   ------------   ------------   ------------
   Gross profit................................................          13,429         14,512         54,318         51,522
 Operating expenses:
   Sales and marketing.........................................           7,114          7,978         29,506         29,339
   Research and development....................................           3,793          3,290         14,752         13,123
   General and administrative..................................           2,751          3,099         10,933         11,629
                                                                   ------------   ------------   ------------   ------------
      Total operating expenses.................................          13,658         14,367         55,191         54,091
                                                                   ------------   ------------   ------------   ------------
   Operating (loss) income.....................................            (229)           145           (873)        (2,569)
 Interest and other income, net................................             335            486          1,570          2,866
                                                                   ------------   ------------   ------------   ------------
   Income before pro forma tax expense.........................             106            631            697            297
 Pro forma tax expense.........................................              38            227            251            107
                                                                   ------------   ------------   ------------   ------------
   Net income from core operations(1)                              $         68   $        404   $        446   $        190
                                                                   ============   ============   ============   ============
 Diluted net income per share from core
   operations..................................................    $       0.00   $      0.02    $       0.02   $       0.01
                                                                   ============   ============   ============   ============
 Shares used in computing diluted net income per
   share.......................................................          22,817         23,922         23,524         23,832


----------

(1) Net income from core operations excludes amortization of intangible assets, acquired in-process research and development charges, and assumes a pro forma tax rate of 36 percent.

                              WITNESS SYSTEMS, INC.

           RECONCILIATION OF CORE NET INCOME TO GAAP NET INCOME (LOSS)
                             (DOLLARS IN THOUSANDS)


                                                                  THREE MONTHS ENDED            FISCAL YEAR ENDED
                                                                      DECEMBER 31,                 DECEMBER 31,
                                                                      ------------                 ------------
                                                                  2002          2001           2002           2001
                                                                  ----          ----           ----           ----
     Net income from core operations.....................        $    68       $   404       $     446    $       190
     Amortization of intangible assets...................            (97)          (96)           (388)          (538)
     Acquired in-process research and
       development charges...............................             --            --              --         (4,823)
     Difference between provision for income
       tax and pro forma tax expense.....................            (23)          195             (10)            (9)
                                                                 -------       -------       ---------    -----------
     Net (loss) income-- GAAP............................        $   (52)      $   503       $      48    $    (5,180)
                                                                 =======       =======       =========    ===========

                                   APPENDIX 3

                        FINANCIAL INFORMATION ON EYRETEL

PART A EXTRACTS FROM THE AUDITED FINANCIAL STATEMENTS OF EYRETEL PLC FOR THE THREE YEARS ENDED 31 MARCH 2002

NATURE OF FINANCIAL INFORMATION

The financial information set out below is extracted without material adjustment from the audited financial statements of Eyretel plc for the years ended 31 March 2002, 31 March 2001 and 31 March 2000, as appropriate.

The financial information contained in Part A of this Appendix 3 does not constitute statutory accounts within the meaning of Section 240 of the Act. Statutory accounts for the years ended 31 March 2002, 31 March 2001 and 31 March 2000 on which unqualified audit reports (not containing a statement under Section 237(2) or (3) of the Act) have been given by Eyretel plc's auditors, have been delivered to the Registrar of Companies.

CONSOLIDATED PROFIT AND LOSS ACCOUNT FOR THE YEARS ENDED 31 MARCH 2000, 2001 AND 2002

                                                                                         YEAR ENDED
                                                                            31 MARCH       31 MARCH      31 MARCH
                                                                              2002           2001          2000
                                                                          -----------   -------------  -----------
                                                                          (POUND)'000    (POUND)'000   (POUND)'000
     TURNOVER........................................................         50,017         39,362        27,927
     Cost of sales...................................................        (19,322)       (16,748)      (11,885)
                                                                          ----------      ---------    ----------
     Gross profit....................................................         30,695         22,614        16,042
     Administrative expenses pre exceptional items...................        (31,293)       (26,308)      (17,678)
     Exceptional items...............................................             --           (408)       (1,055)
                                                                          ----------      ---------    ----------
     Total administrative expenses...................................        (31,293)       (26,716)      (18,733)
                                                                          ----------      ---------    ----------
     OPERATING LOSS..................................................           (598)        (4,102)       (2,691)
     Interest receivable and similar income..........................          1,263          1,838            91
     Interest payable and similar charges............................            (17)           (61)          (43)
                                                                          ----------      ---------    ----------
     PROFIT/(LOSS) ON ORDINARY ACTIVITIES BEFORE
       TAXATION......................................................            648         (2,325)       (2,643)
     Tax credit/(charge) on profit/(loss) on ordinary
       activities....................................................             64           (621)         (551)
                                                                          ----------      ---------    ----------
     PROFIT/(LOSS) ON ORDINARY ACTIVITIES AFTER
       TAXATION......................................................            712         (2,946)       (3,194)
     Dividends paid and proposed (including non equity
       dividend).....................................................             --            (14)         (400)
                                                                          ----------      ---------    ----------
     RETAINED PROFIT/(LOSS) TRANSFERRED/(CHARGED) TO
       RESERVES......................................................            712         (2,960)       (3,594)
                                                                          ==========      =========    ==========


All activities arise from continuing operations

Dividend payments relate to non-equity shareholdings

EARNINGS PER ORDINARY SHARE FOR THE YEARS ENDED 31 MARCH 2000, 2001 AND 2002

                                                                         YEAR ENDED
                                                            31 MARCH      31 MARCH       31 MARCH
                                                              2002          2001           2000
                                                          -----------  -------------   -----------
                                                              PENCE         PENCE          PENCE
    Basic earnings/(loss) per 0.05p share............        0.51          (2.19)         (3.97)
    Diluted earnings/(loss) per 0.05p share..........        0.49          (2.19)         (3.97)
                                                             ====          =====         ======

CONSOLIDATED STATEMENT OF TOTAL RECOGNISED GAINS AND LOSSES FOR THE YEARS ENDED 31 MARCH 2000, 2001 AND 2002

                                                                                       YEAR ENDED
                                                                          31 MARCH      31 MARCH       31 MARCH
                                                                            2002          2001           2000
                                                                        -----------  -------------   -----------
                                                                        (POUND)'000   (POUND)'000    (POUND)'000
  Profit/(loss) for the financial year..............................         712          (2,946)       (3,194)
  Currency translation differences on foreign currency
    net investments.................................................         (11)           (181)           68
                                                                           -----        --------       -------
  TOTAL RECOGNISED GAINS AND LOSSES FOR THE
    YEAR............................................................         701          (3,127)       (3,126)
                                                                           =====        ========       =======


CONSOLIDATED BALANCE SHEET

                                                                   AS AT
                                                                 31 MARCH
                                                                   2002
                                                                   ----
                                                               (POUND)'000
  FIXED ASSETS
  Intangible assets..........................................         577
  Tangible assets............................................       2,838
  Investments................................................           6
                                                               ----------
                                                                    3,421
  CURRENT ASSETS
  Stocks.....................................................       5,334
  Debtors....................................................      22,566
  Liquid investments.........................................      23,452
  Cash at bank and in hand...................................       6,573
                                                               ----------
                                                                   57,925
  CREDITORS-- AMOUNTS FALLING DUE WITHIN ONE YEAR............     (14,532)
                                                               ----------
  NET CURRENT ASSETS.........................................      43,393
                                                               ----------
  TOTAL ASSETS LESS CURRENT LIABILITIES......................      46,814
  CREDITORS -- AMOUNTS FALLING DUE AFTER MORE THAN ONE
    YEAR.....................................................         (57)
                                                               ----------
  NET ASSETS.................................................      46,757
                                                               ==========
  CAPITAL AND RESERVES
  Called up share capital....................................          75
  Share premium account......................................      49,778
  Other reserves.............................................         744
  Profit and loss account (deficit)..........................      (3,840)
                                                               ----------
  TOTAL EQUITY SHAREHOLDERS' FUNDS...........................      46,757
                                                               ==========

COMBINED RECONCILIATION OF MOVEMENTS IN SHAREHOLDERS' FUNDS AND STATEMENT OF MOVEMENTS ON RESERVES


                                         ORDINARY       SHARE                PROFIT &
                                           SHARE       PREMIUM      OTHER      LOSS
                                          CAPITAL      ACCOUNT    RESERVES    ACCOUNT    TOTAL
                                        ----------   ----------  ---------- ----------- -------
                                       (POUND)'000  (POUND)'000 (POUND)'000 (POUND)'000 (POUND)'000
  AT 1 APRIL 2001...................         75        48,612      1,074      (4,871)   44,890
  Retained profit for the financial
    year............................         --            --         --         712       712
  Share options exercised or lapsed.         --         1,166       (319)        319     1,166
  Currency translation differences..         --            --        (11)         --       (11)
                                                       ------      -----      ------   -------
  AT 31 MARCH 2002..................         75        49,778        744      (3,840)   46,757
                                            ===        ======      =====      ======   =======

CONSOLIDATED CASH FLOW STATEMENT

                                                                    YEAR ENDED
                                                                     31 MARCH
                                                                       2002
                                                                       ----
                                                                   (POUND)'000

NET CASH OUTFLOW FROM OPERATING ACTIVITIES........................     (2,560)
                                                                     --------
RETURNS ON INVESTMENTS AND SERVICING OF FINANCE
Interest received.................................................      1,263
Interest paid.....................................................        (11)
Interest element of finance lease rentals.........................         (6)
                                                                     --------
NET CASH INFLOW FROM RETURNS ON INVESTMENTS AND SERVICING
  OF FINANCE......................................................      1,246
TAXATION
Corporation tax paid..............................................       (274)
                                                                     --------
TAX PAID..........................................................       (274)
CAPITAL EXPENDITURE AND FINANCIAL INVESTMENT
Payments to acquire tangible fixed assets.........................     (1,195)
Payments to acquire intangible fixed assets.......................       (639)
Receipts from sales of tangible fixed assets......................         96
Sale of investments by the Eyretel plc Employee Benefits
  Trust...........................................................      1,166
                                                                     --------
NET CASH OUTFLOW FROM CAPITAL EXPENDITURE AND FINANCIAL
  INVESTMENT......................................................       (572)
                                                                     --------
NET CASH OUTFLOW BEFORE MANAGEMENT OF LIQUID RESOURCES
  AND FINANCING...................................................     (2,160)
MANAGEMENT OF LIQUID RESOURCES
Decrease in short term deposits...................................      5,922
                                                                     --------
FINANCING
Capital element of finance lease payments.........................       (103)
Repayment of borrowings...........................................         (2)
                                                                     --------
NET CASH OUTFLOW FROM FINANCING...................................       (105)
                                                                     --------
INCREASE IN CASH..................................................      3,657
                                                                     ========


RECONCILIATION OF OPERATING LOSS TO NET CASH OUTFLOW FROM ACTIVITIES


                                                                     YEAR ENDED
                                                                      31 MARCH
                                                                        2002
                                                                        ----
                                                                    (POUND)'000

 OPERATING LOSS.................................................       (598)
 Depreciation charges...........................................      1,217
 Amortisation charges...........................................        232
 Profit on sale of fixed assets.................................        (46)
 Decrease in stocks.............................................      1,159
 Increase in debtors............................................     (5,657)
 Increase in creditors..........................................      1,143
 Other non cash items (including foreign exchange
   differences).................................................        (10)
                                                                   --------
 NET CASH OUTFLOW FROM OPERATING ACTIVITIES.....................     (2,560)
                                                                   ========

ANALYSIS OF NET FUNDS

                                       AT 1 APRIL      CASH      AT 31 MARCH
                                          2001         FLOW          2002
                                      -----------   ---------    -----------
                                      (POUND)000   (POUND)000    (POUND)000

Cash at bank and in hand.........          3,046       3,527          6,573
Bank overdraft...................           (133)        130             (3)
                                        --------    --------       --------
                                           2,913       3,657          6,570
Debt due after one year..........            (10)          2             (8)
Finance leases...................           (157)        103            (54)
                                        --------    --------       --------
                                           2,746       3,762          6,508
Short term deposits..............         29,374      (5,922)        23,452
                                        --------    --------       --------
                                          32,120      (2,160)        29,960
                                        ========    ========       ========

RECONCILIATION OF NET CASH FLOW TO MOVEMENT IN NET FUNDS

                                                                      2002
                                                                      ----
                                                                   (POUND)000

INCREASE IN CASH IN THE YEAR...................................        3,657
Cash outflow from debt financing...............................          105
                                                                   ---------
CHANGE IN NET FUNDS RESULTING FROM CASH FLOWS..................        3,762
Decrease in liquid resources...................................       (5,922)
                                                                   ---------
Movement in net funds..........................................       (2,160)
Net funds at 1 April 2001......................................       32,120
                                                                   ---------
NET FUNDS AT 31 MARCH 2002.....................................       29,960
                                                                   =========

1. NOTES TO THE FINANCIAL STATEMENTS

ACCOUNTING POLICIES

The financial statements are prepared in accordance with applicable United Kingdom accounting standards. The particular accounting policies adopted are described below.

ACCOUNTING CONVENTION

The financial statements are prepared under the historical cost convention with the exception of certain fixed asset investments which are stated at valuation.

INTANGIBLE FIXED ASSETS

The cost of acquiring customer lists from independent dealers is depreciated on a straight line basis over a period of five years, being the Directors' estimate of its useful life.

Capitalised software is amortised over two years from the date of product release, being the Directors' estimate of useful life.

TANGIBLE FIXED ASSETS

Depreciation is provided on cost in equal annual instalments over the estimated useful lives of the assets. The rates of depreciation are as follows:

Leasehold improvements..........    Period of the lease following commissioning
Office equipment................    3-- 5 years
Fixtures & fittings.............    5-- 8 years
Motor vehicles..................    3-- 4 years

BASIS OF CONSOLIDATION

The consolidated financial statements incorporate the financial statements of the Company and all its subsidiaries. All companies in the Group have an accounting reference date of 31 March.

STOCKS

Stocks are stated at the lower of cost and net realisable value. Cost is determined on a first in first out basis. Net realisable value is based on estimated selling price less all further costs of realisation.

DEFERRED TAXATION

Deferred taxation is provided in full on timing differences that result in an obligation at the balance sheet date to pay more tax, or a right to pay less tax, at a future date, at rates expected to apply when they crystallise based on current tax rates and law. Timing differences arise from the inclusion of items of income and expenditure in taxation computations in periods different from those in which they are included in financial statements. Deferred tax assets are recognised to the extent that is regarded as more likely than not that they will be recovered. Deferred tax assets and liabilities are not discounted.

The deferred tax accounting policy has been changed during the year following the implementation of FRS19. This change has had no impact on the current or prior period results or financial position of the Group or Company.

LEASES AND HIRE PURCHASE CONTRACTS

Assets obtained under finance leases and hire purchase contracts are capitalised at their fair value on acquisition and depreciated over their estimated useful lives. The finance charges are allocated over the period of the lease in proportion to the capital element outstanding.

Operating lease rentals are charged to income in equal annual amounts over the lease term.

PENSION COSTS

The Group operates a defined contribution pension scheme for certain of its staff, an Executive self administered scheme and an unapproved scheme. All schemes are money purchase in nature. The pension charge represents the amounts payable by the Group to the various funds in respect of the year.

TURNOVER

Turnover represents the invoiced value of sales during the year excluding inter-Group sales and value added tax. Turnover from maintenance and other support services is recognised proportionately over the period of the contract in respect of the services provided. Hardware and software revenue is recognised in accordance with a policy that only allows revenue to be recognised if there is an irrevocable order from the client, an agreed contract is in place, shipping of the product has commenced and an invoice has been produced. Revenue for the provision of services is recognised as the services are both performed and invoiced. Where certain services such as project management, systems integration and consultancy are performed over a number of accounting periods or in a fixed price contract, revenue is recognised on a percentage completion basis. Training and installation services are only recognised when the service has been completed.

ACQUISITIONS AND DISPOSALS

On the acquisition of a business, including an interest in an associated undertaking, fair values are attributed to the Groups' share of net assets. Where the cost of acquisition exceeds the value attributable to such net assets, the difference is treated as purchased goodwill. In prior years this was written off directly to reserves in the year of acquisition. In future (in order to comply with the provisions of FRS10) any purchased goodwill will be capitalised and amortised over its estimated useful life. Total cumulative goodwill written off to reserves totals (pound)603,000 at 31 March 2002 and 31 March 2001.

INVESTMENTS

Investments held as fixed assets are stated at cost or valuation less any provision for impairment.

RESEARCH AND DEVELOPMENT

Where development is incurred on a separately identifiable commercial project whose profitable outcome is reasonably foreseeable the related costs are capitalised as capitalised software and included within intangible fixed assets. All other expenditure on research and development is charged to the profit and loss account in the period in which it is incurred.

FOREIGN EXCHANGE

Transactions of the UK Company denominated in foreign currencies are translated into sterling at the rates ruling at the dates of the transactions. Monetary assets and liabilities denominated in foreign currencies at the balance sheet date are translated at the rates ruling at that date. These translation differences are dealt with in the profit and loss account.

The profit and loss accounts of the foreign subsidiaries are translated into sterling at the average rate of exchange for the year and the balance sheets are translated into sterling at the closing rate of exchange and where applicable the difference arising from the translation of the opening net investment in subsidiaries at the closing rate is taken directly to the foreign currency translation reserve.

CAPITAL INSTRUMENTS

Finance costs of capital instruments are spread over the useful life of the instrument in question, using the earliest redemption date.

SHARE OPTIONS

In accordance with the requirements of UITF17 "Employee Share Schemes" a charge is made in the profit and loss account for the difference between the fair value of the shares under options at the date of granting, and the exercise price. Where the award is conditional on certain performance criteria being met this is reflected in the number of options on which the charge is calculated. An accrual for National Insurance is made in respect of all options granted since 6 April 1999 on the difference between the fair value of the shares at the year end and the exercise price to the extent that it is believed that the options are likely to be exercised.

2.  TURNOVER

Turnover represents amounts derived from the provision of goods and services which fall within the Group's ordinary activities after deduction of trade discounts and sales tax. The turnover and pre-tax profit is attributable to the Group's principal activity.

                                                           YEAR ENDED
                                              31 MARCH      31 MARCH       31 MARCH
                                                2002          2001           2000
                                            -----------  -------------   ------------
   THE ANALYSIS OF TURNOVER BY SOURCE:      (POUND)'000   (POUND)'000    (POUND)'000
United Kingdom.........................         17,991        17,295         12,352
Europe, Middle East & Africa...........          4,040         4,614          2,644
Americas...............................         16,595         9,095          7,640
Asia Pacific...........................         11,391         8,358          5,291
                                              --------      --------       --------
                                                50,017        39,362         27,927
                                              ========      ========       ========


The Directors have chosen not to disclose turnover by destination or the profit and loss and net assets of the above geographical regions on the grounds that it is prejudicial to the interests of the Group.

3.  DEBTORS

                                                   AS AT
                                                 31 MARCH
                                                   2002
                                                   ----
                                               (POUND)'000

Trade debtors.............................         20,989
Other debtors.............................            197
Prepayments and accrued income............          1,236
Current corporation tax...................             37
Overseas tax recoverable..................            107
                                                 --------
                                                   22,566
                                                 ========

4. CREDITORS: AMOUNTS FALLING DUE WITHIN ONE YEAR

                                                 AS AT
                                               31 MARCH
                                                 2002
                                                 ----
                                             (POUND)'000

Bank loans and overdrafts................             3
Obligations under finance leases.........             5
Trade creditors..........................         3,255
Overseas tax.............................           264
Other taxes and social security..........         1,527
Other creditors..........................           109
Accruals and deferred income.............         9,369
                                               --------
                                                 14,532
                                               ========

5. CREDITORS: AMOUNTS FALLING DUE AFTER MORE THAN ONE YEAR

                                                 AS AT
                                               31 MARCH
                                                 2002
                                                 ----
                                             (POUND)'000

Bank loans and overdrafts................          8
Obligations under finance leases.........         49
                                                 ---
                                                  57
                                                 ===

PART B THE UNAUDITED INTERIM RESULTS OF EYRETEL FOR THE SIX MONTHS ENDED 30 SEPTEMBER 2002

The following is the full text of the announcement made by Eyretel plc on 19 November 2002 of its interim results for the six months ended 30 September 2002:

Tuesday 19 November 2002

                                   EYRETEL PLC
           INTERIM RESULTS FOR THE SIX MONTHS ENDED 30 SEPTEMBER 2002

Eyretel plc ("Eyretel" or "the Group"), a global provider of voice and data recording, quality monitoring and analysis systems for customer contact environments, announces its interim results for the six months to 30 September 2002.

The Group develops products and provides services that allow its clients to record and capture up to 100 per cent. of their customer interactions and then to analyse those recordings, extracting valuable insights that can be used to improve the effectiveness and efficiency of their customer contact environments.

KEY POINTS

o Turnover fell 9 per cent. to(pound)21.9 million/US$33.3 million (2001:(pound)24.2 million/US$34.4 million)*

o Loss before tax of(pound)4.1 million/US$6.2 million (2001:(pound)0.1 million/US$0.2 million profit)*

o     Gross margin for the period of 57 per cent. (2001: 60 per cent.)

o Cost reduction programmes to achieve annualised cost savings totalling(pound)8 million/US$12 million announced since July 2002

o Revenue from North America increased 25 per cent. before currency impact to(pound)5.5 million/ US$8.4 million (2001:(pound)4.7 million/US$6.7 million)

o UK business won largest single order to date of (pound)2 million/US$3.0 million and US business won repeat order of (pound)1.2 million/US$1.8 million

o Net cash of(pound)23.1 million/US$36.3 million (2001:(pound)30.0 million/US$42.9 million)

o Permission being sought for share repurchase programme, initially for up to 15 per cent. of issued share capital

* before exceptional items

NICK DISCOMBE, CHIEF EXECUTIVE OF EYRETEL PLC, SAID:

"We are pleased with the new contracts won during the period, but market conditions remain very difficult with customers delaying the implementation of contact centre upgrades. While visibility remains poor, management will continue to keep a tight control on headcount and costs, with the objective of being cash neutral and achieving profitability in the second half. Group revenues for the second half are expected to be marginally above those of the first half."

FOR FURTHER INFORMATION, PLEASE CONTACT:

Nick Discombe, Chief Executive, Eyretel plc                  Tel: 0870-600-0626
Roger Keenan, Deputy Chairman, Eyretel plc
Daryl Paton, Finance Director, Eyretel plc

Giles Sanderson, Financial Dynamics                          Tel: 020-7831-3113
Harriet Keen, Financial Dynamics
Emma Rutherford, Financial Dynamics

                              CHAIRMAN'S STATEMENT

Eyretel's results for the six months ended 30 September 2002 cover a tough period of trading for the sector and the Group but one which saw significant achievements and decisive action being taken to control costs and improve efficiency.

As first predicted at Eyretel's AGM in July, revenues for the first half were lower than those for the same period last year across each of the Group's global operations with the exception of North America, where revenues increased 25 per cent. before currency impact.

Although the Group's second quarter performance was a considerable improvement over the first quarter, Group revenues for the six months fell 9 per cent. to (pound)21.9 million/US$33.3 million before exceptional items (2001: (pound)24.2 million/US$34.4 million), or 12 per cent. to (pound)21.4 million/US$32.5 million after exceptional items, compared to the same period last year. Sixty per cent of the Group's revenue is now derived from outside the UK and is thus susceptible to exchange rate fluctuations. A 7 per cent. downward movement in Sterling exchange rates translated to a (pound)0.9 million/US$1.4 million reduction in Group revenues for the period.

The Group made a loss before exceptional items and tax of (pound)4.1 million/US$6.2 million. After exceptional items, the loss before tax was (pound)5.6 million/US$8.5 million. (2001: Profit before tax (pound)0.1 million/ US$0.2 million). Details of exceptionals are set out in Note 2 to the Financial Statements.

Gross margins, which deteriorated in the first quarter to 51 per cent., returned in the second quarter to the levels of the comparable period in 2001. The improvement reflects higher sales in the second quarter, an improvement in the sales mix with a higher level of software sales and increased efficiency in the professional services business. Gross margins for the half were 57 per cent. (2001: 60 per cent.).

In July, responding to market conditions and first quarter performance, management implemented a cost reduction programme with a view to achieving annualised cost savings of (pound)2 million/US$3.0 million from the start of October 2002. Additional action was taken in October to achieve further annualised cost savings of approximately (pound)6 million/US$9.1 million from the start of November 2002. The cost savings have been achieved through closer alignment of employee salary packages with Group performance together with a reduction in headcount across the business and further tight control of general overhead expenditure. The cost reduction programme in July resulted in an exceptional charge in the first half to 30 September 2002 of (pound)0.2 million/US$0.3 million. The larger cost reduction programme in October is likely to result in an exceptional charge in the second half of around (pound)1.0 million/US$1.5 million.

The Group's balance sheet remains strong with net assets of (pound)40.0 million/US$62.8 million, of which (pound)23.1 million/US$36.3 million is in cash or cash equivalents (at 31 March 2002: (pound)30.0 million/ US$42.9 million). Operating losses and an increase in working capital due to a reduction in creditors in Q1 were the main reasons for the cash reduction. In the second quarter, following the initial cost reduction programme and improved performance, the Group was broadly cash neutral.

Since the Company's shares continue to trade at a significant discount to net asset value, the Board proposes to introduce a share repurchase programme initially over up to 15 per cent. of the issued share capital to improve the net asset value per share of the Company's remaining issued shares. In the absence of profits available for distribution, the Board will be seeking the approval of shareholders and the Companies Court for reduction of some of the Company's share premium account in order to create a distributable reserve which would be available for share buy-backs.

Revenues from the Americas were up 5 per cent. before currency impact for the period at (pound)6.0 million/ $9.1 million (2001: (pound)6.1 million/$8.7 million). The region now represents 28 per cent. of the business (2001: 25 per cent.). Revenues from South America were down due to postponement of a number of large security projects, whereas North America revenues were up 25 per cent. before currency impact to (pound)5.5 million/$8.4 million (2001: (pound)4.7 million/$6.7 million). The Group generates over 90 per cent. of its North American revenue from the contact centre market and has built an impressive list of blue chip customers.

In Europe revenues were down 4 per cent. to (pound)10.9 million/US$16.6 million (2001: (pound)11.3 million/ US$16.0 million). Europe now represents 51 per cent. (2001: 47 per cent.) of the Group's business, with the UK accounting for 40 per cent. (2001: 38 per cent.). UK revenues were down 8 per cent. to (pound)8.5 million/US$12.9 million (2001: (pound)9.3 million/US$13.2 million). A major reason for the drop was the postponement of follow-on orders from major customers due to difficult market conditions. However, the period also saw the

UK business win its largest single order to date and receive ISO 9001:2000 accreditation, underlining its commitment to quality.

In continental Europe, revenues were up 13 per cent. to (pound)2.3 million/US$3.5 million (2001: (pound)2.1 million/US$3.0 million) following a strong performance in Germany, where the Group won an order from a national financial institution operating one of the country's largest call centres.

Asia Pacific revenues (before exceptional items and foreign exchange impact) were down 20 per cent. for the period at (pound)5.0 million/US$7.6 million (2001: (pound)6.7 million/US$9.5 million). The region now represents 21 per cent. of the business (2001: 28 per cent.). The business encountered difficult market conditions throughout the Asia Pacific region, but particularly in South East Asia and Japan, where there has been a change in management in the period to strengthen and help scale the business.

While trading remained very difficult, the six-month period was marked by significant business wins. These included a new business order worth (pound)2 million/ $US3.0 million from a major UK retail bank -- the Group's largest single order-to-date -- and the strengthening of the Group's relationship with a major US insurance company, which placed a (pound)1.2 million/$1.8 million repeat order. In addition, in July the Group launched its Contact 7000 suite of contact centre optimisation products and expects to begin phased shipments from its UK and US development centres starting in December 2002.

OUTLOOK

We are pleased with the new contracts won during the period, but market conditions remain very difficult with customers delaying the implementation of contact centre upgrades. While visibility remains poor, management will continue to keep a tight control on headcount and costs, with the objective of being cash neutral and achieving profitability in the second half. Group revenues for the second half are expected to be marginally above those of the first half.

CONSOLIDATED PROFIT AND LOSS ACCOUNT &
CONSOLIDATED STATEMENT OF TOTAL RECOGNISED GAINS AND LOSSES


                                                                  UNAUDITED
                                                 UNAUDITED        HALF YEAR
                                                 HALF YEAR          ENDED          UNAUDITED
                                                   ENDED        30 SEPTEMBER       HALF YEAR        UNAUDITED       AUDITED
                                               30 SEPTEMBER         2002             ENDED          HALF YEAR      FULL YEAR
                                                   2002          EXCEPTIONAL     30 SEPTEMBER         ENDED          ENDED
                                              PRE EXCEPTIONAL       ITEMS            2002         30 SEPTEMBER     31 MARCH
                                     NOTE          ITEMS          (NOTE 2)           TOTAL            2001           2002
                                    ------  ----------------- ---------------  ---------------  ---------------  -----------
                                               (POUND)'000      (POUND)'000      (POUND)'000      (POUND)'000    (POUND)'000
TURNOVER........................     1,2          21,885             (500)          21,385             24,151         50,017
Cost of sales...................       2          (9,475)             200           (9,275)            (9,679)       (19,322)
                                                 -------           ------          -------        -----------    -----------
Gross profit....................                  12,410             (300)          12,110             14,472         30,695
Administrative expenses.........       2         (17,099)          (1,185)         (18,284)           (15,076)       (31,293)
                                                 -------           ------          -------        -----------    -----------
OPERATING LOSS..................                  (4,689)          (1,485)          (6,174)              (604)          (598)
Interest receivable and similar
  income........................                     555               --              555                760          1,263
Interest payable and similar
  charges.......................                      (7)              --               (7)               (10)           (17)
                                                 -------           ------          -------        -----------    -----------
(LOSS)/PROFIT ON ORDINARY
  ACTIVITIES BEFORE
  TAXATION......................                  (4,141)          (1,485)          (5,626)               146            648
Tax (charge)/credit on
  (loss)/profit on ordinary
  activities....................       3            (100)             291              191                (64)            64
                                                 -------           ------          -------        -----------    -----------
RETAINED (LOSS)/PROFIT
  (CHARGED)/TRANSFERRED TO
  RESERVES......................                  (4,241)          (1,194)          (5,435)                82            712
                                                 =======           ======          =======        ===========    ===========
(LOSS)/EARNINGS PER ORDINARY
  SHARE.........................       4                                             PENCE           PENCE          PENCE
Basic (loss)/earnings per 0.05p
  share-- pence.................                                                     (3.77)             0.06           0.51
Diluted (loss)/earnings per
  0.05p share-- pence...........                                                     (3.77)             0.06           0.49
                                                                                   -------        ----------     ----------
CONSOLIDATED STATEMENT OF
  TOTAL RECOGNISED GAINS AND
  LOSSES                                                                         (POUND)'000      (POUND)'000    (POUND)'000

(Loss)/profit for the financial
  period........................                                                    (5,435)                82            712
Currency translation
  differences on foreign
  currency net investment.......                                                    (1,362)              (317)           (11)
                                                                                   -------        -----------    -----------
TOTAL RECOGNISED GAINS AND
  LOSSES RELATING TO THE
  PERIOD........................                                                    (6,797)              (235)           701
                                                                                   =======        ===========    ===========

CONSOLIDATED BALANCE SHEET

                                                                     UNAUDITED            UNAUDITED          AUDITED
                                                                  AT 30 SEPTEMBER      AT 30 SEPTEMBER     AT 31 MARCH
                                                         NOTE          2002                 2001              2002
                                                        ------  -------------------  ------------------  --------------
                                                                   (POUND)'000          (POUND)'000       (POUND)'000
FIXED ASSETS
Intangible assets..................................                        401                  731               577
Tangible assets....................................                      2,673                2,830             2,838
Investments........................................                          6                    8                 6
                                                                     ---------            ---------         ---------
                                                                         3,080                3,569             3,421
                                                                     ---------            ---------         ---------
CURRENT ASSETS
Stocks.............................................                      5,489                6,298             5,334
Debtors............................................                     21,672               16,297            22,566
Liquid investments.................................                     19,661               23,358            23,452
Cash at bank and in hand...........................                      3,451                7,324             6,573
                                                                     ---------            ---------         ---------
                                                                        50,273               53,277            57,925
CREDITORS: AMOUNTS FALLING DUE WITHIN
  ONE YEAR.........................................                    (13,312)             (11,754)          (14,532)
                                                                     ---------            ---------         ---------
NET CURRENT ASSETS.................................                     36,961               41,523            43,393
                                                                     ---------            ---------         ---------
TOTAL ASSETS LESS CURRENT
  LIABILITIES......................................                     40,041               45,092            46,814
CREDITORS: AMOUNTS FALLING DUE AFTER
  MORE THAN ONE YEAR...............................                        (35)                 (81)              (57)
                                                                     ---------            ---------         ---------
NET ASSETS.........................................                     40,006               45,011            46,757
                                                                     =========            =========         =========
CAPITAL AND RESERVES
Called up share capital............................                         75                   75                75
Share premium account..............................                     49,824               48,968            49,778
Other reserves.....................................                       (618)                 734               744
Profit and loss account (deficit)..................                     (9,275)              (4,766)           (3,840)
                                                                     ---------            ---------         ---------
Total equity shareholders' funds...................        5            40,006               45,011            46,757
                                                                     =========            =========         =========

CONSOLIDATED CASH FLOW STATEMENT

                                                                                 UNAUDITED        UNAUDITED        AUDITED
                                                                                 HALF YEAR        HALF YEAR       HALF YEAR
                                                                                   ENDED            ENDED           ENDED
                                                                               30 SEPTEMBER     30 SEPTEMBER      31 MARCH
                                                                      NOTE         2002             2001            2002
                                                                     ------  ----------------  ---------------   -----------
                                                                               (POUND)'000      (POUND)'000     (POUND)'000
 NET CASH OUTFLOW FROM OPERATING ACTIVITIES
   BEFORE EXCEPTIONAL ITEMS.....................................        6         (6,625)          (1,723)         (2,560)
 Net cash outflow from exceptional items........................                    (185)              --              --
                                                                                 -------          -------         -------
 NET CASH OUTFLOW FROM OPERATING ACTIVITIES
   AFTER EXCEPTIONAL ITEMS......................................                  (6,810)          (1,723)         (2,560)
                                                                                 -------          -------         -------
 RETURNS ON INVESTMENTS AND SERVICING OF
   FINANCE
 Interest received..............................................                     555              760           1,263
 Interest paid..................................................                      (2)              (4)            (11)
 Interest element of finance lease rentals......................                      (5)              (6)             (6)
                                                                                 -------          -------         -------
 NET CASH INFLOW FROM RETURNS ON INVESTMENTS
   AND SERVICING OF FINANCE.....................................                     548              750           1,246
                                                                                 -------          -------         -------
 TAXATION
 Corporation tax paid...........................................                    (190)            (234)           (274)
                                                                                 -------          -------         -------
 TAX PAID.......................................................                    (190)            (234)           (274)
                                                                                 -------          -------         -------
 CAPITAL EXPENDITURE AND FINANCIAL
   INVESTMENT
 Payments to acquire tangible fixed assets......................                    (509)            (517)         (1,195)
 Payments to acquire intangible fixed assets....................                      --             (187)           (639)
 Receipts from sales of tangible fixed assets...................                      31               17              96
 Sale of investments by the Eyretel plc Employee
   Benefits Trust...............................................                      46              356           1,166
                                                                                 -------          -------         -------
 NET CASH OUTFLOW FROM CAPITAL EXPENDITURE AND
   FINANCIAL INVESTMENT.........................................                    (432)            (331)           (572)
                                                                                 -------          -------         -------
 NET CASH OUTFLOW BEFORE FINANCING AND
   MANAGEMENT OF LIQUID RESOURCES...............................                  (6,884)          (1,538)         (2,160)
                                                                                 -------          -------         -------
 MANAGEMENT OF LIQUID RESOURCES
 Decrease in short term deposits................................                   3,792            6,016           5,922
                                                                                 -------          -------         -------
 FINANCING
 Capital element of finance lease payments......................                     (19)             (57)           (103)
 Repayment of borrowings........................................                     (11)              --              (2)
                                                                                 -------          -------         -------
 NET CASH OUTFLOW FROM FINANCING................................                     (30)             (57)           (105)
                                                                                 -------          -------         -------
 (DECREASE)/INCREASE IN CASH....................................        7         (3,122)           4,421           3,657
                                                                                 =======          =======         =======

NOTES TO THE FINANCIAL STATEMENTS

1. SEGMENTAL ANALYSIS BY GEOGRAPHICAL AREA

Geographical analysis of turnover:

                                                UNAUDITED        UNAUDITED       AUDITED
                                                HALF YEAR        HALF YEAR      HALF YEAR
                                                  ENDED            ENDED          ENDED
                                              30 SEPTEMBER     30 SEPTEMBER     31 MARCH
                                                  2002             2001           2002
                                            ---------------  ---------------  ------------
                                               (POUND)'000      (POUND)'000    (POUND)'000
United Kingdom.........................            8,540            9,267         17,991
Europe, Middle East & Africa...........            2,322            2,054          4,040
Americas'..............................            6,019            6,106         16,595
Asia Pacific...........................            4,504            6,724         11,391
                                                --------         --------       --------
                                                  21,385           24,151         50,017
                                                ========         ========       ========


2.  EXCEPTIONAL ITEMS

                                                                            UNAUDITED         UNAUDITED       AUDITED
                                                                            HALF YEAR         HALF YEAR      HALF YEAR
                                                                              ENDED             ENDED          ENDED
                                                                          30 SEPTEMBER      30 SEPTEMBER     31 MARCH
                                                                              2002              2001           2002
                                                                        ---------------   ---------------  ------------
                                                                          (POUND)'000       (POUND)'000    (POUND)'000
Included in turnover are the following exceptional items:
Reversal of Asia Pacific revenue booked in prior year
  turnover*.........................................................           (500)             --             --
                                                                            -------             ---            ---
                                                                               (500)             --             --
                                                                            -------             ---            ---
Included in cost of sales are the following exceptional items:
Cost of sales write back associated with reversal of
  revenue*..........................................................            200              --             --
                                                                            -------             ---            ---
                                                                                200             --              --
Included in administrative expenses are the following
  exceptional items:
Reorganisation costs................................................           (185)             --             --
Bad debt provision..................................................         (1,000)             --             --
                                                                            -------             ---            ---
                                                                             (1,185)             --             --
                                                                            -------             ---            ---
TOTAL EXCEPTIONAL CHARGE (NET)......................................         (1,485)             --             --
                                                                            =======             ===            ===

----------

* Management identified that a sole salesperson had contravened the group's strict internal controls for recording revenue which resulted in the reversal of a small number of transactions previously recorded as revenue in the results to 31 March 2002.


A tax credit of (pound)291,000 arises in the half year ended 30 September 2002 on the above exceptional items (see note 3).

3. TAX (CHARGE)/CREDIT ON (LOSS)/PROFIT ON ORDINARY ACTIVITIES

A tax charge for the half year to 30 September 2002 arises in the Group on the profits of overseas subsidiaries, for which relief cannot be gained.

The tax credit for the half year to 30 September 2002 arises mainly due to the effect of a tax credit of (pound)291,000 attributable to exceptional items.

4.  (LOSS)/EARNINGS PER ORDINARY SHARE

                                                                         UNAUDITED          UNAUDITED          AUDITED
                                                                         HALF YEAR          HALF YEAR         HALF YEAR
                                                                           ENDED              ENDED             ENDED
                                                                       30 SEPTEMBER       30 SEPTEMBER        31 MARCH
                                                                           2002               2001              2002
                                                                     ----------------   ---------------   ---------------
                                                                       (POUND)'000        (POUND)'000       (POUND)'000
(Loss)/earnings per ordinary share is based on the
  group's (loss)/profit on ordinary activities
  after taxation of:.............................................             (5,435)                82               712
                                                                     ---------------    ---------------   ---------------
The weighted average number of shares used in the
  calculation is:
  Basic..........................................................        144,036,282        138,308,631       139,724,374
  Diluted........................................................        144,036,282        143,722,879       143,914,343
                                                                     ===============    ===============   ===============


A separate diluted (loss)/earnings per share is not presented for the half year ended 30 September 2002 in respect of outstanding share options since none of the options are dilutive.

The calculation of the average number of shares in issue during the year excluded shares held by the employee share trust that have not unconditionally vested in the employees.

5. RECONCILIATION OF MOVEMENTS IN SHAREHOLDERS' FUNDS

                                                      UNAUDITED        UNAUDITED        AUDITED
                                                      HALF YEAR        HALF YEAR       HALF YEAR
                                                        ENDED            ENDED           ENDED
                                                    30 SEPTEMBER     30 SEPTEMBER      31 MARCH
                                                        2002             2001            2002
                                                  ---------------  ---------------   ------------
                                                     (POUND)'000      (POUND)'000     (POUND)'000
Opening shareholders' funds..................           46,757           44,890          44,890
Retained (loss)/profit for the period........           (5,435)              82             712
Share options exercised or lapsed............               46              356           1,166
Currency translation differences.............           (1,362)            (317)            (11)
                                                      --------         --------        --------
CLOSING SHAREHOLDERS' FUNDS..................           40,006           45,011          46,757
                                                      ========         ========        ========


6. RECONCILIATION OF OPERATING LOSS TO OPERATING CASH FLOWS

                                                                          UNAUDITED         UNAUDITED       AUDITED
                                                                          HALF YEAR         HALF YEAR      HALF YEAR
                                                                            ENDED             ENDED          ENDED
                                                                        30 SEPTEMBER      30 SEPTEMBER     31 MARCH
                                                                            2002              2001           2002
                                                                      ---------------   ---------------  ------------
                                                                        (POUND)'000       (POUND)'000    (POUND)'000
OPERATING LOSS BEFORE EXCEPTIONAL ITEMS...........................         (4,689)             (604)          (598)
Non cash impact of exceptional items..............................         (1,300)               --             --
Depreciation charge...............................................            642               571          1,217
Amortisation charge...............................................            176                73            232
Profit on sale of tangible fixed assets...........................             (2)               (7)           (46)
(Increase)/decrease in stocks.....................................           (155)              195          1,159
Decrease/(increase) in debtors....................................            988               523         (5,657)
(Decrease)/increase in creditors..................................           (923)           (2,157)         1,143
Other non cash items (including foreign exchange
  differences)....................................................         (1,362)             (317)           (10)
                                                                          -------           -------        -------
NET CASH OUTFLOW FROM OPERATING ACTIVITIES BEFORE
  EXCEPTIONAL ITEMS...............................................         (6,625)           (1,723)        (2,560)
                                                                          =======           =======        =======

7. RECONCILIATION OF NET CASH FLOW TO MOVEMENT IN NET FUNDS

                                                            UNAUDITED        UNAUDITED        AUDITED
                                                            HALF YEAR        HALF YEAR       HALF YEAR
                                                              ENDED            ENDED           ENDED
                                                          30 SEPTEMBER     30 SEPTEMBER      31 MARCH
                                                              2002             2001            2002
                                                        ---------------  ---------------   -------------
                                                           (POUND)'000      (POUND)'000     (POUND)'000
(Decrease)/increase in cash in the period..........           (3,122)           4,421           3,657
Cash outflow from debt financing...................               30               57             105
Decrease in liquid resources.......................           (3,792)          (6,016)         (5,922)
                                                            --------         --------        --------
Movement in net funds..............................           (6,884)          (1,538)         (2,160)
Opening net funds..................................           29,960           32,130          32,120
                                                            --------         --------        --------
Closing net funds..................................           23,076           30,592          29,960
                                                            ========         ========        ========


8.  ACCOUNTING POLICIES

These interim accounts have been prepared on the basis of accounting policies as set out in the annual financial statements at 31 March 2002.

9.  STATUTORY INFORMATION

The financial information for the six month periods ended 30 September 2002 and 2001 has not been audited by the Group's auditors and does not constitute accounts within the meaning of section 240 of the Companies Act 1985.

The financial information for the year ended 31 March 2002 is abridged from the statutory accounts, which have been reported on by the Group's auditors, Deloitte and Touche, and have been filed with the Registrar of Companies. The report of the auditors thereon was unqualified and did not contain a statement under section 237(2) or (3) of the Companies Act 1985.

Copies of the Report and Accounts can be obtained from the Company's registered office at King's Court, Kingston Road, Leatherhead, Surrey, KT22 7SL.

                                   APPENDIX 4

                             ADDITIONAL INFORMATION

1.   RESPONSIBILITY

(a) The Directors of Witness Systems, whose names are set out in paragraph 2(a) below, accept responsibility for the information contained in this document, other than that relating to Eyretel, the Eyretel Group, the Directors of Eyretel and members of their immediate family and related trusts. Subject as aforesaid, to the best of the knowledge and belief of the Directors of Witness Systems (who have taken all reasonable care to ensure that such is the case), the information contained in this document is in accordance with the facts and does not omit anything likely to affect the import of such information.

(b) The Directors of Eyretel, whose names are set out in paragraph 2(b) below, accept responsibility for the information contained in this document relating to Eyretel, themselves and members of their immediate family and related trusts. To the best of the knowledge and belief of the Directors of Eyretel (who have taken all reasonable care to ensure that such is the case), the information contained in this document for which they accept responsibility is in accordance with the facts and does not omit anything likely to affect the import of such information.

2.   DIRECTORS OF WITNESS SYSTEMS AND EYRETEL

The names of the Directors of Witness Systems and Eyretel and the positions they hold are as set out in this paragraph 2.

(a) WITNESS SYSTEMS

         NAME                                 POSITION
----------------------     --------------------------------------------------
David B Gould.........     Chairman, Chief Executive Officer and President
Thomas J Crotty.......     Director
Joel Katz.............     Director
Dan Lautenbach........     Director
Peter Sinisgalli......     Director

The principal place of business of Witness Systems (and the business address of each of the members of the Witness Systems Board) is 300 Colonial Center Parkway, Roswell, GA 30076, United States.

(b) EYRETEL

            NAME                                   POSITION
---------------------------    ----------------------------------------------
Terry Osborne..............    Executive Chairman
Roger Keenan...............    Founder and Executive Deputy Chairman
Nicholas Discombe..........    Chief Executive Officer
Daryl Paton................    Finance Director
Dr Christopher Blair.......    Chief Technology Officer
Richard Measelle...........    Non-Executive Director
Sir Michael Bett...........    Non-Executive Director


The registered office and business address of Eyretel is King's Court, Kingston Road, Leatherhead, Surrey, KT22 7SL, United Kingdom.

3.  IRREVOCABLE UNDERTAKINGS

(a) The Directors of Eyretel, their immediate families and related trusts have given irrevocable undertakings(1) to accept or procure the acceptance of the Offer not later than seven days after this document is posted in respect of their entire beneficial shareholdings of Eyretel Shares as follows:

         SHAREHOLDER              NUMBER OF EYRETEL SHARES
---------------------------     --------------------------
Terry Osborne..............                   24,000(2)
Roger Keenan...............                  419,432(2)
Nicholas Discombe..........                1,720,000(2)
Daryl Paton................                  670,000(2)
Dr Christopher Blair.......                  136,000(3)
                                             628,000(2)
Richard Measelle...........                   41,600
Sir Michael Bett...........                  216,451

----------

Notes:

     1. Excluding those Eyretel Shares the subject of the irrevocable undertaking referred to in 3(b) below.

     2. Eyretel Shares in which the individual is interested by virtue of awards under the Eyretel PLC Award Plan made on 26 February 2003.

     3. Includes 65,000 Eyretel Shares owned beneficially in respect of which his wife, Mrs M. Blair, is the registered legal owner.

(b) An irrevocable undertaking to procure acceptance of the Offer not later than seven days after this document is posted has been given by Cormac Murnion and Simon Emblin as trustees of the Eyretel Limited Unapproved Pension Scheme (of which Roger Keenan, a Director of Eyretel, is a member) in respect of 20,781,600 Eyretel Shares which are legally owned by Vidacos Nominees Limited and beneficially owned by Mr Murnion and Mr Emblin.

(c) The irrevocable undertakings referred to in paragraphs (a) and (b) above will cease to be binding only if the Offer lapses or is withdrawn.

(d) An irrevocable undertaking to accept the Offer not later than seven days after this document is posted has been given by RBC Trustees (Guernsey) Limited in respect of 11,904,535 Eyretel Shares which it holds as trustee of the Eyretel Team Incentive Trust (other than such Eyretel Shares as may be transferred pursuant to awards under the Eyretel PLC Award Plan which awards will not exceed 3,461,432 Eyretel Shares in aggregate). This irrevocable undertaking will cease to be binding if the Offer lapses or is withdrawn or if a competing offer is announced with a value which is 10 per cent. or more above the value of the Offer.

4.   INTERESTS IN SHARES

(a)  For the purposes of paragraphs 4 and 5 of this Appendix 4:

          (i) "arrangement" includes indemnity or option arrangements, and any agreement or understanding, formal or informal, of whatever nature relating to relevant securities which may be an inducement to deal or refrain from dealing;

          (ii) "derivative" includes any financial product whose value, in whole or in part, is determined directly or indirectly by reference to the price of an underlying security but which does not include the possibility of delivery of such underlying securities;

          (iii) "disclosure period" means the period commencing on 21 February 2002 (being the date 12 months prior to the commencement of the Offer Period) and ending on 26 February 2003 (being the latest practicable date prior to the posting of this document);

          (iv) "relevant securities" means Eyretel Shares, Witness Systems Shares and securities convertible into, rights to subscribe for, options (including traded options) in respect of, and derivatives referenced to, any of the foregoing;

          (v) ownership or control of 20 per cent. or more of the equity share capital of a company is regarded as the test of associated company status and control means a holding, or aggregate holdings, of shares carrying 30 per cent. or more of the voting rights attributable to the share capital of a company which are currently exercisable at a general meeting, irrespective of whether the holding or aggregate holding gives de facto control; and

          (vi) references to a "bank" do not include a bank whose sole relationship with Eyretel or, as the case may be, Witness Systems or any of their respective subsidiaries, associated companies or companies of which such subsidiaries or associated companies are associated companies is the provision of normal commercial banking services.

(b) EYRETEL SHARES

     (i) As at the close of business on 26 February 2003 (being the latest practicable date prior to the posting of this document), the interests of the Directors of Eyretel, their immediate families, related trusts and (so far as the Directors of Eyretel are aware) connected persons (within the meaning of section 346 of the Companies Act), beneficial and non-beneficial, in the issued share capital of Eyretel which have been notified to Eyretel pursuant to section 324 or 328 of the Companies Act or which are otherwise required to be entered into the register maintained under the provisions of section 325 of the Companies Act, are as follows:

             NAME                    NUMBER OF EYRETEL SHARES
------------------------------     ----------------------------
Terry Osborne..................                  24,000(1)
Roger Keenan...................                 419,432(1)
Nicholas Discombe..............               1,720,000(1)
Daryl Paton....................                 670,000(1)
Dr Christopher Blair(1)........                 136,000(2)
                                                628,000(1)
Richard Measelle...............                  41,600
Sir Michael Bett...............                 216,451

----------

Notes:

     1. Eyretel Shares in which the individual is interested by virtue of awards made under the Eyretel PLC Award Plan on 26 February 2003.

     2. Including 65,000 Eyretel Shares owned beneficially in respect of which his wife, Mrs M. Blair, is the registered legal owner.

    (ii) As at the close of business on 26 February 2003 (being the latest practicable date prior to the posting of this document), the following options over Eyretel Shares have been granted to the Directors of Eyretel under the terms of the Eyretel Share Option Schemes and remain outstanding:

                                  NUMBER OF
                                   EYRETEL
                                   SHARES                                                     USUAL
                                    UNDER       EXERCISE            DATE                    EXERCISE
            NAME                   OPTION       PRICE (P)          GRANTED                   PERIOD
---------------------------     ------------   ----------- ---------------------  ------------------------
Terry Osborne..............          250,000      88.5     5 March 2001           5 March 2001 to 5
                                                                                  March 2011
Nicholas Discombe..........        1,275,000      32.9     31 March 1999          16 May 2000 to
                                                                                  31 March 2006
                                      78,204      32.9     24 June 1999           31 December 2000 to
                                                                                  24 June 2006
                                   1,909,077      32.9     27 January 2001        31 December 2000 to
                                                                                  27 January 2008
                                     935,170      92.5     5 February 2001        5 February 2002 to
                                                                                  5 February 2011
Daryl Paton................          306,562      72.5     22 January 2002        22 January 2003 to
                                                                                  22 January 2012
Dr Christopher Blair.......          674,000      32.9     31 March 1999          16 November 1999 to
                                                                                  31 March 2006
Richard Measelle...........           62,500      32.9     28 October 1999        4 January 2000 to
                                                                                  28 October 2006
                                      87,500      32.9     16 March 2000          3 January 2001 to
                                                                                  16 March 2007
Sir Michael Bett...........           38,349      32.9     31 March 1999          3 October 2000 to
                                                                                  31 March 2006


   (iii) At the close of business on 26 February 2003 (being the latest practicable date prior to the posting of this document), the following persons (other than the Directors of Eyretel) who have irrevocably committed themselves to accept the Offer own or control the following Eyretel
                    Shares:


                      NAME                            NUMBER OF EYRETEL SHARES
-----------------------------------------------      --------------------------
Cormac Murnion/Simon Emblin(1).................                20,781,600
RBC Trustees (Guernsey) Limited(2).............                11,904,535(3)

----------

Notes:

     1. Cormac Murnion and Simon Emblin, from whom Witness Systems has received an irrevocable undertaking, are the beneficial owners of 20,781,600 Eyretel Shares as trustees of the Eyretel Limited Unapproved Pension Scheme (of which Roger Keenan is a member). Vidacos Nominees Limited is the legal owner.

     2. RBC Trustees (Guernsey) Limited is the trustee of the Eyretel Team Incentive Trust.

     3. (Other than such Eyretel Shares which may be transferred pursuant to awards under the Eyretel PLC Award Plan which awards will not exceed 3,461,432 Eyretel Shares, in aggregate.)

     (iv) As at the close of business on 26 February 2003 (being the latest practicable date prior to the posting of this document), Witness Systems owned 41,729,329 Eyretel Shares.

5.  DEALINGS IN EYRETEL SHARES

(a) On 26 February 2003, awards of up to 3,461,432 Eyretel Shares in aggregate were granted by the Eyretel PLC Award Plan to certain Eyretel Directors, further details of which are set out in note 2 to paragraph 3(a) above.

(b) The following dealings for value in Eyretel Shares by Witness Systems have taken place during the disclosure period(1):

                                                      NATURE OF        NUMBER OF        PRICE
         NAME                       DATE             TRANSACTION    EYRETEL SHARES      (GBP)
----------------------     ----------------------  -------------- -----------------  -----------
Witness Systems.......        26 February 2003           Buy            100,000         0.2488
Witness Systems.......        26 February 2003           Buy         41,629,329           0.25


----------

Notes:

     1. These purchases of Eyretel Shares by Witness Systems have been aggregated. A full list of the purchases made will be put on display as described in paragraph 12 below.


(c) The following dealings for value in Eyretel Shares by companies under common ownership with Goldman Sachs, have taken place during the disclosure period:

                                                                    NATURE OF        NUMBER OF        PRICE
                 NAME                              DATE            TRANSACTION    EYRETEL SHARES      (GBP)
-------------------------------------     ---------------------  --------------- ----------------  ----------
Goldman Sachs International..........     02 April 2002          Buy                    4,592          0.656
Goldman Sachs International..........     09 April 2002          Sell                   4,592         0.6097
Goldman Sachs International..........     07 June 2002           Buy                   10,000           0.43
Goldman Sachs International..........     10 June 2002           Sell                   5,000          0.435
Goldman Sachs International..........     12 June 2002           Sell                   5,000          0.423
Goldman Sachs International..........     25 June 2002           Buy                   10,000        0.00379
Goldman Sachs International..........     26 June 2002           Sell                   4,500          0.423
Goldman Sachs International..........     27 June 2002           Sell                   5,500          0.406
Goldman Sachs International..........     22 August 2002         Buy                    6,905          0.165
Goldman Sachs International..........     10 October 2002        Sell                   6,905          0.095
Goldman Sachs International..........     11 October 2002        Buy                    6,905           0.09
Goldman Sachs International..........     28 October 2002        Sell                   6,905         0.0899



----------

Notes:

     1. The table above does not include any trades for GSAMI which is an Exempt Fund Manager, and GSAM (GS&Co) and Goldman Sachs Princeton L.L.C., which are Special Exempt Fund Managers.

(d) Save as disclosed above, neither Witness Systems nor any of its subsidiaries, nor any of the Witness Systems Directors nor any member of their immediate families nor, so far as the Witness Systems Directors are aware (having made due and careful enquiry), any connected persons, nor any person deemed to be acting in concert with Witness Systems, nor any person who has given an irrevocable undertaking to accept the Offer, owns or controls or has any arrangements in relation to or (in the case of the

     Witness Systems Directors, their immediate families and connected persons) is interested, directly or indirectly, in any Eyretel Shares and securities convertible into, or exchangeable for, rights to subscribe for, options in respect of and derivatives to, any of the foregoing, nor has any such person dealt for value therein during the disclosure period.

(e) Save as disclosed above, neither Eyretel nor any of its subsidiaries, nor any of the Eyretel Directors, nor any member of their immediate families nor, so far as the Eyretel Directors are aware (having made due and careful enquiry), any connected person, nor any person deemed to be acting in concert with Eyretel owns, controls or has any arrangements in relation to or (in the case of the Eyretel Directors, their immediate families and connected persons) is interested, directly or indirectly, in any relevant securities, nor has any such person dealt for value therein during the disclosure period.

(f) Save as disclosed above and so far as Eyretel is aware, no bank, stockbroker, financial or other professional adviser (other than an exempt market maker) to Eyretel or any subsidiary of Eyretel or any associated company of Eyretel, nor any person controlling, controlled by, or under the same control as such bank, stockbroker, financial or other professional adviser, nor any pension fund of Eyretel or any of its subsidiaries, nor any person whose investments are managed on a discretionary basis by fund managers (other than exempt fund managers) connected with Eyretel, owns, controls or is interested, directly or indirectly, in any relevant securities, nor has any such person dealt for value therein during the disclosure period.

6.   REDEMPTION OR PURCHASE

Eyretel has not redeemed or purchased any relevant securities of Eyretel during the disclosure period.

7.  MARKET QUOTATIONS

The following table shows the last reported London Stock Exchange mid-market quotations for Eyretel Shares as derived from the Daily Official List on the following dates:

(a) the first dealing day of each of the six months immediately prior to the date of this document;

(b) 20 February 2003, being the last dealing day prior to the commencement of the Offer Period; and

(c) 26 February 2003, being the latest dealing date prior to the posting of this document.

           DATE                EYRETEL SHARE PRICE (P)
 ------------------------     ------------------------
 2 September 2002........                14.0
 1 October 2002..........                 9.9
 1 November 2002.........                 9.5
 2 December 2002.........                12.0
 2 January 2003..........                10.0
 3 February 2003.........                10.8
 20 February 2003........                10.0
 27 February 2003........                24.5


8.  MATERIAL CONTRACTS

8.1 MATERIAL CONTRACTS ENTERED INTO BY EYRETEL

The following contract has been entered into by Eyretel or its subsidiaries, otherwise than in the ordinary course of business, since 21 February 2001 (being the date two years prior to the commencement of the Offer Period) and is or may be material:

On 30 May 2001 Eyretel entered into a Source Code License and Sub-license Agreement (the "Agreement") with CenterForce Technologies, Inc. ("CenterForce"). Under the Agreement, CenterForce appointed Eyretel as a sub-licensor of software programs and related documentation and gave Eyretel the option to require CentreForce to grant it a perpetual, non-transferable source code license together with a license to use certain software programs in connection with the development of a new application. The license fee for the source code and price for the development of the new application was US$900,000, of which US$200,000 was payable upon execution of the Agreement and the balance payable, as stipulated, in a payment schedule attached to the Agreement. Eyretel agreed to pay CenterForce certain royalty fees for user licenses for the new application until the fourth anniversary of the date of acceptance testing (as described in the Agreement) provided that the maximum liability of Eyretel to make such payments would not exceed US$750,000 in aggregate. As a separate and ongoing obligation, Eyretel is also obliged to pay CenterForce a fee of an amount equal to US$500 per installation for certain integration features. The Agreement will remain in force unless terminated by one party upon material breach by, or the occurrence of an insolvency-related event in respect of, the other.

8.2 MATERIAL CONTRACTS ENTERED INTO BY WITNESS SYSTEMS

The following contracts have been entered into by Witness Systems, otherwise than in the ordinary course of business, since 21 February 2001 (being the date two years prior to the commencement of the Offer Period) and are or may be material:

(a) a US$7.5 million revolving line of credit entered into on 3 April 2002 with Silicon Valley Bank and amended in November 2002 to increase it to US$15.0 million and extend its maturity date to November 2003. At Witness Systems' discretion, borrowings thereunder are limited to 85 per cent. of eligible accounts receivable (as defined therein) and bear interest either at the bank's prime rate or LIBOR plus 300 basis points. The line of credit is secured by all of Witness Systems' assets and requires compliance with various covenants, including liquidity ratios and tangible net worth requirements;

(b) a promissory note dated 15 March 2002 under which Dave Gould has undertaken to pay Witness Systems the principal amount of US$1,478,832. The note, which is a full recourse obligation, is due on 1 February 2005, bears interest at the rate of 3.25 per cent. per annum in excess of the federal-funds target rate, requires maintenance of certain minimum collateral coverage and annual principal and interest payments and is secured by shares of Witness Systems' common stock which had a value on the date of pledge equal to US$3,697,080. However, if Dave Gould ceases to be a full time employee of Witness Systems, the amount will be repayable within 90 days of termination of his employment; and

(c) agreements to indemnify its executive officers and directors in addition to indemnification provided for in its amended and restated Certificate of Incorporation. These agreements, among other things, require Witness Systems to indemnify these individuals against liabilities that arise by reason of their status or services as officers and directors, other than liabilities arising from wilful misconduct of a culpable nature, and to advance expenses incurred as a result of any proceedings against them for which they may be indemnified.



9.  DIRECTORS' SERVICE CONTRACTS

9.1 The following are details of the service contracts of the executive directors of Eyretel:

(a)  Nick Discombe

     Nick Discombe's service agreement with Eyretel is terminable by either party on 12 months' written notice. If, within three months of any third party acquiring more than 75 per cent. of the voting rights of Eyretel, Nick Discombe's status in Eyretel is materially reduced, he may give Eyretel one month's written notice of termination and in such circumstances would be entitled to a termination payment of, currently, (pound)430,000. Nick Discombe has agreed to waive the cash payment due to him under the change of control provision in his service agreement, conditional, inter alia, upon Witness Systems acquiring more than 75 per cent. of the voting rights of Eyretel and the Offer becoming unconditional in all respects. Nick Discombe will, subject to satisfaction of these conditions, receive 1,720,000 Eyretel Shares under the Eyretel PLC Award Plan, or, if less, the number of Eyretel Shares whose market value by reference to the Offer price is equal to the amount of the cash payment to which he would otherwise have been entitled under his service agreement but for his waiver. Nick Discombe's basic salary (which is reviewed annually by the remuneration committee on 1 April) is currently (pound)210,000 per annum. Nick Discombe is also entitled to receive other benefits, including a performance-related bonus related to the Eyretel Group meeting its financial budget targets in each year (which in respect of the financial year ended 31 March 2002 amounted to (pound)220,000), health and car benefits, permanent health insurance, life insurance cover and payment of money purchase pension contributions.

(b)  Roger Keenan

     Roger Keenan's service agreement with Eyretel is terminable by either party on 12 months' written notice. If, within three months of any third party acquiring more than 75 per cent. of the voting rights of Eyretel, Roger Keenan's status in Eyretel is materially reduced, he may give Eyretel one month's written notice of termination and in such circumstances would be entitled to a termination payment of, currently, (pound)104,858. Roger Keenan has agreed to waive the cash payment due to him under the change of control provision in his service agreement, conditional, inter alia, upon a third party acquiring more than 75 per cent. of the voting rights of Eyretel and the Offer becoming unconditional in all respects. Roger Keenan will, subject to satisfaction to these conditions, receive 419,432 Eyretel Shares under the Eyretel PLC Award Plan, or, if less, the number of Eyretel Shares whose market value by reference to the Offer price is equal to the amount of the cash payment to which he would otherwise have been entitled under his service agreement but for his waiver. Roger Keenan's basic salary (which is reviewed annually by the remuneration committee on 1 April) is currently (pound)104,858 per annum. Roger Keenan's salary was reduced by 50 per cent. from 1 October 2002 from (pound)209,715 per annum to (pound)104,858 per annum. Roger Keenan is also entitled to receive other benefits, including health and car benefits, permanent health insurance, life insurance cover and payment of money purchase pension contributions.

(c)  Daryl Paton

     Daryl Paton's service agreement with Eyretel is terminable by either party on 12 months' written notice. If, within three months of any third party acquiring more than 75 per cent. of the voting rights of Eyretel, Daryl Paton's status in Eyretel is materially reduced, he may give Eyretel one month's written notice of termination and in such circumstances would be entitled to a termination payment of, currently, (pound)167,500. Daryl Paton has agreed to waive the cash payment due to him under the change of control provision in his service agreement, conditional, inter alia, upon a third party acquiring more than 75 per cent. of the voting rights of Eyretel and the Offer becoming unconditional in all respects. Daryl Paton will, subject to satisfaction of these conditions, receive 670,000 Eyretel Shares under the Eyretel PLC Award Plan, or, if less, the number of Eyretel Shares whose market value by reference to the Offer price is equal to the amount of the cash payment to which he would otherwise have been entitled under his service agreement but for his waiver. Daryl Paton's basic salary (which is reviewed annually by the remuneration committee on 1 April) is currently (pound)137,500 per annum. Daryl Paton is also entitled to receive other benefits, including a performance related bonus related to the Eyretel Group's financial performance and objectives related to his area of responsibility within the Eyretel Group (which in respect of the financial year ended 31 March 2002 amounted to (pound)25,000), health and car benefits, permanent health insurance, life insurance cover and payment of money purchase pension contributions.

(d)  Dr Christopher Blair

     Dr Blair's service agreement with Eyretel is terminable by either party on 12 months' written notice. If, within three months of any third party acquiring more than 75 per cent. of the voting rights of Eyretel, Dr Blair's status in Eyretel is materially reduced, he may give Eyretel one month's written notice of termination and in such circumstances would be entitled to a termination payment of, currently, (pound)157,000. Dr Blair has agreed to waive the cash payment due to him under the change of control provision in his service agreement, conditional, inter alia, upon a third party acquiring more than 75 per cent. of the voting rights of Eyretel and the Offer becoming unconditional in all respects. Dr Blair will, subject to satisfaction of these conditions, receive 628,000 Eyretel Shares under the Eyretel PLC Award Plan, or, if less, the number of Eyretel Shares whose market value by reference to the Offer price is equal to the amount of the cash payment to which he would otherwise have been entitled under his service agreement but for his waiver. Dr Blair's basic salary (which is reviewed annually by the remuneration committee on 1 April) is currently (pound)137,000 per annum. Dr Blair is also entitled to other benefits, including a performance related bonus related to the Eyretel Group's financial performance and objectives related to his area of responsibility within the Eyretel Group (which in respect of the financial year ended 31 March 2002 amounted to (pound)20,000), the use of a company car (the fuel costs of which are paid by Eyretel), permanent health insurance, life insurance cover and payment of money purchase pension contributions.

(e)  Terry Osborne

     Terry Osborne's service agreement with Eyretel is terminable by either party on six months' written notice. If, within three months of any third party acquiring more than 75 per cent. of the voting rights of Eyretel, Terry Osborne's status in Eyretel is materially reduced, he may give

     Eyretel one month's written notice of termination and in such circumstances would be entitled to a termination payment of, currently, (pound)6,000. Terry Osborne has agreed to waive the cash payment due to him under the change of control provision in his service agreement, conditional, inter alia, upon a third party acquiring more than 75 per cent of the voting rights of Eyretel and the Offer becoming unconditional in all respects. Terry Osborne will, subject to satisfaction of these conditions, receive 24,000 Eyretel Shares, or, if less, the number of Eyretel Shares whose market value by reference to the Offer price is equal to the amount of the cash payment to which he would otherwise have been entitled under his service agreement but for his waiver. Terry Osborne's basic salary (which is reviewed annually by the remuneration committee on 1 April) is currently (pound)12,000 per annum. Terry Osborne is also entitled to a performance related bonus related to the Eyretel Group's financial performance.

(f) On 3 September 1999, Richard Measelle entered into an agreement with Eyretel to provide consultancy services under which he is engaged to attend, and advise at, the regular meetings of Eyretel's US Advisory Board. He is paid a consultancy fee of US$1,000 per day. In addition, under the agreement he was granted an option over 62,500 Eyretel Shares at an exercise price of 32.9p per share, under the rules of the 1998 Eyretel Unapproved Share Option Scheme, which options vested on 24 August 1999. Either party may terminate the agreement on six months' written notice and any option not exercised on the date of termination will be cancelled.

(g) On 13 September 1999, Terry Osborne entered into an agreement with Eyretel to provide consultancy services, under which he is engaged to attend, and advise at, the regular meetings of Eyretel's US Advisory Board. He is paid a consultancy fee of US$1,000 per day. In addition, under the agreement he was granted an option over 62,500 Eyretel Shares at an exercise price of 32.9p per share, under the rules of the 1998 Eyretel Unapproved Share Option Scheme, which options vested on 1 September 1999. Either party may terminate the agreement on six months' written notice and any option not exercised on the date of termination will be cancelled.

(h) Save as disclosed in this paragraph 9, there are no service contracts between any director of Eyretel and Eyretel or any of its subsidiaries having more than 12 months to run and no such contract has been entered into or amended within six months of the date of this document.

9.2 Witness Systems has written to each of Sir Michael Bett and Richard Measelle to inform them that, if the Offer becomes or is declared unconditional in all respects, it will give six-months' notice of termination as a result of which each of them will receive a payment of (pound)6,000 in lieu of six months of their annual fee under their respective letters of appointment.

9.3 Witness Systems has entered into Heads of Terms with Nick Discombe, Daryl Paton and Dr Christopher Blair as follows:

(a) Nick Discombe

     Mr Discombe has agreed heads of terms, conditional on Witness Systems acquiring more than 75 per cent. of the voting rights of Eyretel and the Offer being declared or becoming wholly unconditional.

     Under the heads of terms, Mr Discombe has agreed to become Chief Operating Officer of Witness Systems with responsibility for sales, marketing, operations and engineering. In recognition of Mr Discombe's commitment to work for Witness Systems and his importance to the smooth integration of Witness Systems and Eyretel, Witness Systems will pay him a retention bonus of (pound)1,000,000, (pound)400,000 of which would be payable on the first anniversary of Witness Systems acquiring more than 75 per cent. of the voting rights in Eyretel and the Offer becoming or being declared wholly unconditional and (pound)600,000 of which would be payable on the second anniversary of that date. Any part of the retention bonus which has not been paid will become immediately payable in full on the date on which: (a) a change of control (as defined in the heads of terms) of Witness Systems takes place; (b) Mr Discombe is dismissed from his position as Chief Operating Officer of Witness Systems other than for gross misconduct; (c) Mr Discombe resigns from Witness Systems due to any reduction in his base salary, a material reduction in his job function, duties or responsibilities, a change in his reporting relationship such that he is required to report to someone other than the most senior executive officer of Witness Systems or any material breach by Witness Systems of any of the terms of his service agreement with Witness Systems; or (d) his employment terminates as a result of his death or incapacity.

     Mr Discombe's salary will be (pound)210,000 per annum, which will be reviewed in January 2004, consistent with the next review date for other Witness Systems' executives. Mr Discombe will continue to be entitled to his current car allowance, membership of the Eyretel permanent health plan, private health insurance for himself, his wife and his dependant children, life insurance equal to four times base salary and any other benefits made available to other senior executive officers of Witness Systems. Mr Discombe will be entitled to an annual bonus, the objectives of which will be recommended by the Chief Executive Officer of Witness Systems, agreed by the Compensation Committee of the Board of Witness Systems and communicated to Mr Discombe at the beginning of each calendar quarter. Mr Discombe's annual on target performance bonus entitlement will be (pound)110,000 for financial year 2003. In addition, options over up to 2 per cent. of the outstanding shares of Witness Systems will be granted to Mr Discombe, 25 per cent. of which will vest after one year and the remainder to vest in equal monthly instalments over the subsequent three years.

     If Mr Discombe's employment is terminated by Witness Systems other than for gross misconduct or if Mr Discombe terminates his employment due to any reduction in his base salary, a material reduction in his job function, duties or responsibilities, a change in his reporting relationship such that he is required to report to someone other than the most senior executive officer of Witness Systems or any material breach by Witness Systems of any of the terms of his service agreement with Witness Systems, Mr Discombe will be entitled to a payment equal to 12 months of his then current basic salary, payable in instalments (such instalments to cease if Mr Discombe finds reasonably comparable employment with similar salary and bonus arrangements).

     Following the Offer being declared or becoming wholly unconditional, Mr Discombe is required to enter into a service agreement with Witness Systems confirming his agreement to the heads of terms.

(b)  Daryl Paton

     Mr Paton has agreed heads of terms, under which, conditional on Witness Systems acquiring more than 75 per cent. of the voting rights of Eyretel and the Offer being declared or becoming wholly unconditional, he will accept fixed term employment or, at his option, a fixed term consultancy with Eyretel, as Transition Consultant, for three months. The fixed term will expire at the end of the three-month period without either party being required to serve notice. However, if Eyretel requires Mr Paton's services beyond the expiry of the fixed term, Eyretel will notify Mr Paton one week before the expiry of the fixed term in which case the employment or consultancy will continue for up to three further months, terminable by Eyretel at any time during the further three months, on one month's notice.

     Mr Paton's salary will be fixed at (pound)137,000 per annum. The benefits provided to Mr Paton under his existing service agreement will continue during the employment, but will not continue if Mr Paton elects to provide his services on a consultancy basis. If Mr Paton elects to provide his services as a consultant, the fee payable to him will be the amount of his salary plus an amount representing the cost to Eyretel of providing Mr Paton's contractual benefits under his existing service agreement. Mr Paton will also be eligible to be considered for a bonus payment linked to completion of US GAAP audit.

     Following the Offer being declared or becoming wholly unconditional, Mr Paton will be required to enter into a fixed term employment contract/consultancy agreement confirming his agreement to the heads of terms.

(c)  Dr Christopher Blair

     Dr Blair has agreed heads of terms, under which, conditional on Witness Systems acquiring more than 75 per cent. of the voting rights of Eyretel and the Offer being declared or becoming wholly unconditional, he will accept employment or, at his option, a consultancy with Eyretel, as Interim Consultant, for a fixed term of three months. The fixed term will expire at the end of the three-month period without either party being required to serve notice. Dr Blair's salary will be fixed at (pound)137,000 per annum. The benefits provided to Dr Blair under his existing service agreement will continue during the fixed term, but will not continue if Dr Blair elects to provide his services on a consultancy basis. If Dr Blair elects to provide his services as a consultant, the fee payable to him will be the amount of his salary plus an amount representing the cost to Eyretel of providing Dr Blair's contractual benefits under his existing service agreement. Dr Blair will be eligible to be considered for a bonus payment and will also be entitled to the cost of two economy return flights between the USA and the UK per month to reflect the fact that his duties will largely be performed in the USA.

     Following the Offer being declared or becoming wholly unconditional, Dr Blair will be required to enter into a fixed term employment contract/consultancy agreement confirming his agreement to the heads of terms.

10. BASES OF CALCULATIONS AND SOURCES OF INFORMATION

    In this document, unless otherwise stated, or the context otherwise requires, the following bases and sources have been used:

(a) The value of the whole of the fully diluted ordinary share capital of Eyretel is based upon the 149,619,029 Eyretel Shares in issue on 26 February 2003.

(b) For the purposes of the financial comparisons contained in this announcement, no account has been taken of any liability to taxation or the treatment of fractions under the Offer.

(c) Unless otherwise stated, the financial information on Witness Systems is extracted from Witness Systems' Form 10-K for the year ended 31 December 2001, from the announcement of Witness Systems' full year results for the twelve months ended 31 December 2001 and from Witness Systems' internal records.

(d) Unless otherwise stated, the financial information on Eyretel is extracted from Eyretel's annual report and accounts for the year ended 31 March 2002, from the announcement of Eyretel's interim results for the six months ended 30 September 2002, and from Eyretel's internal records.

(e) The Datamonitor information is sourced from the following reports: (i) Workforce Optimisation Technology Markets to 2007, published by Datamonitor plc in July 2002, and (ii) Recording Industry Quarterly, published by Datamonitor plc in February 2003.

11. GENERAL

(a) Goldman Sachs International is satisfied that the necessary financial resources are available to Witness Systems to enable it to implement the Offer in full.

(b) Witness Systems does not intend that the payment of interest on, the payment of, or the security for any liability (contingent or otherwise) of Witness Systems will depend to any significant extent on the business of Eyretel. However, following the Offer becoming or being declared unconditional in all respects, Witness Systems intends to take steps (including those referred to in paragraph 13 of the letter from Goldman Sachs) to enable cash balances of the Eyretel Group to be made available for the purposes of the enlarged Group.

(c) Save as disclosed in this document, no agreement, arrangement or understanding (including any compensation arrangement) exists between Witness Systems or any person acting in concert with it for the purpose of the Offer and any of the Directors, recent directors, shareholders or recent shareholders of Eyretel having any connection with or dependence upon, or which is conditional upon the outcome of, the Offer.

(d) Save as disclosed in this document, so far as the Directors of Witness Systems are aware, no proposal exists in connection with the Offer that any payment or other benefit be made or given to any Director of Eyretel as compensation for loss of office or as consideration for or in connection with his retirement from office.

(e) There is no agreement, arrangement or understanding whereby the beneficial ownership of any of the Eyretel Shares to be acquired by Witness Systems pursuant to the Offer will be transferred to any other person, save that Witness Systems reserves the right to transfer any such shares to any member of the Witness Systems Group.

(f) Goldman Sachs International has given and not withdrawn its written consent to the issue of this document with the inclusion of its name in the form and context in which it appears.

(g) UBS Warburg has given and not withdrawn its written consent to the issue of this document with the inclusion of its name in the form and context in which it appears.

(h) Save as disclosed in this document, the Directors of Witness Systems do not know of any material change in the financial or trading position of Witness Systems since 31 December 2001, being the date to which Witness Systems' last published audited accounts were prepared.

(i) Save as disclosed in the interim results to 30 September 2002 in Part B of Appendix 3 of this document and in the current trading and prospects section of the letter of recommendation from the Chairman of Eyretel, the Directors of Eyretel do not know of any material changes in the financial or trading position of Eyretel since 31 March 2002, being the date to which Eyretel's last published audited accounts were prepared.


12. DOCUMENTS AVAILABLE FOR INSPECTION

Copies of the following documents will be available for inspection during normal business hours on any weekday (Saturdays and public holidays excepted) at the offices of Freshfields Bruckhaus Deringer of 65 Fleet Street, London EC4Y 1HS, while the Offer remains open for acceptance:

(a) the memorandum and articles of association of Eyretel;

(b) the certificate of incorporation and by-laws of Witness Systems;

(c) the audited consolidated accounts of Witness Systems for the financial periods ended on 31 December 2001 and 31 December 2002;

(d) the audited consolidated accounts of Eyretel for the financial periods ended on 31 March 2001 and 31 March 2002;

(e) all service contracts of directors of Eyretel referred to in paragraph 9.1(a) to (e) (inclusive) above;

(f) the material contracts referred to in paragraph 8 above;

(g) the written consents referred to in paragraph 11 above;

(h) the unaggregated list of purchases of Eyretel Shares by Witness Systems on 26 February 2003;

(i) the irrevocable undertakings referred to in paragraph 3 above;

(j) the agreement referred to in paragraph 12 of the letter from Goldman Sachs; and

(k) this document and the Form of Acceptance.


28  February 2003

                                   APPENDIX 5

                                   DEFINITIONS

The following definitions apply throughout this document and the accompanying Form of Acceptance unless the context otherwise requires:


"acceptance condition"                  means the condition as to acceptances as
                                        set out in paragraph 1(a) of Part A of
                                        Appendix 1 of this document


"Acquisition"                           means the proposed acquisition of
                                        Eyretel pursuant to the Offer


"Act" or "Companies Act"                means the Companies Act 1985, as amended


"Australia"                             means the Commonwealth of Australia, its
                                        states, territories and possessions


"Board" means as the context requires, the board of directors of Witness Systems or the board of directors of Eyretel and the terms "Witness Systems Board" and "Eyretel Board" shall be construed accordingly


"business day"                          means a day (other than a Saturday or
                                        Sunday) on which banks are open for
                                        normal business in London


"Canada" means Canada, its provinces and territories and all areas under its jurisdiction and political sub-divisions thereof


"Capita IRG"                            means Capita IRG Plc


"certificated" or "in
certificated form"                      means a share or other security which is
                                        not in uncertificated form (that is not
                                        in CREST)


"Code" or "the City Code"               means The City Code on Takeovers and
                                        Mergers


"CREST" means the relevant system (as defined in the Regulations) in respect of which CRESTCo is the Operator (as defined in the Regulations)


"CRESTCo"                               means CRESTCo Limited


"CREST Manual"                          means the manual issued by CRESTCo from
                                        time to time


"CREST member"                          means a person who has been admitted by
                                        CRESTCo as a system-member (as defined
                                        in the Regulations)


"CREST participant"                     means a person who is, in relation to
                                        CREST, a system-participant (as defined
                                        in the Regulations)


"CREST sponsor"                         means a CREST participant admitted to
                                        CREST as a CREST sponsor


"CREST sponsored member"                means a CREST member admitted to CREST
                                        as a sponsored member


"Daily Official List"                   means the Daily Official List maintained
                                        by the London Stock Exchange


"enlarged Group"                        means the Witness Systems Group as it
                                        will be enlarged by the acquisition of
                                        Eyretel


"Escrow Agent"                          means Capita IRG (in its capacity as an
                                        Escrow Agent, as described in the CREST
                                        Manual)


"Eyretel" or the "Company"              means Eyretel PLC, registered number
                                        02563800


"Eyretel Directors" or the
"Directors of Eyretel"                  means the directors of Eyretel


"Eyretel Group"                         means Eyretel and its subsidiary
                                        undertakings


"Eyretel Shares"                        means the existing unconditionally
                                        allotted or issued and fully paid
                                        ordinary shares of 0.05p each in the
                                        capital of Eyretel, and any further
                                        ordinary shares of 0.05p each which are
                                        unconditionally allotted or issued and
                                        fully paid before the Offer closes or
                                        before such earlier date as the
                                        directors of Witness Systems (subject to the City Code) may determine not, unless the Panel so permits, being earlier than the date on which the Offer becomes or is declared unconditional as to acceptances


"Eyretel Shareholders"                  means holders of Eyretel Shares


"Eyretel Share Option
Schemes" means the Eyretel Unapproved Share Option Plan, the Key US Executive Stock Option Plan, the Eyretel Trustees Share Option Plan, the Eyretel 1998 Unapproved Employee Share Option Scheme, the Eyretel Company Share Option Plan and the Eyretel PLC Award Plan


"Form" or "Form of
Acceptance"                             means the form of acceptance and
                                        authority relating to the Offer
                                        accompanying this document


"Goldman Sachs"                         means Goldman Sachs International


"Japan"                                 means Japan, its cities, prefectures,
                                        territories and possessions


"Listing Rules"                         means the Listing Rules of the UK
                                        Listing Authority


"London Stock Exchange"                 means London Stock Exchange plc


"member account ID"                     means the identification code or number
                                        attached to any member account in CREST


"Offer" means the offer made by Goldman Sachs on behalf of Witness Systems and, in the United States, the offer made by Witness Systems to acquire the Eyretel Shares on the terms and subject to the conditions as set out in this document including, where the context so requires, any subsequent revision, variation, extension, or renewal of such offer


"Offer Period"                          means the period commencing on and
                                        including 21 February 2003 and ending on the date which is the latest of (i) 3.00 p.m. (London time) on 21 March 2003; and
                                        (ii) the date on which the Offer becomes wholly unconditional, (or if earlier, the date on which the Offer lapses)


"Panel"                                 means the Panel on Takeovers and Mergers


"participant ID"                        means the identification code or
                                        membership number used in CREST to
                                        identify a particular CREST member or
                                        other CREST participant


"Regulations"                           means the Uncertificated Securities
                                        Regulations 2001 (SI 2001 No. 3755)


"Regulatory Information
Service"                                means any of the services set out in
                                        schedule 12 to the Listing Rules


"TFE instruction"                       means a transfer from escrow instruction
                                        as defined by the CREST Manual issued by CRESTCo


"TTE Instruction"                       means a transfer to escrow instruction
                                        as defined by the CREST Manual issued by CRESTCo


"UBS Warburg"                           means UBS Limited, a subsidiary of UBS
                                        AG


"UK Listing Authority"                  means the Financial Services Authority
                                        acting in its capacity as the competent
                                        authority for the purposes of Part VI of
                                        the Financial Services and Markets Act
                                        2000


"United Kingdom" or "UK"                means the United Kingdom of Great
                                        Britain and Northern Ireland


"uncertificated" or "in
uncertificated form"                    means an Eyretel Share which is
                                        for the time being recorded on the
                                        relevant register as being held in
                                        uncertificated form in CREST, and title
                                        to which, by virtue of the Regulations,
                                        may be transferred by means of CREST

"United States" or "US"                 means the United States of America, its
                                        territories and possessions, any state
                                        of the United States of America and the
                                        District of Columbia


"Substantial Interest"                  means a direct or indirect interest in
                                        20 per cent. or more of the voting
                                        equity capital of an undertaking


"Wider Eyretel Group"                   means Eyretel and the subsidiaries and
                                        subsidiary undertakings of Eyretel and
                                        associated undertakings (including any
                                        joint venture, partnership, firm or
                                        company in which any member of the
                                        Eyretel Group is interested or any
                                        undertaking in which Eyretel and such
                                        undertakings (aggregating their
                                        interests) have a Substantial Interest


"Wider Witness Systems
Group" means Witness Systems and the subsidiaries and subsidiary undertakings of Witness Systems and associated undertakings (including any joint venture, partnership, firm or company in which any member of the Witness Systems Group is interested or any undertaking in which Witness Systems and such undertakings (aggregating their interests) have a Substantial Interest


"Witness Systems"                       means Witness Systems, Inc.


"Witness Systems Group"                 means Witness Systems and its subsidiary
                                        undertakings


"Witness Systems Shares"                means the common stock of Witness
                                        Systems with a par value of US$0.01 per
                                        share, together with the associated
                                        preferred share rights.



For the purposes of this document, "subsidiary", "subsidiary undertaking", "undertaking" and "associated undertaking" have the respective meanings given by the Companies Act (but for this purpose ignoring paragraph 20(1)(b) of Schedule 4A of the Companies Act).